EXHIBIT (c)(ix)

Government of Queensland’s Consolidated Financial Statements for the fiscal year ended June 30, 2015.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any further global financial crisis, any subsequent economic downturn, the ongoing economic, banking and sovereign debt crisis in Europe and any stalling of the protracted United States recovery;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

2014–15 Report on State Finances of the Queensland Government – 30 June 2015
Incorporating the Outcomes Report and the AASB 1049 Financial Statements

Contents

Page

Message from the Treasurer	3

Outcomes Report - Uniform Presentation Framework

Overview and Analysis	4-01

Operating Statement by Sector	4-07

Balance Sheet by Sector	4-08

Cash Flow Statement by Sector	4-09

General Government Sector Taxes	4-10

General Government Sector Dividend and Income Tax Equivalent Income	4-10

General Government Sector Grant Revenue	4-11

General Government Sector Grant Expenses	4-11

General Government Sector Expenses by Function	4-12

General Government Sector Purchases of Non-financial Assets by Function	4-13

Loan Council Allocation	4-13

Certification of Outcomes Report	4-14

AASB 1049 Financial Statements

Overview and Analysis	5-01

Audited Financial Statements

Operating Statement	6-01

Balance Sheet	6-03

Statement of Changes in Net Assets (Equity)	6-04

Cash Flow Statement	6-06

Notes to the Financial Statements	6-07

Certification of Queensland State Government Financial Statements	6-99

Independent Auditor’s Report to the Treasurer of Queensland	6-100

Report on State Finances 2014–15 – Government of Queensland	1

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2	Report on State Finances 2014–15 – Government of Queensland

Message from the Treasurer

This Report on State Finances incorporates Queensland’s Outcomes Report and AASB1049 Financial Statements for the General Government Sector (GGS) and Whole of Government (Total State Sector), providing a comprehensive analysis of Government’s finances for the 2014-15 financial year.

The Outcomes Report

The Outcomes Report contains financial statements that are prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting . The primary objective of the UPF is to provide uniform and comparable reporting of Commonwealth, State and Territory Governments’ financial information.

Queensland’s annual Budget was prepared in accordance with the UPF. The Outcomes Report compares achieved financial results with revised forecasts contained in the 2015-16 Budget papers.

The UPF presentation is primarily structured on a sectoral basis with a focus on the General Government and Public Non-financial Corporations sectors.

The AASB 1049 Financial Statements

The AASB 1049 Financial Statements outline the operations of the Queensland Government on an accrual basis in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting and other applicable standards. The statements present the Operating Statement, Balance Sheet and Cash Flows of the Queensland Total State Sector on a consolidated basis and the GGS on a partially consolidated basis.

AASB 1049 Whole of Government and General Government Sector Financial Reporting was released in October 2007. The standard aims to harmonise the Government Finance Statistics (GFS) and Accounting Standard frameworks. The GFS reporting framework, developed by the Australian Bureau of Statistics (ABS), is based on international statistical standards and allows comprehensive assessments to be made of the economic impact of government. A full set of financial statements is required for both the GGS and Total State Sector. Comparison is with the prior year, though the GGS financial statements also require analysis of variances between original published budget and actuals.

Financial statements for the General Government, Public Non-financial Corporations and Public Financial Corporations sectors are disclosed in the disaggregated information note to the financial statements (Note 2).

A full list of consolidated entities is disclosed in Note 52 of the financial statements.

Where applicable, comparatives have been restated to agree with changes in presentation in the financial statements for the current reporting period and to correct timing differences and/or errors from prior periods.

Related Publications

This report complements other key publications relating to the financial performance of the Queensland Public Sector including:

•	the annual Budget papers;

•	Budget updates including the Mid Year Fiscal and Economic Review;

•	the Treasurer’s Consolidated Fund Financial Report; and

•	the annual reports of the various departments, statutory bodies, Government-owned corporations and other entities that comprise the Queensland Government.

I note the assurances of Treasury officials that both the Outcomes Report and the audited financial statements are presented on a true and fair basis and that the independent auditor’s report is unqualified.

In endorsing this report, I place on record my appreciation of the professionalism and co-operation extended to Queensland Treasury by agency personnel and of the Treasury staff involved in its preparation.

Curtis Pitt MP

TREASURER

MINISTER FOR EMPLOYMENT AND INDUSTRIAL RELATIONS

MINISTER FOR ABORIGINAL AND TORRES STRAIT ISLANDER PARTNERSHIPS

Report on State Finances 2014–15 – Government of Queensland	3

2014-15 Outcomes Report
Uniform Presentation Framework of the Queensland Government – 30 June 2015

Outcomes Report - Overview and Analysis

Overview

The General Government UPF net operating balance for 2014-15 was a surplus of $542 million. This is lower than the 2015-16 Budget estimated actual surplus of $962 million, but higher than the original 2014-15 Budget estimate of a $188 million surplus and the 2014-15 Mid Year Fiscal and Economic Review (MYFER) estimate of a $64 million deficit.

The 2014-15 result is the largest operating surplus since 2006-07.

Chart 4.1: General Government Sector net operating balance 2004-05 to 2014-15

Source: Queensland Report on State Finances AASB 1049 Statements 2004-05 to 2014-15

GGS gross borrowings at 30 June 2015 were $43.105 billion, slightly below the estimated actual of $43.268 billion and significantly below the 2014-15 Budget projection of $48.141 billion and 2014-15 MYFER forecast of $45.801 billion, as shown in Chart 4.2.

Chart 4.2: General Government Sector borrowings, 2014-15, estimates and actual

Source: Queensland 2014-15 State Budget, 2014-15 Mid Year Fiscal and Economic Review, 2015-16 State Budget and 2014-15 Report on State Finances

Report on State Finances 2014–15 – Government of Queensland	4-01

Outcomes Report - Overview and Analysis

Over the year, GGS gross borrowings increased by $1.737 billion, while revenue increased by $3.061 billion resulting in the debt to revenue ratio improving (decreasing) from 89% in 2013-14 to 87% in 2014-15. This ratio is expected to fall significantly in 2015-16 as a result of the Government’s Debt Action Plan.

Non-financial Public Sector gross borrowings of $75.233 billion were $302 million lower than the 2014-15 estimate in the 2015-16 Budget. This outcome was substantially lower than the 2014-15 Budget projection of $79.956 billion and 2014-15 MYFER estimate of $77.553 billion.

The proportion of General Government capital investment funded through operating cash flows in 2014-15 was 89%, compared with the estimated actual of 82% at the time of the 2015-16 Budget. The outcome represents a significant improvement on the 2014-15 Budget projection of 56% and the 2014-15 MYFER estimate of 53%.

Chart 4.3: General Government Sector operating cashflows as a proportion of capital purchases, 2014-15, estimates and actual

Fiscal principles

Following consideration of the Review of State Finances, prepared by Queensland Treasury, the Government has tabled a revised Charter of Fiscal Responsibility in Parliament. In keeping with the requirement to regularly report progress against the principles set out in the Charter, the table below provides an overview of these fiscal principles and progress against them for the 2014-15 financial year.

Principle 1 - Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio

In managing General Government Sector debt, a debt to revenue ratio is a key measure of the sustainability of a jurisdiction’s debt levels. Queensland’s debt to revenue ratio was 87% in 2014-15, consistent with the estimated actual.

The debt to revenue ratio peaked at 91% in 2012-13 and is expected to fall substantially in 2015-16, to 75%, as a result of the Government’s Debt Action Plan.

Principle 2 - Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenues rather than borrowing

Given the importance of managing GGS debt, the Government recognises that the size of the General Government operating surplus must be large enough that recurrent revenues, rather than borrowings, are the primary funding source for capital investment in the GGS.

The proportion of General Government capital investment funded through operating cash flows in 2014-15 was 89%, compared with the estimated actual of 82% at the time of the 2015-16 Budget. The improved outcome reflects stronger net cash flows from operating activities, due to lower cash payments, along with revisions to the timing of capital expenditure.

4-02	Report on State Finances 2014–15 – Government of Queensland

Outcomes Report - Overview and Analysis

Fiscal principles - continued

Principle 3 - The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging

While the value of the capital program can fluctuate across individual years, the 2015-16 Budget provided for an increase in GGS capital purchases to an average of $5.8 billion across 2015-16 to 2018-19.

Principle 4 - Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates

Government has a clear role in providing an economic environment that supports business and jobs growth and does not place undue strain on households. In 2014-15, it is estimated that own-source revenue represented 8.5% of nominal gross state product, consistent with the estimate in the 2015-16 Budget.

Principle 5 - Target full funding of long term liabilities such as superannuation and WorkCover in accordance with actuarial advice.

Consistent with the long-standing practice of successive governments, the Queensland Government is committed to ensuring that the State sets aside assets, on an actuarially determined basis, to meet long term liabilities such as superannuation and WorkCover.

As set out in the Debt Action Plan, the Government has suspended making further investment of employer contributions against superannuation liabilities for five years. Actuarial advice confirms that the current funding position accommodates this suspension. As at 30 June 2015, WorkCover Queensland has positive net worth.

The fiscal principles of the Queensland Government 2014-15

Principle	Indicator
Debt to Revenue Ratio
Target ongoing reductions in Queensland’s relative debt burden, as measured by the General Government debt to revenue ratio
	Est. Actual	Outcome
	87%	87%
Capital purchases to Operating cash flows
Target net operating surpluses that ensure any new capital investment in the General Government Sector is funded primarily through recurrent revenue rather than borrowings
	Est. Actual	Outcome
	82%	89%
General Government Sector capital
purchases
The capital program will be managed to ensure a consistent flow of works to support jobs and the economy and reduce the risk of backlogs emerging	Est. Actual	Outcome
	$4.987 billion	$4.779 billion
Own-source revenue to gross state product
ratio
Maintain competitive taxation by ensuring that General Government Sector own-source revenue remains at or below 8.5% of nominal gross state product, on average, across the forward estimates	Est. Actual	Outcome
	8.5%	8.5%
Target full funding of long-term liabilities such as superannuation in accordance with actuarial advice	According to the State Actuary’s comprehensive triennial review (released June 2014), superannuation liabilities were fully funded.

Report on State Finances 2014–15 – Government of Queensland	4-03

Outcomes Report - Overview and Analysis

General Government Sector

Summary of Key UPF Financial Aggregates

Outlined in the table below are the key aggregates, by sector.

	General Government Sector		Public Non-financial Corporations Sector		Non-financial Public Sector
	Est. Actual	Outcome	Est. Actual	Outcome	Est. Actual	Outcome
	$ million	$ million	$ million	$ million	$ million	$ million
Revenue	49,578	49,765	10,959	11,413	55,412	55,973
Expenses	48,615	49,224	9,281	9,788	54,431	55,537
Net operating balance	962	542	1,678	1,625	981	436
Capital purchases	4,987	4,779	3,182	3,173	8,170	7,954
Fiscal balance	(896)	(581)	834	844	(1,721)	(1,469)
Borrowing	43,268	43,105	32,268	32,128	75,535	75,233

Note:

1.	Numbers may not add due to rounding

General Government Revenue	2014-15 Est. Actual $ million	2014-15 Outcome $ million
Taxation revenue	12,707	12,575
Grants revenue	23,373	23,594
Sales of goods and services	5,350	5,250
Interest income	2,467	2,470
Dividend and income tax equivalent income	2,410	2,554
Other revenue	3,271	3,322
Total Revenue	49,578	49,765

Note:

1.	Numbers may not add due to rounding

Total revenue was $187 million higher than the 2014-15 estimated actual. This was largely due to increased Commonwealth funding to Queensland Health for higher activity. Higher dividends and income tax equivalents from Electricity businesses which were partly offset by lower taxes, primarily payroll tax and transfer duty.

	2014-15	2014-15
	Est. Actual	Outcome
General Government Expenses	$ million	$ million
Employee expenses	18,938	18,593
Superannuation expenses
Superannuation interest cost	872	878
Other superannuation expenses	2,359	2,319
Other operating expenses	14,158	14,519
Depreciation and amortisation	3,116	3,154
Other interest expenses	2,265	2,328
Grant expenses	6,907	7,433
Total Expenses	48,615	49,224

Note:

1.	Numbers may not add due to rounding

Total expenses for 2014-15 were $609 million higher than expected in the 2015-16 Budget:

•	Grant expenses were $526 million higher than budgeted, mainly due to $557 million in non-cash transfers of infrastructure to the Gold Coast City Council and public utility providers for work done on third party assets as part of the Gold Coast City Light Rail project. These assets, which had previously been capitalised, were transferred as part of the year end valuation process and the finalisation of the project.

•	Other operating expenses were $361 million higher than budgeted, while employee expenses were $345 million under budget. The differences were spread over a number of agencies with Education and Transport having some of the larger variances between categories.

4-04	Report on State Finances 2014–15 – Government of Queensland

Outcomes Report - Overview and Analysis

GGS expenditure is focussed on the delivery of core services to the community. As shown in Chart 4.4 below, education and health account for around half of the total.

Chart 4.4: Expenses by Function1 (General Government Sector) 2014-15

[1]	Refer to page 4-12 for further detail of expenses in each function.

Net Operating Balance

The net operating balance is the net of revenue and expenses from transactions and was $542 million, compared to the 2015-16 Budget estimate for 2014-15 of $962 million. This difference is largely due to the granting of certain infrastructure assets to local government.

Capital Purchases

GGS purchases of non-financial assets (i.e. capital expenditure) totalled $4.779 billion which was $208 million less than the 2015-16 Budget estimate for 2014-15 capital purchases largely as a result of the timing of health expenditure, particularly on new hospitals and ICT.

Fiscal Balance

The fiscal balance or net lending/borrowing aggregate broadly shows how much of the acquisition of non-financial assets is financed by the net operating balance (excluding depreciation and non-cash grants) and how much by borrowing.

The improvement in the fiscal balance for 2014-15 from a deficit of $896 million at the time of the 2015-16 Budget to a deficit of $581 million is mainly due to the lower capital purchases and higher revenue mentioned above.

Borrowing

Net borrowing for the GGS for 2014-15 was $1.626 billion, marginally higher than the estimate at the time of the 2015-16 Budget of $1.551 billion. Gross borrowings were $43.105 billion compared to the forecast of $43.268 billion, with the higher net borrowings more than offset by the derecognition of the Translational Research Institute finance lease liability and asset.

Net Worth

The General Government’s net worth was $168.182 billion as at 30 June 2015, $1.825 billion lower than the estimated actual included in the 2015-16 Budget. This decrease related mainly to the devaluation of road infrastructure (including a prior year adjustment), partly offset by the revaluation of land which had not been finalised at the time of the Budget.

This reduction in non-financial assets was partially offset by the increase in the value of the GGS investment in other public sector entities compared to the estimate in the 2015-16 Budget. The PNFC Sector’s value increased mainly due to the revaluation of water infrastructure.

Report on State Finances 2014–15 – Government of Queensland	4-05

Outcomes Report - Overview and Analysis

Operating Result

The operating result represents the result for the State under the Accounting Standards framework. The GGS operating result of $4.076 billion differs from the net operating balance as it includes valuation adjustments such as gains and losses on financial and non-financial assets and the effect of revising the capital structure of the Government’s energy network businesses.

Comprehensive Result - Total Change in Net Worth

The comprehensive result includes revaluation of assets taken to reserves. The decline between the estimated actual and the actual result was due mainly to the revaluations of non-financial assets and investments discussed above.

Public Non-financial Corporations (PNFC) Sector

The Public Non-financial Corporations Sector comprises bodies such as Government-owned corporations that mainly engage in the production of goods and services (of a non-financial nature) for sale in the market place at prices that aim to recover most of the costs involved:

•	The PNFC Sector recorded a net operating surplus of $1.625 billion, $53 million lower than forecast. Both revenue and expenses were higher than forecast, mainly due to higher than expected demand for electricity generation.

•	The fiscal balance was a surplus of $844 million, compared to an estimated surplus of $834 million.

State Financial (Total State) Sector

The Total State Sector includes all State Government departments and statutory authorities, public non-financial corporations, public financial corporations and their controlled entities. All material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable:

•	The net operating balance for 2014-15 was a deficit of $762 million, though the operating result was a surplus of $606 million as it includes the increase in market value of QIC investments.

•	The cash deficit was $2.210 billion for 2014-15 after allowing for purchases of non-financial assets of $7.967 billion.

•	The net worth was $161.623 billion, a decrease of $1.843 billion to that published in 2013-14 and which largely reflects the effect of market value movements in land and investments.

4-06	Report on State Finances 2014–15 – Government of Queensland

2014-15 Operating Statement by Sector ($ million)

								Public Financial	State
		General Government		Public Non-financial		Non-financial Public		Corporations	Financial
		Sector		Corporations Sector		Sector		Sector	Sector
		Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
	Revenue from Transactions
	Taxation revenue	12,707	12,575	—	—	12,363	12,227	—	12,222
	Grants revenue	23,373	23,594	815	763	23,498	23,683	—	23,612
	Sales of goods and services	5,350	5,250	9,837	10,230	13,385	13,709	1,766	15,193
	Interest income	2,467	2,470	64	68	2,531	2,537	4,937	1,358
	Dividend and income tax equivalent income	2,410	2,554	10	10	136	161	—	15
	Other revenue	3,271	3,322	232	342	3,498	3,655	58	3,706
	Total Revenue from Transactions	49,578	49,765	10,959	11,413	55,412	55,973	6,762	56,106

Less	Expenses from Transactions
	Employee expenses	18,938	18,593	1,614	1,534	20,458	20,030	250	20,088
	Superannuation expenses
	Superannuation interest cost	872	878	—	(5)	872	873	—	873
	Other superannuation expenses	2,359	2,319	215	199	2,574	2,518	13	2,531
	Other operating expenses	14,158	14,519	2,634	3,115	14,980	15,841	1,282	17,069
	Depreciation and amortisation	3,116	3,154	2,279	2,358	5,395	5,511	47	5,558
	Other interest expenses	2,265	2,328	1,894	1,898	3,921	3,994	6,150	3,979
	Grants expenses	6,907	7,433	14	11	6,231	6,769	71	6,769
	Other property expenses	—	—	630	678	—	—	49	—
	Total Expenses from Transactions	48,615	49,224	9,281	9,788	54,431	55,537	7,862	56,868
Equals	Net Operating Balance	962	542	1,678	1,625	981	436	(1,101)	(762)

	Other economic flows - included in operating result	3,273	3,535	(337)	121	(223)	522	1,605	1,368

	Operating Result	4,236	4,076	1,341	1,746	759	959	504	606

	Other economic flows - other movements in equity	(3,517)	(5,159)	(6,026)	(5,133)	982	(2,042)	(97)	(2,448)

	Comprehensive Result - Total Change in Net Worth	719	(1,083)	(4,685)	(3,387)	1,741	(1,083)	407	(1,843)

	KEY FISCAL AGGREGATES

	Net Operating Balance	962	542	1,678	1,625	981	436	(1,101)	(762)

Less	Net Acquisition of Non-financial Assets
	Purchases of non-financial assets	4,987	4,779	3,182	3,173	8,170	7,954	12	7,967
	Less Sales of non-financial assets	414	417	85	124	499	542	—	541
	Less Depreciation	3,116	3,154	2,279	2,358	5,395	5,511	47	5,558
	Plus Change in inventories	(37)	(57)	10	(12)	(27)	(69)	—	(69)
	Plus Other movements in non-financial assets	438	(29)	16	102	454	72	—	72
	Equals Total Net Acquisition of Non-financial Assets	1,858	1,122	844	781	2,703	1,905	(36)	1,871
	Equals Fiscal Balance	(896)	(581)	834	844	(1,721)	(1,469)	(1,065)	(2,634)

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Report on State Finances 2014–15 – Government of Queensland	4-07

2014-15 Balance Sheet by Sector ($ million)

							Public Financial	State
	General Government		Public Non-financial		Non-financial Public		Corporations	Financial
	Sector		Corporations Sector		Sector		Sector	Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Assets
Financial assets
Cash and deposits	853	1,172	1,629	2,001	2,482	3,172	2,169	2,674
Advances paid	728	643	41	41	761	675	—	675
Investments, loans and placements	36,274	36,146	605	312	36,879	36,457	147,012	70,599
Receivables	7,509	7,557	1,638	1,377	3,846	3,484	248	3,575
Equity
Investments in other public sector entities	22,395	23,441	—	—	4,462	4,217	—	—
Investments - other	160	158	271	284	431	442	—	442
Total financial assets	67,920	69,117	4,184	4,013	48,860	48,448	149,430	77,965
Non-financial Assets
Land and other fixed assets	177,435	173,143	58,520	60,021	235,955	233,162	253	233,416
Other non-financial assets	6,067	6,520	1,407	1,373	478	1,084	39	1,044
Total Non-financial Assets	183,503	179,663	59,927	61,393	236,433	234,247	292	234,460
Total assets	251,423	248,779	64,111	65,407	285,293	282,694	149,721	312,425
Liabilities
Payables	3,504	3,188	5,920	6,160	4,170	3,947	172	3,961
Superannuation liability	25,744	25,869	(151)	(304)	25,594	25,566	—	25,566
Other employee benefits	4,892	4,725	707	658	5,599	5,383	101	5,484
Deposits held	1	3	26	27	26	29	7,722	5,085
Advances received	643	625	8	9	643	625	—	625
Borrowing	43,268	43,105	32,268	32,128	75,535	75,233	134,916	103,837
Other liabilities	3,363	3,082	7,400	7,505	3,719	3,730	2,592	6,243
Total liabilities	81,415	80,597	46,178	46,182	115,286	114,512	145,504	150,801
Net Worth	170,007	168,182	17,934	19,225	170,007	168,182	4,217	161,623

Net Financial Worth	(13,496)	(11,481)	(41,994)	(42,169)	(66,426)	(66,065)	3,926	(72,836)
Net Financial Liabilities	35,891	34,922	N/A	N/A	70,888	70,282	N/A	72,836
Net Debt	6,056	5,772	30,027	29,810	36,083	35,582	(6,542)	35,599

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

4-08	Report on State Finances 2014–15 – Government of Queensland

2014-15 Cash Flow Statement by Sector ($ million)

							Public Financial	State
	General Government		Public Non-financial		Non-financial Public		Corporations	Financial
	Sector		Corporations Sector		Sector		Sector	Sector
	Est. Actual	Actual	Est. Actual	Actual	Est. Actual	Actual	Actual (b)	Actual (b)
Cash Receipts from Operating Activities
Taxes received	12,671	12,540	—	—	12,328	12,194	—	12,189
Grants and subsidies received	23,424	23,507	778	743	23,514	23,585	—	23,514
Sales of goods and services	5,696	5,737	10,623	11,408	14,139	15,404	1,872	16,993
Interest receipts	2,467	2,476	65	68	2,532	2,544	4,786	1,311
Dividends and income tax equivalents	2,084	2,091	10	10	238	253	—	11
Other receipts	4,477	4,388	232	248	4,705	4,627	137	4,757
Total	50,818	50,738	11,709	12,477	57,456	58,606	6,795	58,775
Cash Payments for Operating Activities
Payments for employees	(21,995)	(21,531)	(1,820)	(1,707)	(23,720)	(23,142)	(257)	(23,206)
Payments for goods and services	(15,641)	(15,918)	(3,373)	(3,934)	(16,846)	(18,104)	(194)	(18,254)
Grants and subsidies	(6,476)	(6,450)	(11)	(9)	(5,798)	(5,794)	(71)	(5,794)
Interest paid	(2,265)	(2,327)	(1,770)	(1,791)	(3,799)	(3,887)	(6,194)	(4,013)
Other payments	(354)	(282)	(971)	(1,054)	(817)	(842)	(1,512)	(2,292)
Total	(46,731)	(46,507)	(7,944)	(8,496)	(50,980)	(51,768)	(8,228)	(53,559)
Net Cash Inflows from Operating Activities	4,087	4,230	3,764	3,981	6,475	6,838	(1,433)	5,216
Cash Flows from Investments in Non-financial Assets
Purchases of non-financial assets	(4,987)	(4,779)	(3,182)	(3,173)	(8,170)	(7,954)	(13)	(7,967)
Sales of non-financial assets	414	417	85	124	499	542	—	541
Total	(4,574)	(4,362)	(3,097)	(3,049)	(7,671)	(7,413)	(13)	(7,426)
Net Cash Flows from Investments in Financial
Assets for Policy Purposes	12	22	—	—	(8)	—	—	—
Net Cash Flows for Investments in Financial
Assets for Liquidity Purposes	(1,088)	(1,283)	(31)	51	(1,119)	(1,236)	(5,267)	(5,448)
Receipts from Financing Activities
Advances received (net)	(52)	33	(1)	(1)	(53)	32	—	32
Borrowing (net)	1,551	1,626	826	962	2,377	2,588	(2,815)	(228)
Dividends paid	—	—	(1,376)	(1,375)	—	—	(190)	—
Deposits received (net)	—	3	—	1	—	3	2,248	1,292
Other financing (net)	—	—	(25)	(138)	(5)	(112)	6,896	5,710
Total	1,498	1,661	(576)	(551)	2,319	2,511	6,138	6,806
Net Increase/(Decrease) in Cash Held	(64)	269	61	432	(3)	701	(575)	(852)
Net cash from operating activities	4,087	4,230	3,764	3,981	6,475	6,838	(1,433)	5,216
Net cash from investments in non-financial assets	(4,574)	(4,362)	(3,097)	(3,049)	(7,671)	(7,413)	(13)	(7,426)
Dividends paid	—	—	(1,376)	(1,375)	—	—	(190)	—
Cash Surplus/(Deficit)	(487)	(131)	(709)	(443)	(1,195)	(574)	(1,636)	(2,210)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)	(487)	(131)	(709)	(443)	(1,195)	(574)	(1,636)	(2,210)
Acquisitions under finance leases and similar arrangements	(415)	(470)	—	(9)	(415)	(479)	—	(479)
ABS GFS Cash Surplus/(Deficit) Including
Finance Leases and Similar Arrangements	(901)	(601)	(709)	(452)	(1,610)	(1,053)	(1,636)	(2,689)

Notes:

(a)	Numbers may not add due to rounding.
(b)	In accordance with UPF requirements, estimates for Public Financial Corporations and State Financial sectors are not included in Budget documentation.

Report on State Finances 2014–15 – Government of Queensland	4-09

Outcomes Report - Other General Government UPF Data

Data in the following tables is presented in accordance with the Uniform Presentation Framework.

General Government Sector Taxes

2014-15
Outcome
$ million
Taxes on employers’ payroll and labour force	3,782

Taxes on property
Land taxes	977
Stamp duties on financial and capital transactions	3,082
Other	727

Taxes on the provision of goods and services
Taxes on gambling	1,077
Taxes on insurance	875

Taxes on use of goods and performance of activities
Motor vehicle taxes	2,055

Total Taxation Revenue	12,575

Note:

1.	Numbers may not add due to rounding.

General Government Sector

Dividend and Income Tax Equivalent Income

2014-15
Outcome
$ million
Dividend and Income Tax Equivalent income from PNFC sector	2,403
Dividend and Income Tax Equivalent income from PFC sector	146
Other Dividend and Income Tax Equivalent income	5

Total Dividend and Income Tax Equivalent income	2,554

Note:

1.	Numbers may not add due to rounding.

4-10	Report on State Finances 2014–15 – Government of Queensland

Outcomes Report - Other General Government UPF Data

General Government Sector Grant Revenue

2014-15
Outcome
$ million
Current grant revenue

Current grants from the Commonwealth
General purpose grants	11,817
Specific purpose grants	6,096
Specific purpose grants for on-passing	2,819
Total current grants from the Commonwealth	20,733
Other contributions and grants	440
Total current grant revenue	21,172

Capital grant revenue

Capital grants from the Commonwealth
Specific purpose grants	2,402
Specific purpose grants for on-passing	5
Total capital grants from the Commonwealth	2,407
Other contributions and grants	15
Total capital grant revenue	2,422

Total grant revenue	23,594

Note:

1.	Numbers may not add due to rounding.

General Government Sector Grant Expenses

2014-15
Outcome
$ million
Current grant expenses

Private and not-for-profit sector	1,347
Private and not-for-profit sector on-passing	2,140
Local Government	193
Local Government on-passing	678
Grants to other sectors of Government	682
Other	271
Total current grant expense	5,312

Capital grant expenses

Private and not-for-profit sector	682
Local Government	1,320
Local Government on-passing	5
Grants to other sectors of Government	12
Other	103
Total capital grant expenses	2,121

Total grant expenses	7,433

Note:

1.	Numbers may not add due to rounding.

Report on State Finances 2014–15 – Government of Queensland	4-11

Outcomes Report - Other General Government UPF Data

General Government Sector Expenses by Function

2014-15
Outcome
$ million
General Public Services	1,785
Other general public services	1,785

Public Order and Safety	4,338
Police and fire protection services	2,425
Law courts and legal services	769
Prisons and corrective services	739
Other public order and safety	405

Education	11,263
Primary and secondary education	8,955
Tertiary education	669
Pre-school education and education not definable by level	1,399
Transportation of students	185
Education n.e.c.	55

Health	13,488
Acute care institutions	9,121
Mental health institutions	364
Nursing homes for the aged	311
Community health services	2,834
Public health services	373
Health research	211
Health administration n.e.c.	275

Social Security and Welfare	2,978
Welfare services	2,763
Social security and welfare n.e.c.	215

Housing and Community Amenities	1,551
Housing and community development	1,213
Water Supply	175
Sanitation and protection of the environment	163

2014-15
Outcome
$ million
Recreation and Culture	949
Recreation facilities and services	612
Cultural facilities and services	311
Recreation and cultural n.e.c.	26

Fuel and Energy	640
Electricity and other energy	640

Agriculture, Forestry, Fishing and Hunting	630
Agriculture	575
Forestry, fishing and hunting	55

Mining, manufacturing and construction	243
Mining and mineral resources other than fuels	105
Construction	138

Transport and Communications	6,245
Road transport	3,302
Water transport	116
Rail transport	1,749
Other transport	1,077

Other Economic Affairs	769
Tourism and area promotion	130
Labour and employment affairs	576
Other economic affairs	63

Other Purposes	4,343
Nominal superannuation interest	878
Public debt transactions	2,303
General purpose inter-government transactions	677
Natural disaster relief	160
Other purposes n.e.c.	325

Total	49,224

4-12	Report on State Finances 2014–15 – Government of Queensland

Outcomes Report - Other General Government UPF Data

General Government Sector Purchases of Non-financial Assets by

Function and Loan Council Allocation

General Government Sector

Purchases of Non-financial Assets by Function

2014-15
Outcome
$ million
General public services	32
Public order and safety	236
Education	357
Health	979
Social security and welfare	24
Housing and community amenities	270
Recreation and culture	60
Agriculture, forestry, fishing and hunting	20
Mining, manufacturing and construction	12
Transport and communications	2,774
Other economic affairs	2
Other purposes	15
Total	4,779

Note:

1.	Numbers may not add due to rounding

Loan Council Allocation

The Australian Loan Council requires all jurisdictions to advise the Loan Council Allocation (LCA) outcome for the last financial year as part of the annual Outcomes Report. The LCA represents each government’s call on financial markets for a given financial year.

The main reason for the lower Non-financial Public Sector cash deficit is the improved operating position of the GGS and lower capital expenditure in both the General Government and Public Non-financial Corporations sectors.

	2014-15	2014-15
	Budget	Outcome
	$ million	$ million
General Government Sector cash deficit/(surplus) [1]	2,342	131
PNFC Sector cash deficit/(surplus)[1]	960	443
Non-financial Public Sector cash deficit/(surplus)[1]	3,302	574
Acquisitions under finance leases and similar arrangements	14	479
ABS GFS cash deficit/(surplus)	3,316	1,053
Net cash flows from investments in financial assets for policy purposes	(174)	—
Memorandum items[2]	1,029	817

LOAN COUNCIL ALLOCATION	4,171	1,870

Notes:

1.	Figures in brackets represent surpluses
2.	Other memorandum items include operating leases and local government borrowings
3.	Numbers may not add due to rounding

Report on State Finances 2014–15 – Government of Queensland	4-13

Certification of Outcomes Report

Management Certification

The foregoing Outcomes Report contains financial statements for the Queensland State Government, prepared and presented in accordance with the Uniform Presentation Framework (UPF) agreed to at the 1991 Premiers’ Conference and revised in 2008 to align with AASB 1049 Whole of Government and General Government Sector Financial Reporting.

This report separately discloses outcomes for the General Government, Public Non-financial Corporations, Public Financial Corporations and State Financial sectors within Queensland. Entities excluded from this report include local governments and universities. Queensland public sector entities consolidated for this report are listed in the AASB 1049 Financial Statement, taking into account intra and inter-agency eliminations.

Only those agencies considered material by virtue of their financial transactions and balances are consolidated in this report.

In our opinion, we certify that the Outcomes Report has been properly drawn up, in accordance with UPF requirements, to present a true and fair view of:

(i)	the Operating Statement and Cash Flows of the Queensland State Government for the financial year; and

(ii)	the Balance Sheet of the Government at 30 June 2015.

At the date of certification of this report, we are not aware of any material circumstances that would render any particulars included in the Outcomes Report misleading or inaccurate.

Glenn Miller	Jim Murphy
Acting Assistant Under Treasurer	Under Treasurer
Queensland Treasury	Queensland Treasury

Date 3 December 2015

4-14	Report on State Finances 2014–15 – Government of Queensland

2014-15
AASB 1049 Financial Statements
Overview and Analysis – 30 June 2015

AASB 1049 - Overview and Analysis

The following analysis compares current year General Government Sector (GGS) and Total State Sector performance with last year’s balances, restated for changes in accounting policies, presentational and timing differences and errors.

AASB 1049 Whole of Government and General Government Sector Financial Reporting aims to harmonise the disclosure presentation to be consistent with the Uniform Presentation Framework disclosed in the Outcomes Report.

Summary of Key Financial Aggregates of the Consolidated Financial Statements

The table below provides aggregate information under AASB1049:

	General Government		Total State
	Sector		Sector
	2015	2014	2015	2014
	$ million	$ million	$ million	$ million
Continuing Revenue from Transactions	49,765	46,705	56,106	53,721
Continuing Expenses from Transactions	49,224	46,217	56,868	54,607
Net Operating Balance	542	488	(762)	(886)
Other Economic Flows - Included in Operating Result	3,535	265	1,368	2,905
Operating Result	4,076	753	606	2,019
Other Economic Flows - Other Movements in Equity	(2,386)	(7,223)	325	(9,376)
Comprehensive Result [1]	1,690	(6,470)	931	(7,357)

Purchases of non-financial assets	4,779	6,323	7,967	9,345

Fiscal Balance	(581)	(2,599)	(2,634)	(4,776)

Assets	248,779	245,442	312,425	303,281
Liabilities	80,597	78,950	150,801	142,588
Net Worth	168,182	166,492	161,623	160,693

[1]	Comprehensive result is different to the Outcomes Report as it reflects the movement from the 2014 recast position, rather than the 2014 published position.

Report on State Finances 2014–15 – Government of Queensland	5-01

AASB 1049 - Overview and Analysis

Net Operating Balance

The GGS net operating balance was a surplus of $542 million compared to a restated surplus of $488 million in 2013-14.

Both revenue and expenses grew by around $3 billion over the year.

The Total State Sector net operating balance also showed an improvement with a deficit of $762 million compared to a restated deficit of $886 million in 2013-14.

Revenue

Revenue from transactions increased from 2013-14 by $3.061 billion to be $49.765 billion in the GGS and totals $56.106 billion in the Total State Sector, an increase of $2.385 billion over 2013-14.

Revenues by type for the GGS and Total State Sector are shown in the following chart:

[1]	Other revenue includes dividends and tax equivalents income.

Taxation revenue increased in 2014-15 by $735 million for GGS and for the Total State Sector. Transfer duty collections explain the majority of this increase, reflecting an improvement in the property market and duty on large business transactions.

Commonwealth and other grants comprised 47% of GGS revenue and 42% of Total State Sector revenue. Grant revenue overall increased $1.854 billion from 2013-14 for the GGS and $1.837 billion for the Total State Sector. The increase was primarily due to higher GST of $920 million (increased size of pool and higher relativities) and grants for on-passing ($632 million) some of which was received in advance. Specific purpose payments from the Commonwealth increased $497 million, mainly for health and education services but were partly offset by the expiry of National Partnership payments for education and concessions.

Sales of goods and services increased by $211 million in 2014-15 to $5.250 billion in the GGS and increased by $196 million or 1% in the Total State Sector.

Dividend and income tax equivalent income was higher by $264 million and $314 million respectively in 2014-15 mainly from the electricity distributors.

Other revenue was $328 million lower in 2014-15 than 2013-14 for the GGS mainly due to lower royalties impacted by lower commodity prices.

5-02	Report on State Finances 2014–15 – Government of Queensland

AASB 1049 - Overview and Analysis

Expenses

Total expenses for 2014-15 were $49.224 billion for the GGS and $56.868 billion for the Total State Sector respectively, $3.007 billion and $2.261 billion more than the previous year respectively.

Expenses by type are shown in the following chart:

Employee and superannuation expenses were 3.5% higher in 2014-15, which is in line with modest wage and population growth.

Other operating expenses were higher than 2013-14 by $1.411 billion (11%) for the GGS but were $663 million higher for the Total State Sector. The higher GGS spending is mainly in the areas of health (with new hospitals opening), education (additional Commonwealth funding) and disability services.

The increase in operating expenses is not as high at the Total State Sector level due to abolition of the carbon price for the generators and the reduction in recoverable works for the Gladstone Port in 2014-15.

Depreciation costs increased by $211 million to $5.558 billion for the Total State Sector reflecting the increased capital stock.

Grant expenses increased $641 million in the GGS from 2013-14 mainly reflecting the on-passing of Commonwealth Financial Assistance Grants to local governments which were paid in advance in 2014-15 and 2012-13. Capital grants were higher due to the transfer of certain assets to the Gold Coast City Council in relation to the Gold Coast Rapid Transport project and the transfer of the Central Queensland TAFE to the Central Queensland University, though this was largely offset by lower payments to local councils for disaster remediation.

Operating Result

The operating result is the surplus or deficit for the year under the Australian Accounting Standards framework. Valuation and other adjustments such as deferred tax, capital returns and market value interest are shown as other economic flows and are included in the operating result.

The GGS operating result for the 2014-15 year was a surplus of $4.076 billion (2013-14, $753 million). The current year includes dividends declared from electricity network businesses of $3.133 billion as part of the Government’s Debt Action Plan, which are treated as capital returns for GFS purposes.

The Total State Sector operating result was $606 million (2013-14, $2.019 billion). The 2013-14 result was higher due to unusually high returns on investments following the divestment of QML by the trusts managed by QIC.

Report on State Finances 2014–15 – Government of Queensland	5-03

AASB 1049 - Overview and Analysis

Fiscal Balance

The GGS fiscal deficit was $581 million for 2014-15 compared to a deficit of $2.599 billion for 2013-14. The Total State Sector fiscal deficit was $2.634 billion for 2014-15 compared to a deficit of $4.776 billion for 2013-14. The improvements were mainly due to lower capital expenditure and the higher net operating balances.

Assets

Assets controlled by the GGS at 30 June 2015 totalled $248.779 billion, an increase of $3.338 billion on 2013-14, while assets controlled by the State at 30 June 2015 totalled $312.425 billion (2014, $303.281 billion), an increase of $9.144 billion.

Financial assets in the GGS increased by $1.853 billion from 2013-14, mainly due to the increase in the value of the Fixed Rate Notes with QTC. Dividend receivables from the PNFC sector are significantly higher due to the Debt Action Plan but these are offset by reductions in the corresponding value of the investments in the PNFC sector.

Financial assets of the State increased by $7.115 billion, mainly as QTC increased the level of its forward borrowings to pre-finance future debt maturities and invested the proceeds, in addition to an increase in the value of investments managed by QIC.

Non-financial assets increased by $1.485 billion in the GGS and $2.029 billion for the State during the year. This was mainly due to the extent to which additions of property, plant and equipment exceeded depreciation.

The main types of assets owned by the State are detailed in the following chart:

Total Assets by Type, 2014-15

Total State

Of the Total State Sector assets, GGS assets comprised 80%, made up of:

	General Government $M	Total State $M
Financial	69,117	77,965
Infrastructure	48,524	98,394
Land and buildings	112,666	117,069
Plant and equipment and other	18,474	18,997

	248,779	312,425

5-04	Report on State Finances 2014–15 – Government of Queensland

AASB 1049 - Overview and Analysis

Liabilities

Liabilities at 30 June 2015 totalled $80.597 billion for the GGS and $150.801 billion for the Total State Sector, an increase of $1.647 billion over 2013-14 for the GGS and $8.213 billion for the State.

The increase in liabilities for the GGS was largely due to an increase in borrowings of $1.737 billion by the GGS, primarily to fund capital projects.

For the Total State Sector, borrowings by QTC have increased $7.4 billion to fund the State’s annual borrowing requirement and pre-finance future debt maturities, while deposits held have increased $1.292 billion. As mentioned above the proceeds of these forward borrowings and deposits have been invested in financial assets.

The components of State liabilities are shown in the following chart:

Total Liabilities by Type, 2014-15

Total State

Of the Total State Sector liabilities, GGS liabilities comprised 53%, made up of:

	General Government $M	Total State $M
Securities and derivatives	—	101,784
Deposits held, borrowing and advances	43,732	7,763
Employee benefit obligations	30,595	31,050
Other liabilities	6,270	10,204

	80,597	150,801

Cash Flow Statement

The GGS recorded positive net cash flows from operating activities of $4.230 billion which were used to fund capital purchases of $4.779 billion.

The Total State Sector recorded net cash flows from operating activities for the 2014-15 financial year of $5.216 billion. This, together with forward funding has financed purchases of non-financial assets of $7.967 billion.

Report on State Finances 2014–15 – Government of Queensland	5-05

2014-15 Audited Information
Queensland General Government and Whole of Government Consolidated Financial Statements
30 June 2015

Operating Statement for Queensland

for the Year Ended 30 June 2015

			General Government
			Sector		Total State Sector
			2015	2014	2015	2014
		Notes	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions
	Taxation revenue	3	12,575	11,840	12,222	11,487
	Grants revenue	4	23,594	21,740	23,612	21,775
	Sales of goods and services	5	5,250	5,039	15,193	14,997
	Interest income	6	2,470	2,460	1,358	1,322
	Dividend and income tax equivalents income	7	2,554	1,975	15	29
	Other revenue	8	3,322	3,650	3,706	4,112
	Continuing Operations Total Revenue from Transactions		49,765	46,705	56,106	53,721

Less	Continuing Operations Expenses from Transactions
	Employee expenses	9	18,593	17,816	20,088	19,308
	Superannuation expenses
	Superannuation interest cost	51	878	963	873	962
	Other superannuation expenses	10	2,319	2,277	2,531	2,494
	Other operating expenses	11	14,519	13,108	17,069	16,407
	Depreciation and amortisation	12	3,154	3,060	5,558	5,348
	Other interest expense	13	2,328	2,200	3,979	3,883
	Grants expenses	14	7,433	6,792	6,769	6,206
	Continuing Operations Total Expenses from Transactions		49,224	46,217	56,868	54,607

Equals	Net Operating Balance		542	488	(762)	(886)

Add	Continuing Operations Other Economic Flows - Included in Operating Result
	Gains/(losses) on sale of assets	15	37	(6)	86	(760)
	Revaluation increments/(decrements) and impairment (losses)/reversals	16	(21)	(60)	113	278
	Asset write-downs	17	(479)	(375)	(518)	(441)
	Actuarial adjustments to liabilities	18	640	351	640	351
	Deferred income tax equivalents		208	20	—	—
	Dividends and tax equivalents treated as capital returns	19	3,133	320	—	—
	Other	20	17	15	1,048	3,476
	Total Continuing Operations Other Economic Flows Included in Operating Result		3,535	265	1,368	2,905

Equals	Operating Result from Continuing Operations		4,076	753	606	2,019

Add	Other Economic Flows - Other Movements in Equity
	Adjustments to opening balances	*	—	(3,169)	—	(3,154)
	Revaluations [1]	21	(2,386)	(4,089)	325	(6,226)
	Other [1]	22	—	35	—	5
	Total Other Economic Flows - Other Movements in Equity		(2,386)	(7,223)	325	(9,376)

Equals	Comprehensive Result		1,690	(6,470)	931	(7,357)

	Total Change In Net Worth		1,690	(6,470)	931	(7,357)

*	Refer to Statement of Changes in Net Assets (Equity)
[1]	Refer to page 6-02 for split of items in Other Movements in Equity between those that will or will not be reclassified subsequently to the Operating Result.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-01

Operating Statement for Queensland

for the Year Ended 30 June 2015

continued

	General Government
	Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
[1] Other economic flows - other movements in equity

Items that will not be reclassified subsequently to Operating Result
Increments/(decrements) in asset revaluation surplus	772	(8,832)	557	(6,759)
Increments/(decrements) on investments	(2,832)	4,444	1	2
Actuarial gain/(loss) on defined benefit superannuation plans, net of tax	(307)	229	(183)	341
Other	—	35	—	5
Total items that will not be reclassified subsequently to Operating Result	(2,367)	(4,124)	374	(6,412)

Items that will be reclassified subsequently to Operating Result
Increments/(decrements) on cash flow hedges (net of tax)	(17)	69	(48)	190
Increments/(decrements) on available-for-sale financial assets	(1)	—	(1)	—
Total items that will be reclassified subsequently to Operating Result when certain conditions are met	(18)	69	(49)	190

KEY FISCAL AGGREGATES

Net Operating Balance	542	488	(762)	(886)

Less Net Acquisition/(Disposal) of Non-Financial Assets
Purchases of non-financial assets	4,779	6,323	7,967	9,345
Less Sales of non-financial assets	417	389	541	501
Less Depreciation	3,154	3,060	5,558	5,348
Plus Change in inventories	(57)	(42)	(69)	35
Plus Other movement in non-financial assets	(29)	255	72	358
Equals Total Net Acquisition/(Disposal) of Non-Financial Assets	1,122	3,087	1,871	3,890

Equals Fiscal Balance	(581)	(2,599)	(2,634)	(4,776)

This Operating Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the above components.

6-02	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Balance Sheet for Queensland

as at 30 June 2015

		General Government
		Sector		Total State Sector
		2015	2014	2015	2014
	Notes	$M	$M	$M	$M
Assets
Financial Assets
Cash and deposits	23	1,172	903	2,674	3,526
Receivables and loans
Receivables	24	7,557	4,120	3,575	3,776
Advances paid	24	643	686	675	727
Loans paid	24	96	358	9,821	9,622
Securities other than shares	25	36,050	34,768	60,778	52,761
Shares and other equity investments
Investments in public sector entities	26	23,441	26,269	—	—
Investments in other entities	26	8	8	291	285
Investments accounted for using equity method	26	151	152	151	152
Total Financial Assets		69,117	67,264	77,965	70,850

Non-Financial Assets
Inventories	29	543	593	1,214	1,207
Assets held for sale	30	136	257	143	308
Investment properties	31	326	187	645	509
Property, plant and equipment	33	171,462	169,677	230,500	228,064
Intangibles	34	706	769	1,317	1,386
Deferred tax asset		6,147	6,045	—	—
Other non-financial assets	35	343	649	640	957
Total Non-Financial Assets		179,663	178,178	234,460	232,431

Total Assets		248,779	245,442	312,425	303,281

Liabilities
Payables	36	3,188	3,314	3,961	4,282
Employee benefit obligations
Superannuation liability	37	25,869	25,512	25,566	25,357
Other employee benefits	37	4,725	4,983	5,484	5,779
Deposits held	38	3	1	5,085	3,793
Borrowings and advances
Advances received	39	625	554	625	554
Borrowings	39	43,105	41,368	2,053	1,975
Securities and derivatives	40	—	1	101,784	94,365
Deferred tax liability		675	809	—	—
Provisions	42	1,628	1,653	4,916	5,377
Other liabilities	43	779	755	1,327	1,106
Total Liabilities		80,597	78,950	150,801	142,588

Net Assets		168,182	166,492	161,623	160,693

Net Worth
Accumulated surplus/(deficit)		83,900	79,417	80,216	77,828
Reserves		84,282	87,075	81,408	82,865
Total Net Worth		168,182	166,492	161,623	160,693

KEY FISCAL AGGREGATES
Net Financial Worth		(11,481)	(11,686)	(72,836)	(71,738)
Net Financial Liabilities		34,922	37,955	72,836	71,738
Net Debt		5,772	5,208	35,599	34,052

This Balance Sheet should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net assets.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-03

Statement of Changes in Net Assets (Equity) for Queensland General Government Sector

for the year ended 30 June 2015

			Comprehensive Result for Period
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation	Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2015
Accumulated surplus	79,417	—	4,076	715	(307)	83,901
Revaluation reserve - financial assets	19,265	—	(2,850)	—	—	16,415
Revaluation reserve - non-financial assets	67,710	—	772	(714)	—	67,768
Other reserves	100	—	—	(1)	—	99

Total equity at the end of the financial year	166,493	—	1,997	—	(307)	168,183

			Comprehensive Result for Period [5]
	Opening Balance	Adjustments to Opening Balances	Movements	Transfers / Entity Cessation [1]	Actuarial Gain / Loss on Superannuation	Closing Balance
	$M	$M	$M	$M	$M	$M
2014
Accumulated surplus [2]	81,533	(2,685)	753	(413)	229	79,417
Revaluation reserve - financial assets [3]	15,217	(468)	4,513	3	—	19,265
Revaluation reserve - non-financial assets[4]	76,114	(16)	(8,832)	444	—	67,710
Other reserves	99	—	—	1	—	100

Total equity at the end of the financial year	172,963	(3,169)	(3,566)	35	229	166,493

[1]	The 2013-14 balance in Transfers/Entity Cessation relates to the Trustees of Parklands Gold Coast (a PNFC sector entity) ceasing and the transfer in to the General Government sector of Skills Queensland from the private sector.
[2]	The opening accumulated surplus has been reduced by $2.685 billion which mainly consists of the de-recognition of the residual value of road infrastructure assets as a result of clarification by the AASB that the recognition of residual value is not appropriate when existing assets are expected to be recycled into a replacement asset.

The movement in accumulated surplus for the period, includes a restatement reduction of $199 million which is mainly due to the increase in depreciation after de-recognition of road infrastructure assets ($107 million) and decrease in deferred tax equivalent income from the change in valuation methodology applied to Seqwater assets ($80 million).

[3]	The opening financial asset revaluation reserve includes a decrease in relation to the change in value of the Public Non-financial Corporations Sector following a change in the revenue recognition policy of the network entities and the valuation methodology applied to Seqwater assets. The movement in financial asset revaluation reserve for the period also includes a prior year adjustment increase of $320 million in relation to these changes.
[4]	The movement in non-financial asset revaluation reserve for the period includes a prior year adjustment increase of $282 million for the tax effect of the change in valuation methodology applied to Seqwater assets.
[5]	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

6-04	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Statement of Changes in Net Assets (Equity) for Queensland Total State Sector

for the year ended 30 June 2015

			Comprehensive Result for Period
		Adjustments to		Transfers / Entity	Actuarial Gain / Loss	Closing
	Opening Balance	Opening Balances	Movements	Cessation	on Superannuation [1]	Balance
	$M	$M	$M	$M	$M	$M
2015
Accumulated surplus	77,828	—	606	1,966	(183)	80,216
Revaluation reserve - financial assets	1,255	—	(48)	—	—	1,206
Revaluation reserve - non-financial assets	80,533	—	557	(2,226)	—	78,864
Other reserves	1,078	—	—	260	—	1,337

Total equity at the end of the financial year	160,693	—	1,114	—	(183)	161,623

			Comprehensive Result for Period [5]
		Adjustments to		Transfers / Entity	Actuarial Gain / Loss	Closing
	Opening Balance	Opening Balances	Movements	Cessation [2]	on Superannuation [1]	Balance
	$M	$M	$M	$M	$M	$M
2014
Accumulated surplus [3]	79,508	(3,253)	2,019	(787)	341	77,828
Revaluation reserve - financial asset [4]	1,055	4	192	3	—	1,255
Revaluation reserve - non-financial assets	86,906	93	(6,759)	293	—	80,533
Other reserves	582	—	—	496	—	1,078

Total equity at the end of the financial year	168,051	(3,155)	(4,548)	5	341	160,693

[1]	Refer to Note 51 - Retirement Benefit Obligations.

The following notes relate to prior year equity adjustments:

[2]	The balance in Transfers/Entity Cessation relates to the transfer in to the General Government sector of Skills Queensland from the private sector.
[3]	The opening accumulated surplus has been reduced by $3.253 billion which mainly consists of the de-recognition of the residual value of road infrastructure assets as a result of clarification by the AASB of the treatment of residual values, and a decrease due to the change in accounting policy for regulated revenue by the network entities ($960 million).

The movement in accumulated surplus for the period includes prior year adjustments, mainly due to the change in accounting policy for regulated revenue ($499 million reduction).

[4]	The opening non-financial asset revaluation reserve has been adjusted by $93 million due to a change in valuation method by Seqwater.

The movement in non-financial asset revaluation reserve for the period includes a prior year adjustment for an increase of $940 million due to a change in valuation methodology by Seqwater.

[5]	Adjustments to opening balances are included as part of the comprehensive result on the face of the Operating Statement as they represent changes to the comprehensive result in prior periods.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-05

Cash Flow Statement for Queensland

for the Year Ended 30 June 2015

		General Government
		Sector		Total State Sector
		2015	2014	2015	2014
	Notes	$M	$M	$M	$M
Cash Flows from Operating Activities
Cash received
Taxes received		12,540	11,885	12,189	11,527
Grants and subsidies received		23,507	21,807	23,514	21,844
Sales of goods and services		5,737	5,411	16,993	16,599
Interest receipts		2,476	2,478	1,311	1,274
Dividends and income tax equivalents		2,091	1,390	11	23
Other receipts		4,388	4,793	4,757	5,210
		50,738	47,764	58,775	56,477
Cash paid
Payments for employees		(21,531)	(21,100)	(23,206)	(22,854)
Payments for goods and services		(15,918)	(14,658)	(18,254)	(17,576)
Grants and subsidies paid		(6,450)	(6,802)	(5,794)	(6,044)
Interest paid		(2,327)	(2,202)	(4,013)	(3,885)
Other payments		(282)	(281)	(2,292)	(2,307)
		(46,507)	(45,043)	(53,559)	(52,667)

Net Cash Flows from Operating Activities	44	4,230	2,721	5,216	3,811

Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets		(4,779)	(6,323)	(7,967)	(9,345)
Sales of non-financial assets		417	389	541	501
		(4,362)	(5,934)	(7,426)	(8,844)

Financial Assets (Policy Purposes)
Equity acquisitions		—	4	—	—
Equity disposals		22	525	—	652
		22	529	—	652

Financial Assets (Liquidity Purposes)
Sales of investments		3,173	2,869	41,589	37,782
Purchases of investments		(4,456)	(3,666)	(47,037)	(30,905)
		(1,283)	(797)	(5,448)	6,876
Net Cash Flows from Investing Activities		(5,623)	(6,202)	(12,874)	(1,316)

Cash Flows from Financing Activities
Cash received
Advances received		251	280	251	279
Proceeds of borrowing		2,956	6,770	2,693	1,820
Deposits received		9	7	1,397	24
Other financing (including interest bearing liabilities)		—	—	30,900	49,772
		3,217	7,057	35,241	51,895

Cash paid
Advances paid		(219)	(184)	(219)	(184)
Borrowing repaid		(1,331)	(3,321)	(2,921)	(2,343)
Deposits withdrawn		(7)	(6)	(105)	(690)
Other financing (including interest bearing liabilities)		—	—	(25,190)	(50,625)
		(1,556)	(3,511)	(28,435)	(53,842)

Net Cash Flows from Financing Activities		1,661	3,546	6,806	(1,947)

Net increase/(decrease) in Cash and Deposits Held		269	65	(852)	548
Cash and deposits at the beginning of the financial year		903	838	3,526	2,979
Cash and Cash Equivalents Held at the End of the Financial Year	23	1,172	903	2,674	3,526

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		4,230	2,721	5,216	3,811
Net Cash Flow from Investments in Non-Financial Assets		(4,362)	(5,934)	(7,426)	(8,844)
CASH SURPLUS/(DEFICIT)		(131)	(3,213)	(2,210)	(5,034)

Derivation of ABS GFS Cash Surplus/Deficit
Cash surplus/(deficit)		(131)	(3,213)	(2,210)	(5,034)
Acquisitions under finance leases and similar arrangements		(470)	(94)	(479)	(138)
ABS GFS Cash Surplus/(Deficit) Including Finance Leases and Similar Arrangements		(601)	(3,307)	(2,689)	(5,171)

This Cash Flow Statement should be read in conjunction with the accompanying notes. Note 2 provides disaggregated information in relation to the components of the net cash flows.

6-06	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

Index of Notes

Note	Title	Page
1.	Significant accounting policies	6-08
2.	Disaggregated information	6-28
3.	Taxation revenue	6-35
4.	Grants revenue	6-35
5.	Sales of goods and services	6-35
6.	Interest income	6-35
7.	Dividend and income tax equivalents income	6-35
8.	Other revenue	6-36
9.	Employee expenses	6-36
10.	Other superannuation expenses	6-36
11.	Other operating expenses	6-36
12.	Depreciation and amortisation	6-36
13.	Other interest expense	6-36
14.	Grants expenses	6-37
15.	Gains/(losses) on sale of assets	6-37
16.	Revaluation increments/(decrements) and impairment (losses)/reversals	6-37
17.	Asset write-downs	6-37
18.	Actuarial adjustments to liabilities	6-38
19.	Dividends and tax equivalents treated as capital returns	6-38
20.	Other economic flows in operating result	6-38
21.	Other economic flows - other movements in equity - revaluations	6-38
22.	Other economic flows - other movements in equity - other	6-38
23.	Cash and deposits	6-38
24.	Receivables and loans	6-39
25.	Securities other than shares	6-41
26.	Shares and other equity investments	6-41
27.	Interest in joint arrangements	6-43
28.	Public private partnerships	6-43
29.	Inventories	6-46
30.	Assets held for sale	6-46
31.	Investment properties	6-47
32.	Restricted assets	6-47
33.	Property, plant and equipment	6-48
34.	Intangibles	6-58
35.	Other non-financial assets	6-60
36.	Payables	6-60
37.	Employee benefit obligations	6-60
38.	Deposits held	6-61
39.	Borrowings and advances	6-61
40.	Securities and derivatives	6-61
41.	Contractual maturity analysis of financial liabilities	6-62
42.	Provisions	6-63
43.	Other liabilities	6-64
44.	Cash flows	6-64
45.	Expenditure commitments	6-65
46.	Cash and other assets held in trust	6-66
47.	Contingent assets and liabilities	6-66
48.	Post balance date events	6-71
49.	Defeased cross border leases	6-71
50.	Financial risk management disclosure	6-71
51.	Retirement benefit obligations	6-80
52.	Controlled entities	6-84
53.	Reconciliation to GFS	6-88
54.	Expenses from transactions by function	6-92
55.	Sector assets by function	6-93
56.	Future developments	6-93
57.	General Government Sector budget to actual comparison	6-94

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-07

Notes to the Financial Statements

1. Significant accounting policies

The following summary presents the significant accounting policies that have been adopted in preparing and presenting financial statements of the Queensland General Government Sector (GGS) and the consolidated Total State Sector.

The GGS is a component of the Total State Sector. The GGS is determined in accordance with the principles and rules contained in the Australian Bureau of Statistics’ (ABS) Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 (ABS GFS Manual). According to the ABS GFS Manual, the GGS consists of all government units and non-profit institutions controlled and mainly financed by government. Government units are legal entities established by political processes that have legislative, judicial or executive authority over other units and which provide goods and services to the community or to individuals on a non-market basis and make transfer payments to redistribute income and wealth. Non-profit institutions are created for the purpose of producing or distributing goods and services but are not a source of income, profit or other financial gain for the government.

Unless otherwise stated, references in this report to “the State” include both the GGS and Total State Sector.

(a) Basis of accounting

This financial report has been prepared in accordance with the Financial Accountability Act 2009. In addition, the financial statements comply with AASB 1049 Whole of Government and General Government Sector Financial Reporting which requires compliance with all Australian Accounting Standards and Concepts, Interpretations and other authoritative pronouncements, except those identified below.

With respect to compliance with Australian Accounting Standards and Interpretations, the GGS and the Total State Sector have applied those requirements applicable to not-for-profit entities, as the GGS and the Total State Sector are classified as such. It is, however, recognised that the Total State Sector is an aggregation of both for-profit and not-for-profit entities.

AASB 1049 harmonises GFS with Generally Accepted Accounting Principles (GAAP) to the extent that GFS does not conflict with GAAP. This requires the selection of options within the Australian Accounting Standards that harmonise with the ABS GFS Manual.

The purpose of this financial report is to provide users with information about the stewardship by the Government in relation to the GGS and Total State Sector and accountability for the resources entrusted to it, information about the financial position, performance and cash flows of the GGS and Total State Sector and information that facilitates assessments of the macro-economic impact of the Government.

The financial report of the Total State Sector is a general purpose financial report. The financial report of the GGS is included as two separate columns adjacent to the Total State financial information. GGS information is shaded.

The statements have been prepared on an accrual basis that recognises the financial effects of transactions and events when they occur.

AASB 1055 Budgetary Reporting became effective from reporting periods beginning on or after 1 July 2014 for entities within the GGS, as well as to the financial statements of the GGS itself. As in previous years, the State has included in these financial statements a ‘General Government Sector budget to actual comparison’ (Note 57). This note discloses the GGS’s original published budgeted figures for 2014-15 compared to actual results, with explanations of major variances, in respect of the GGS’s Operating Statement, Balance Sheet and Cash Flow Statement.

AASB 10 Consolidated Financial Statements, AASB 11 Joint Arrangements and AASB 12 Disclosure of Interests in Other Entities impact the definition of interest in joint ventures, joint operations and associates. The State has assessed its current classification and reclassified some joint ventures to joint operations. The effect of this is not material to these statements.

New or revised accounting standards and interpretations with implications for the reporting entity which have been published and are not mandatory for 30 June 2015 reporting periods are set out below:

AASB 9: Financial Instruments

AASB 14: Regulatory Deferral Accounts

AASB 15: Revenue from Contracts with Customers

AASB 2010-7: Amendments to Australian Accounting Standards arising from AASB 9 (December 2010) [AASB 1, 3, 4, 5, 7, 101, 102, 108, 112, 118, 120, 121, 127, 128, 131, 132, 136, 137, 139, 1023 & 1038 and Interpretations 2, 5, 10, 12, 19 & 127]

AASB 2014-1: Amendments to Australian Accounting Standards

AASB 2014-3: Amendments to Australian Accounting Standards—Accounting for Acquisitions of Interests in Joint Operations [AASB 1 & AASB 11]

AASB 2014-4: Amendments to Australian Accounting Standards—Clarification of Acceptable Methods of Depreciation and Amortisation [AASB 116 & AASB 138]

AASB 2014-5: Amendments to Australian Accounting Standards arising from AASB 15

AASB 2014-6: Amendments to Australian Accounting Standards—Agriculture: Bearer Plants [AASB 101, AASB 116, AASB 117, AASB 123, AASB 136, AASB 140 & AASB 141]

AASB 2014-7: Amendments to Australian Accounting Standards arising from AASB 9 (December 2014)

AASB 2014-8: Amendments to Australian Accounting Standards arising from AASB 9 (December 2014)—Application of AASB 9 (December 2009) and AASB (December 2010) [AASB 9 (December 2009) & AASB 9 (December 2010)]

6-08	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(a) Basis of accounting continued

AASB 2014-9: Amendments to Australian Accounting Standards—Equity Method in Separate Financial Statements [AASB 1, AASB 127 & AASB 128]

AASB 2014-10: Amendments to Australian Accounting Standards—Sale or Contribution of Assets between an Investor and its Associate or Joint Venture [AASB 10 & AASB 128]

AASB 2015-1: Amendments to Australian Accounting Standards—Annual Improvements to Australian Accounting Standards 2012-14 Cycle [AASB 1, AASB 2, AASB 3, AASB 5, AASB 7, AASB 11, AASB 110, AASB 119, AASB 121, AASB 133, AASB 134, AASB 137 & AASB 140] AASB 2015-2: Amendments to Australian Accounting Standards—Disclosure Initiative: Amendments to AASB 101 [AASB 7, AASB 101, AASB 134 & AASB 1049]

AASB 2015-3: Amendments to Accounting Standards arising from the Withdrawal of AASB 1031 Materiality

AASB 2015-5: Amendments to Australian Accounting Standards—Investment Entities: Applying the Consolidation Exception [AASB 10, AASB12 & AASB 128]

AASB 2015-6: Amendments to Australian Accounting Standards—Extending Related Party Disclosures to Not-for-Profit Public Sector Entities [AASB 10, AASB 124 & AASB 1049]

AASB 2015-7: Amendments to Australian Accounting Standards—Fair Value Disclosures of Not-for-Profit Public Sector Entities [AASB 13]

The State has not adopted these standards and interpretations early. Application of these standards is not likely to materially affect any of the amounts recognised in the financial statements in future reporting periods but may impact the type of information disclosed.

The following new and revised standards apply as from reporting periods beginning on or after 1 January 2015:

AASB 9 Financial Instruments and AASB 2014-7 Amendments to Australian Accounting Standards arising from AASB 9 (December 2014) will become effective from reporting periods on or after 1 January 2018. The main impacts of these standards on the State are that they will change the requirements for the classification, measurement, impairment and disclosures associated with the State’s financial assets. AASB 9 will introduce different criteria for whether financial assets can be measured at amortised cost or fair value.

The State has commenced reviewing the measurement of its financial assets against the new AASB 9 classification and measurement requirements. However, as the classification of financial assets at the date of initial application of AASB 9 will depend on the facts and circumstances existing at that date, the State’s conclusions will not be confirmed until closer to that time.

The potential impact of the new measurement requirements on the State is that the ‘held to maturity’ investments on the balance sheet will need to be measured at fair value and will no longer be classified as ‘held to maturity’.

AASB 15 Revenue from Contracts with Customers will be effective from reporting periods beginning on or after 1 January 2017. This standard contains much more detailed requirements for the accounting for certain types of revenue from customers. Depending on the specific contractual terms, the new requirements may potentially result in a change to the timing of revenue from sales of the State’s goods and services, such that some revenue may need to be deferred to a later reporting period to the extent that the State has received cash but has not met its associated obligations (such amounts would be reported as a liability (unearned revenue) in the meantime). The State is yet to complete its analysis of current arrangements for sale of its goods and services but at this stage does not expect a significant impact on its present accounting practices.

AASB 124 Related Party Disclosures will be effective from reporting periods on or after 1 July 2016. The accounting standard requires a range of disclosures about remuneration of key management personnel, transactions with related parties/entities, and relationships between parent and controlled entities. The most significant implication of AASB 124 for the State’s financial statements will be the disclosures to be made about remuneration of key management personnel and transactions with related parties, including transactions with key management personnel or close members of their families.

AASB 2015-7 Amendments to Australian Accounting Standards—Fair Value Disclosures of Not-for-Profit Public Sector Entities amends AASB 13 Fair Value Measurement effective from reporting periods beginning on or after 1 July 2016. The amendments provide relief from certain disclosures about fair value categorised as level 3 under the fair value hierarchy (refer to 1(w)). Accordingly, the following disclosures for level 3 fair values will no longer be required:

•	the disaggregation of certain gains/losses on assets reflected in the operating result;

•	quantitative information about the significant unobservable inputs used in the fair value measurement; and

•	a description of the sensitivity of the fair value measurement to changes in the unobservable inputs.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-09

Notes to the Financial Statements

1. Significant accounting policies continued

(b) The Government Reporting Entity

The Queensland Government economic entity (Total State Sector) includes all State Government departments, other General Government entities, Public Non-financial Corporations, Public Financial Corporations and their controlled entities. Refer Note 52 for a full list of controlled entities included in each sector.

Under AASB 1049, the preparation of the GGS financial report does not require full application of AASB 127 Consolidated and Separate Financial Statements and AASB 139 Financial Instruments: Recognition and Measurement. The GGS includes the value of all material assets, liabilities, equities, revenue and expenses of entities controlled by the GGS of Queensland. Assets, liabilities, revenue, expenses and cash flows of government controlled entities that are in the Public Non-financial Corporations Sector and the Public Financial Corporations Sector are not separately recognised in the GGS. Instead, the GGS recognises an asset, being the controlling equity investment in those entities and recognises an increment or decrement relating to changes in the carrying amount of that asset, measured in accordance with AASB 1049. See Note 1(q) for further information on valuation of investments in public sector entities.

Where control of an entity is obtained during the financial year, its results are included in the Operating Statement from the date control commences. Where control of an entity ceases during a financial year, its results are included for that part of the year during which control existed.

Generally, only those agencies considered material by virtue of the size of their financial transactions and/or resources managed are consolidated for the purposes of this report. (Refer Note 52 for further details.)

In the process of reporting the Government of Queensland as a single economic entity, all material inter-entity and intra-entity transactions and balances have been eliminated to the extent practicable.

The ABS GFS Manual provides the basis upon which GFS information contained in the financial report is prepared. In particular, notes disclosing key fiscal aggregates of net worth, net operating balance, total change in net worth, fiscal balance or net lending/(borrowing) and cash surplus/(deficit) determined using the principles and rules in the ABS GFS Manual are included in the financial report, together with a reconciliation of those key fiscal aggregates to the corresponding key fiscal aggregates determined in accordance with AASB 1049.

(c) Sectors

Assets, liabilities, revenues and expenses that are attributed reliably to each sector of the Queensland Government economic entity are disclosed in Note 2. For disclosure purposes, transactions and balances between sectors have not been eliminated but those between entities within each sector have been eliminated. The financial impact of inter-sector transactions and balances is disclosed in Note 2, under the heading of Consolidation Adjustments.

A brief description of each broad sector of the Government’s activities, determined in accordance with the Government Finance Statistics Standards (Australian Bureau of Statistics), follows:

General Government Sector (GGS)

The primary function of General Government Sector agencies is to provide public services that:

•	are non-trading in nature and that are for the collective benefit of the community;

•	are largely financed by way of taxes, fees and other compulsory charges; and

•	involve the transfer or redistribution of income.

Public Non-financial Corporations Sector (PNFC)

The primary function of enterprises in the Public Non-financial Corporations Sector is to provide goods and services that:

•	are trading, non-regulatory or non-financial in nature; and

•	are financed by way of sales of goods and services to consumers.

Public Financial Corporations Sector (PFC)

The Public Financial Corporations Sector comprises publicly-owned institutions which provide financial services, usually on a commercial basis.

Functions they perform may include:

•	central bank functions;

•	accepting on-call, term or savings deposits;

•	investment fund management;

•	having the authority to incur liabilities and acquire financial assets in the market on their own account; or

•	providing insurance services.

6-10	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(d) Reporting period

The reporting period of the GGS and Total State Sector is the year ended 30 June 2015.

(e) Basis of measurement

The GGS financial report and Total State Sector consolidated financial report adopt the following valuation methodologies:

•	superannuation, WorkCover, motor vehicle accident liabilities, Queensland Government Insurance Fund and the Queensland Government Long Service Leave Central Scheme provisions are based on actuarial valuations;

•	investments and other financial assets are recorded at fair value, except as outlined in note 1(ah);

•	borrowings and other financial liabilities are recorded at fair value, except as outlined in note 1(ah);

•	power purchase agreements are valued at fair value;

•	land, buildings, other infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value. Other classes of assets are valued at cost which approximates fair value due to their short useful lives; and

•	inventories (other than those held for distribution) are valued at the lower of cost and net realisable value under AASB 102 Inventories.

Historical cost accounting principles are otherwise employed.

Unless otherwise stated, the accounting policies adopted for the reporting period are consistent with those of the previous reporting period. In accordance with AASB 101 Presentation of Financial Statements and AASB 108 Accounting Policies, Changes in Accounting Estimates and Errors, changes to accounting policies are applied retrospectively unless specific transitional provisions apply.

(f) Classification

AASB 1049 Whole of Government and General Government Sector Financial Reporting requires the Operating Statement to include all items of income and expense recognised in a period. All amounts relating to an item included in the determination of comprehensive result (total change in net worth) are classified as transactions or other economic flows in a manner that is consistent with the ABS GFS Manual. Key technical terms from the ABS GFS Manual that are used in this financial report are outlined in Note 1(ao).

Transactions are interactions between two units by mutual agreement or an action within a unit that is analytically useful to treat as a transaction. Other economic flows are changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets).

Where application of accounting standards results in a variance to GFS, a reconciliation to GFS is provided in Notes 26 and 53.

(g) Rounding

All amounts in these statements have been rounded to the nearest $1 million or where the amount is less than $500,000 to zero, unless otherwise indicated. Accordingly, numbers may not add due to rounding.

(h) Comparative information

Where applicable, comparatives have been restated, to be consistent with changes in the financial statements presentation for the current reporting period.

(i) Errors

AASB 108 requires that material prior period errors be corrected retrospectively by either restating comparative amounts if the errors occurred in the prior year; or restating the opening balances of assets, liabilities and equity of the prior year where the error occurred before the prior year.

(j) Business combinations

Business combinations are recognised in accordance with AASB 3 Business Combinations and accounted for using the acquisition method, regardless of whether equity instruments or other assets and liabilities are acquired.

Cost is measured as the fair value of the assets given or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of cost of acquisition over the fair value of the State’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the State’s share of the fair value of the identifiable net assets of the subsidiary acquired, the difference is recognised directly in the Operating Statement but only after a reassessment of the identification and measurement of the net assets acquired.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-11

Notes to the Financial Statements

1. Significant accounting policies continued

(k) Revenue recognition

Taxation and royalty revenue is recognised when the underlying transaction or event which gives rise to the right to collect the revenue occurs and can be measured reliably or at the time the payer’s obligation to pay arises pursuant to the issue of an assessment. Self assessed taxes and royalties are recognised when raised by the self assessor. Other tax and royalty revenues are recognised when assessment notices are issued.

Commonwealth and other grants are recognised as revenue when the recipient entity obtains control over the grant, usually upon receipt. Where the grant is of a reciprocal nature, revenue is recognised as and when the obligation is fulfilled. When revenue has been received in advance for services or works still to be completed at balance date, this revenue is considered to be unearned and is reported in other liabilities. Refer Note 43.

To the extent practicable, revenues from the sale of goods and services, fines and regulatory fees are recognised when the transactions or events giving rise to the revenue occur.

With effect from 1 July 2014, the State changed its accounting policy with respect to regulated revenue under and over recoveries. Previously, the State accrued or deferred allowed regulated revenue through recognising the full amount of revenue allowed under its revenue determination and recognising an under (or over) recovery of this amount as an asset (or liability) to be adjusted in future revenues to be received from customers. The new policy, where the accrued (or deferred) revenues are not recognised, results in more reliable and relevant information to users as it reflects a closer correlation between market conditions, shareholder and other regulatory policies and profitability. The State has applied the change in accounting policy retrospectively in accordance with accounting standards.

Interest income includes investment income earned on financial assets during the financial year.

For the GGS, dividends from PNFC and PFC sector entities are recorded as revenue from transactions where the dividends are declared out of current profits. Dividends paid out of prior accumulated profits and reserves or from the sale of businesses represent a return of Government’s initial equity investment under ABS GFS principles and are disclosed as other economic flows. The net profit/(loss) from associates and joint ventures (excluding dividend distributions) is included in other economic flows in the Operating Statement.

Dividends from the PNFC and PFC sectors are eliminated in the Total State Sector.

Assets received at below fair value, including those received free of charge and that can be measured reliably are recognised at their fair value as revenue when control over the assets is obtained, normally either on receipt of the assets or on notification that the assets have been secured.

Non-repayable customer contributions are recognised as revenue and as assets in accordance with Interpretation 18 Transfers of Assets from Customers.

Other economic flows of a revenue nature included in the operating result incorporate gains on disposal of non-financial assets, deferred income tax equivalents (for the GGS) and changes in fair value of financial instruments measured at fair value.

(l) Other interest expense

Interest and other finance charges are recognised as expenses in the period in which they are incurred.

(m) Taxation

The Government is exempt from Commonwealth taxation except for Fringe Benefits Tax and Goods and Services Tax (GST).

Revenues, expenses and assets are recognised net of GST, except where the amount of GST incurred is not recoverable from the Australian Taxation Office (ATO). In these circumstances, the GST is recognised as part of the acquisition cost of the asset or as part of the item of expense.

Receivables and payables include GST. The amounts of GST receivable from, or payable to, the ATO are included as a current asset or liability in the Balance Sheet.

Cash flows are included in the Cash Flow Statement on a gross basis. The GST components of cash flows arising from investing and financing activities which are recoverable from, or payable to, the ATO are classified as operating cash flows.

6-12	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(n) Cash and deposits

Cash and deposits includes cash on hand, cash at bank, deposits at call (which are readily convertible to cash on hand and are subject to an insignificant risk of changes in value) and money market deposits, net of outstanding bank overdrafts. Where a net overdraft arises on cash at bank, the overdraft is included in Borrowings on the Balance Sheet. $2.117 billion (2014, $2.675 billion) has been reallocated from securities other than shares to cash and deposits on the face of the Balance Sheet.

The State has changed its accounting policy with respect to the classification of cash and cash equivalents to include money market deposits. The State has applied this change in accounting policy retrospectively in accordance with accounting standards.

(o) Receivables and loans

Receivables are recognised at the nominal amount due and are assessed periodically for impairment. For further details on the State revenue recognition refer to Note 1(k).

Settlement on finance leases is within the terms of the lease, ranging from 2 to 99 years. Title is passed to the purchaser on full repayment. Refer Note 24.

Loans are financial assets held by the State and include loans supporting policy objectives of the Government rather than for liquidity management purposes.

(p) Securities other than shares

Securities are financial assets held by the State that may include fixed term deposits, managed fund investments, interest in Rental Purchase Plan properties, government and corporate bonds, certificates of deposits, notes and the net value of swaps and other derivatives. Due to the ‘partial consolidation’ approach required by AASB 1049, the GGS balances also include fixed rate notes with the Queensland Treasury Corporation (QTC), which are eliminated on consolidation of the Total State Sector.

(q) Shares and other equity investments

Shares and investments in other entities refer to claims on other entities (or arrangements) entitling the State to a share of the income of the entity and a right to a share of the residual assets of the entity should it be wound up (in the case of associates and joint ventures) or a share of income, expenses, assets and liabilities of the arrangement (in the case of joint operations). They include holdings of the market value of listed enterprises and the market value of net assets of unlisted enterprises.

There are three main categories:

•	investments accounted for using the equity method (investments in associates and joint ventures);

•	investments in joint operations; and

•	investments in other entities that are not controlled, jointly controlled or associated.

Investments accounted for using the equity method

Associates are those entities over which the State has significant influence but not control. Joint ventures are joint arrangements whereby the State has joint control and rights to the net assets of the arrangements. Such entities are accounted for using the equity method of accounting in accordance with AASB 128 Investments in Associates and Joint Ventures. The State’s share of its associates’ or joint ventures’ post-acquisition profits or losses (less dividends) is recognised in the Operating Statement as an other economic flow and its share of post-acquisition movements in reserves is recognised in the reserves. The cumulative post-acquisition movements are recognised against the carrying amount of the investment. Dividends from associates and joint ventures are recognised as revenue from transactions in the Operating Statement.

Investments in joint operations

Joint operations are joint arrangements whereby the State has control and rights to the assets, and obligations for the liabilities, relating to the arrangements. Such arrangements are accounted for in accordance with AASB 11 Joint Arrangements. The State recognises its share of jointly held or incurred assets, liabilities, revenues and expenses in the joint operations.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-13

Notes to the Financial Statements

1. Significant accounting policies continued

(q) Shares and other equity investments continued

Investments—shares in entities that are not controlled or associated

Investments in entities that are neither controlled/jointly controlled by, nor associates of, the Government are valued at fair value with changes in valuation of these investments treated in a manner consistent with AASB 139 Financial Instruments: Recognition and Measurement.

Investments in public sector entities

In addition to the above three categories, the GGS has equity investments in PNFCs and PFCs that are measured as the Government’s proportional share of the net asset value of the PNFC and PFC Sector entities. Changes in the valuation of the GGS equity investments (other than dividends) are recognised as other economic flows. Individual entities within the PNFC/PFC sectors having negative net worth are valued at nil.

Note 1(c) outlines the functions of these sectors. Refer to Note 52 for a comprehensive list of entities within the PNFC and PFC Sectors. Investments in the PNFC and PFC Sectors are eliminated on consolidation of the Total State Sector.

(r) Inventories

Inventories (other than those held for distribution) are carried at the lower of cost and net realisable value under AASB 102 Inventories. Cost is determined on either a first-in-first-out or weighted average cost basis and includes expenditure incurred in acquiring the inventories and bringing them to their present location and condition, except for training costs which are expensed as incurred. Where inventories are acquired for no or nominal consideration, the cost is the current replacement cost as at the date of acquisition.

Inventories held for distribution are those inventories which the State distributes for no or nominal consideration. These are measured at cost, adjusted for any loss of service potential. Land held for resale is stated at the lower of cost and net realisable value. Such cost is assigned by specific identification and includes the cost of acquisition and development.

All inventories are classified as current non-financial assets.

(s) Other non-financial assets

Other non-financial assets primarily represent prepayments by the State. These prepayments include salaries and wages, grant payments or payments of a general nature made in advance.

(t) Assets held for sale

In accordance with AASB 5 Non-current Assets Held for Sale and Discontinued Operations, non-current assets held for sale are measured at the lower of carrying amount and fair value less costs to sell and have not been depreciated or amortised.

While an asset is classified as held for sale, an impairment loss is recognised for any write downs of the asset to fair value less estimated costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset but not in excess of any cumulative impairment loss previously recognised.

(u) Investment properties

Pursuant to AASB 140 Investment Property, properties held to earn rental income or for capital gains purposes are classified as investment properties. Such properties are valued at fair value. Changes in fair value are recognised in the Operating Statement as other economic flows and no depreciation expense or asset impairment is recognised.

(v) Biological assets

Biological assets are recognised at fair value which is the amount that could be expected to be received from the disposal of the asset in an active and liquid market, after deducting costs expected to be incurred in realising the proceeds of such a disposal.

Biological assets held by the State and recognised in the Balance Sheet include livestock, and plants (comprising timber plantations, sugarcane, grain and cotton crops).

Biological assets such as tree seed orchards, vines and nursery seedlings have been assessed in accordance with AASB 141 Agriculture, found not to be material and accordingly, not been recognised.

6-14	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(w) Property, plant and equipment

Acquisition

Items of property, plant and equipment with a cost or other value greater than the asset recognition threshold of the agency are initially capitalised and recorded at cost. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector mandates asset recognition thresholds for departments and not-for-profit statutory bodies as follows:

Asset class	Asset recognition threshold
Land	$1 (all land)

Buildings	$10,000

Infrastructure	$10,000

Plant & equipment	$5,000

Major plant & equipment	An amount greater than or equal to $5,000, the exact amount of which is at the agency’s discretion.

Leased assets (finance leases)	The threshold for the class to which the asset would belong if it were not subject to a finance lease.

Heritage & cultural assets	$5,000

Work in progress	n/a

Library reference collections	$1,000,000

Asset recognition thresholds for other entities do not exceed the thresholds above.

Items with a cost or other value below each entity’s recognition threshold are expensed in the year of acquisition. Cost is determined as the value given as consideration, plus costs incidental to the acquisition including all other costs incurred in getting the assets ready for use. Training, marketing and advertising costs are expensed as incurred.

In accordance with AASB 116 Property, Plant and Equipment, administration and other general overhead costs are expensed in the year they are incurred. Overhauls and major inspections are only capitalised if it is probable that future economic benefits associated with them will flow to the entity and their cost can be measured reliably. Any remaining carrying amount of the cost of the previous inspection/overhaul (as distinct from physical parts) is derecognised.

Assets acquired at no cost, or for nominal consideration, that can be measured reliably are recognised initially as assets and revenues at their fair value at the date of acquisition.

Recording and valuation

Land, buildings, infrastructure, major plant and equipment and heritage and cultural assets are valued at fair value in accordance with AASB 13 Fair Value Measurement, AASB 116 and Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector.

Plant and equipment is recorded at cost.

On initial recognition, all costs incurred in purchasing or constructing the asset and getting it ready for use are capitalised to the value of the asset. Costs also include the initial estimate of the costs of dismantling and restoring the site on which it is located, where that obligation is recognised and measured in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets.

Subsequent costs are added to the carrying amount of the asset when it improves the condition of the asset beyond its originally assessed standard of performance or capacity. Otherwise, subsequent costs are expensed.

Reference should be made to individual agency reports for valuation methodologies and names and qualifications of relevant valuers, where appropriate.

Non-current physical assets measured at fair value are comprehensively revalued once every five years or as appropriate, with interim valuations using relevant indices being otherwise performed on an annual basis. Separately identified components of assets are measured on the same basis as the assets to which they relate.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-15

Notes to the Financial Statements

1. Significant accounting policies continued

(w) Property, plant and equipment continued

Recording and valuation continued

Any revaluation increment arising on the revaluation of an asset is credited to the asset revaluation reserve for that class of assets, except to the extent it reverses a revaluation decrement for the class of assets previously recognised as an expense. A decrease in the carrying amount on revaluation is charged as an expense, to the extent it exceeds the balance of the relevant asset revaluation reserve for the same class of assets.

Items or components that form an integral part of an asset are recognised as a single asset (functional asset). The recognition threshold is applied to the aggregate cost of each functional asset. Energy entities’ easements are disclosed as part of property, plant and equipment because they are considered to be an integral part of the property, plant and equipment of those entities.

Non-reciprocal transfers of assets or (assets and liabilities) between wholly-owned Queensland public sector entities, are accounted for as adjustments to contributed equity in accordance with AASB Interpretation 1038 Contributions by Owners Made to Wholly-owned Public Sector Entities.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly derived from observable inputs or estimated using another valuation technique.

Observable inputs are publicly available data that are relevant to the characteristics of the assets/liabilities being valued. Observable inputs used by the State include, but are not limited to, published sales data for land and general office buildings.

Unobservable inputs are data, assumptions and judgements that are not available publicly but are relevant to the characteristics of the assets/liabilities being valued. Significant unobservable inputs used by the State include, but are not limited to, subjective adjustments made to observable data to take account of the characteristics of the State assets/liabilities, internal records of recent construction costs (and/or estimates of such costs) for assets’ characteristics/functionality, and assessments of physical condition and remaining useful life. Unobservable inputs are used to the extent that sufficient relevant and reliable observable inputs are not available for similar assets/liabilities.

A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use.

All assets and liabilities of the State for which fair value is measured or disclosed in the financial statements are categorised within the following fair value hierarchy, based on the data and assumptions used in the most recent specific appraisals:

Level 1 –	represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

Level 2 –	represents fair value measurements that are substantially derived from inputs (other than quoted prices included within level 1) that are observable, either directly or indirectly; and

Level 3 –	represents fair value measurements that are substantially derived from unobservable inputs.

None of the State’s valuations of non-financial assets are eligible for categorisation into level 1 of the fair value hierarchy.

More specific fair value information about the State’s property, plant and equipment is outlined in Note 33.

Land under roads

Land under roads is included in the asset class ‘land’ until road declarations for each land portion are confirmed. The value included in the balance of land is approximately $47 billion (2013-14: $44 billion).

All land under roads acquired is recorded at fair value in accordance with AASB 13 Fair Value Measurement and AASB 116 Property, Plant and Equipment using an englobo basis based on the statutory land valuations as agreed by all state Valuers-General in 2009.

AASB 13 Fair Value Measurement requires the use of valuation techniques that are appropriate in the circumstances and for which sufficient data are available, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

The englobo method reflects the characteristics that would be taken into account by a potential buyer of land under roads that is made available for sale (after having the legislative restriction removed). Englobo valuation is inclusive of all potential land uses and reflects that if removal of the legislative restriction occurred, land under roads would revert to its original state before subdivision. The methodology is appropriate for all land under roads, regardless of its location or whatever type of road infrastructure (if any) is currently on it.

Fair value is determined by the State Valuation Services using an acceptable, reliable valuation methodology which is undertaken by multiplying the total area of land under roads within each local government area by the average statutory value of all freehold and leasehold land within the corresponding local government area. The statutory valuations for non-rural land are determined on the basis of site value, with the unimproved value used for rural land.

6-16	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(w) Property, plant and equipment continued

Land under roads continued

Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State in terms of the Land Act 1994. The Department of Natural Resources and Mines administers the Land Act on behalf of the State and accordingly, untitled land under roads is an administered asset of that department.

Land under roads subject to freehold or leasehold title or reserve tenure that is controlled by the agency that holds the freehold or leasehold title or trusteeship of a reserve, is recorded by the relevant agency as a controlled asset.

Property, plant and equipment held for rental

Pursuant to paragraph 68A in AASB 116, where items of property, plant and equipment that have been held for rental to others are routinely sold in the course of the State’s ordinary business, these assets are transferred to inventories at their carrying amount when they cease to be rented and become held for sale.

Paragraph 14 of AASB 107 Statement of Cash Flows requires that the cash received from the subsequent sale of assets that were previously held for rental to others and cash paid to purchase these assets are recognised as operating activities rather than investing activities.

(x) Intangible assets

Intangible assets are recognised in accordance with AASB 138 Intangible Assets. Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector which is applicable to departments and statutory bodies, mandates classes of non-current physical and intangible assets. Software is classified as an intangible asset, rather than property, plant and equipment unless it is an integral part of the related hardware.

Internally generated goodwill, brands, and items of similar substance, as well as expenditure on initial research, are specifically excluded from being recognised in the Balance Sheet.

In accordance with the Non-Current Asset Policies for the Queensland Public Sector, the recognition threshold for departments and statutory bodies is $100,000. The threshold for other entities does not exceed this amount.

Purchased goodwill represents the excess of costs of acquisition over the fair value of the State’s share of the net identifiable assets of the acquired entity at the date of acquisition. Goodwill is not amortised but instead is assessed annually for impairment.

Internally generated intangible assets are only revalued where an active market exists for the asset in question, otherwise they are measured at cost.

(y) Assets not recognised

The following assets are not recognised in the Balance Sheet:

Railway corridor land

Under the Transport Infrastructure Act 1994, railway corridor land was rendered State land under the control of the Department of Natural Resources and Mines which for reporting purposes recorded the land at nil value. This land is on-leased to Queensland Rail via the Department of Transport and Main Roads at no cost.

Library collections

Purchases for common use collections are expensed as they are incurred, except for the State Library’s Library Collection. Purchases for this collection are capitalised and held at fair value in accordance with Queensland Treasury’s Non-Current Asset Policies for the Queensland Public Sector, except for certain heritage assets whose value cannot be reliably measured.

Native forests and biological assets

Disclosures are outlined in Note 1(v).

User funded assets

Certain wharf facilities, bulk sugar terminals, bulk molasses terminals, bulk grain terminals and grain loading facilities have been constructed on land controlled by Queensland port corporations. These assets are not included in the Balance Sheet as users of the assets have either fully or partially funded these facilities and they are either not considered to be controlled by the corporations or no income will flow from the facilities.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-17

Notes to the Financial Statements

1. Significant accounting policies continued

(y) Assets not recognised continued

Heritage assets

Certain heritage assets, including artefacts, memorabilia and other historical objects held by agencies, have not been valued or included in the Balance Sheet because of the unique nature of the items and the difficulty in determining a reliable value.

(z) Depreciation and amortisation

In addition to land, the reference collection of the Library Board of Queensland, the Art Collection and Library Heritage Collection held by the Queensland Art Gallery Board of Trustees and the State Collection and Library Heritage Collection of the Board of the Queensland Museum and certain other heritage and cultural assets are not depreciated.

Other assets are depreciated or amortised on a straight-line basis from their date of acquisition (or in respect of internally constructed assets, from the time the asset is completed and held ready for use) and based on their estimated useful lives to the agency.

Where assets have separately identifiable components that are subject to regular replacement, these components are assigned useful lives distinct from the asset to which they relate and are depreciated accordingly. Any expenditure which increases the originally assessed capacity or service potential of an asset is capitalised and the new depreciable value is depreciated over the remaining useful life of the asset.

Leasehold improvements are amortised over the estimated useful lives of the improvements or the unexpired period of the lease, whichever is shorter. The unexpired period of the lease includes any option period where exercise of the option is probable.

Capital work in progress is not depreciated until it reaches service delivery capacity.

Major spares purchased specifically for particular assets are capitalised and depreciated on the same basis as the asset to which they relate.

Estimated useful lives, residual values and depreciation methods are reviewed at the end of each annual reporting period.

Reference should be made to individual agency reports for details of depreciation and amortisation methodologies. The following provides an indication of the estimated useful lives of the different non-financial asset classes held by the State:

Asset class	Useful life
Property, plant and equipment
Buildings	1 - 115 years
Plant and equipment	1 - 100 years
Infrastructure assets	up to 150 years
Heritage and cultural assets	7 - 100 years

Intangibles
Computer software	1 - 25 years
Other intangibles (including intellectual property, licences and access rights)	1 - 99 years

(aa) Impairment of assets

At each reporting date, an assessment is undertaken as to whether there are any indications that a physical or intangible asset is impaired. The amount by which an asset’s carrying amount exceeds the recoverable amount is recorded as an impairment. The recoverable amount of the impaired asset is determined as the higher of the asset’s fair value less costs to sell and value in use. Value in use is based on either discounted cash flows using a risk adjusted discount rate or in respect of not-for-profit entities, depreciated replacement cost. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

Impairment on goodwill is not reversed.

6-18	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(ab) Leases

Rights and obligations under finance leases (including cross border leases) which are leases that effectively transfer most of the risks and rewards relating to ownership of the leased items to the lessee, are recognised initially as assets and liabilities by the lessee equal to the lower of fair value of the leased property and present value of the minimum lease payments including any guaranteed residual values. The assets are disclosed as leased plant and equipment and are depreciated over the period during which the State is expected to benefit from the use of the asset. Minimum lease payments are allocated between interest and reduction of the lease liability, according to the interest rate implicit in the lease. Further disclosure on cross border leases is contained in Note 49.

For operating leases, where the lessor retains substantially all of the risks and rewards relating to ownership of the leased items, lease payments are expensed by the lessee over the term of the lease. Incentives received on entering into operating leases are recognised as liabilities. Lease payments are allocated between rental expense and reduction of the liability. Further disclosure on lease commitments is contained in Note 45.

(ac) Payables

These mainly represent amounts owing for goods and services provided to the State prior to the end of the financial year. The amounts are unsecured, are usually paid within 30 days of recognition and are non-interest bearing.

(ad) Provisions

Provisions are recognised when there is a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Where there are a number of similar obligations, the likelihood that an outflow will be required is determined by considering the class of obligations as a whole. Provisions are measured at the present value of the estimate of the expenditure required to settle the present obligation at the reporting date. The discount rate used to determine the present value reflects current market assessment of the time value of money and risks specific to the liability.

Provisions are recognised for dismantling, removal and restoration costs where a constructive obligation exists. The present value of the obligation is recorded in the initial cost of the asset.

(ae) Onerous contracts

General provisions

A provision for onerous contracts is recognised when the expected benefits to be derived from a contract are less than the unavoidable costs of meeting the obligations under that contract and only after any impairments to assets dedicated to that contract have been recognised.

The provision is recognised in accordance with AASB 137 Provisions, Contingent Liabilities and Contingent Assets and is based on the excess of the estimated cash flows to meet the unavoidable costs under the contract over the estimated cash flows to be received in relation to the contract, having regard to the risks of the activities relating to the contract. The net estimated cash flows are discounted, where the effect of discounting is material.

Power Purchase/Pooling Agreement provisions

A provision for onerous contracts has been realised in relation to long-term power purchase/pooling agreements (PPAs) when the unavoidable costs of meeting the ongoing obligations under these agreements exceed the expected benefits to be received. The provision for onerous contracts reflects the net present value of the least net cost of exiting these onerous PPAs which is the lower of the cost of fulfilling the agreements or the compensation payable, as defined in these agreements for early termination.

An onerous contract provision exists in relation to the Gladstone Interconnection and Power Pooling Agreement and was remeasured downwards by $195 million during the year due to a change in future period cash flow assumptions.

The extent of the future losses from the power purchase/pooling agreements will depend on future wholesale pool prices as well as the need for the State to meet its network support obligations. The future level of Queensland wholesale pool prices remains significantly uncertain. The critical determinants of future pool prices will be the bidding behaviour of participants in the National Electricity Market, load growth, network reliability and the introduction of new generation capacity. The discount rate used reflects current market assessments of the time value of money and the risks specific to these obligations.

(af) Employee benefits

Wages, salaries and sick leave

Liabilities for wages and salaries are accrued at year end. For most agencies, sick leave is non-vesting and is expensed as incurred. Liabilities have been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-19

Notes to the Financial Statements

1. Significant accounting policies continued

(af) Employee benefits continued

Annual leave

The Annual Leave Central Scheme (ALCS) was established on 30 June 2008 to centrally fund annual leave obligations of departments, commercialised business units and shared service providers. Members pay a levy equal to their accrued leave cost into the scheme and are reimbursed by the scheme for annual leave payments made to their employees. Entities that do not participate in the ALCS continue to determine and recognise their own leave liabilities.

The State’s annual leave liability has been calculated based on wage and salary rates at the date they are expected to be paid and include related on-costs. In accordance with AASB 119 Employee Benefits, where annual leave is not expected to be paid within 12 months, the liability is measured at the present value of the future cash flows.

Long service leave

A levy of 2.1% of salary and wages costs is paid by participating agencies (predominantly Government departments) into the Long Service Leave Central Scheme which was introduced in 1999-2000. Amounts paid to employees for long service leave are then claimed from the scheme as a reimbursement. The liability is assessed annually by the State Actuary.

The valuation method used incorporates consideration of expected future wage and salary levels, experience of employee departures and periods of service. On-costs have been included in the liabilities and expenses for the Long Service Leave Central Scheme. These amounts have not been separately identified, as they are not material in the context of the State’s overall employee entitlement liabilities.

The State’s long service leave provisions are calculated in accordance with AASB 119 using yield rates of Government bonds at reporting date and actuarial assumptions which are mutually compatible. The gross discount rate for 10 year Commonwealth bonds at 30 June 2015 was 3.1% (2014, 3.6%).

Entities that do not participate in the Long Service Leave Central Scheme determine their liability for long service leave based on the present value of estimated future cash outflows to be made.

Superannuation/retirement benefit obligations

A superannuation liability for the State public sector is recognised in respect of the various employees’ accrued superannuation benefits and represents the difference between the net market value of plan assets and the estimated accrued superannuation benefits at year end.

The present value of the accrued benefits is calculated using the projected unit credit method and represents the actuarial value of all benefits that are expected to become payable in the future in respect of contributions made or periods of service completed prior to the valuation date, allowing for future salary increases.

The costs of providing future benefits to employees are recognised over the period during which employees provide services. All superannuation plan costs, excluding actuarial gains and losses, are recognised in the Operating Statement. Actuarial gains and losses are recognised directly in equity on an annual basis and represent experience adjustments (the effects of differences between the previous actuarial assumptions and what has actually occurred e.g. investment returns on plan assets) and the effects of changes in actuarial assumptions underlying the valuation.

For the State Public Sector Superannuation Scheme (QSuper), expected future payments are discounted using market yields at the reporting date on Government bonds with terms to maturity that match the estimated future cash outflows. The gross discount rate for 10 year Commonwealth bonds at 30 June 2015 was 3.1% (2014, 3.6%).

Employees in the electricity industry contribute to an industry multiple employer superannuation fund, Electricity Super Fund (ESF). The ESF uses discount rates in 2015 that are more closely aligned to the corporate bond rate. Refer Note 51.

Future taxes are part of the provision of the existing benefit obligations and are taken into account in measuring the net liability or asset.

Termination benefits

Termination benefits are payable when employment is terminated before the normal retirement date or when an employee accepts a voluntary redundancy in exchange for these benefits. The State recognises termination benefits when it is demonstrably committed to either terminating the employment of employees according to a detailed formal plan without possibility of withdrawal or providing termination benefits as a result of an offer made to encourage voluntary redundancy.

If termination benefits meet the AASB 119 timeframe criterion for ‘short-term employee benefits’ they are measured according to the AASB 119 requirements for ‘short-term employee benefits’. Otherwise, termination benefits are measured according to the requirements for ‘other long-term employee benefits’.

Benefits falling due more than 12 months after balance date are discounted to present value.

6-20	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(ag) Insurance

Queensland Government Insurance Fund (QGIF)

QGIF was established as a self-insurance fund for the State’s insurable liabilities and is an administrative arrangement within the Consolidated Fund. QGIF aims to improve the management of insurable risks through identifying, providing for and funding the Government’s insurance liabilities.

Participating government agencies pay premiums into the fund to meet the cost of claims and future insurable liabilities. QGIF outstanding claim liabilities are reported at whole of Government level, with claims paid out of Queensland Treasury’s Administered accounts.

The State’s QGIF provisions are actuarially assessed annually and are calculated in accordance with AASB 137. The liabilities relate to all claims incurred prior to 30 June 2015 and include an estimate of the cost of claims that are incurred but not reported. Expected future payments are discounted using yields on Australian government bonds. This risk free discount rate applied as at 30 June 2015 was 3.1% (2014, 3.6%).

The outstanding claims liability is a central estimate and includes no prudential margin.

General insurance contracts

In accordance with AASB 1023 General Insurance Contracts, the claims liability includes a risk margin in addition to expected future payments. This liability is discounted for the time value of money using risk-free discount rates that are based on current, observable, objective rates.

(ah) Financial instruments

The State has the following financial assets and liabilities:

•	receivables and loans—measured at amortised cost;

•	held-to-maturity investments—measured at amortised cost;

•	financial assets or liabilities at fair value through profit or loss;

•	available-for-sale—measured at fair value; and

•	other financial liabilities—measured at amortised cost.

Carrying amounts of financial assets and liabilities equate to fair value except as identified in Note 50.

Receivables and loans

Receivables and loans are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are initially measured at fair value plus any directly attributable transaction costs. Subsequently, receivables and loans are recorded at amortised cost using the effective interest method (except for short-term receivables) less any impairment losses. The effective interest rate is the rate that exactly discounts estimated future cash flows over the expected life of a financial instrument (or when appropriate, a shorter period) to the net carrying amount of that instrument. Any interest income is recognised in the operating result in the period in which it accrues.

Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity where the State has the intention and ability to hold such investments to maturity. Held-to-maturity investments are initially recognised at fair value plus any directly attributable transaction costs. Subsequently, held-to-maturity investments are measured at amortised cost using the effective interest method, less any impairment losses.

If a class of held-to-maturity investments is tainted or the State fails to keep these investments to maturity other than for specific circumstances explained in AASB 139, it will be required to reclassify the whole class as available-for-sale. The State would also not be able to classify any financial assets as held-to-maturity for the following two annual reporting periods.

Financial assets held-to-maturity primarily comprise term deposits and fixed rate notes with QTC. It is the State’s intention to hold these investments until maturity. Deposits and fixed rate notes held with QTC are eliminated on consolidation of the Total State Sector.

Financial assets at fair value through profit or loss

Financial assets are classified as fair value through profit or loss at balance date if they are classified as held for trading or designated so upon initial recognition. Financial assets at fair value through profit or loss are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Financial assets at fair value through profit or loss held by the State include money market deposits, discount securities, Commonwealth and State securities, floating rate notes, medium term notes, fixed interest deposits, interests in Rental Purchase Plan agreements and the Pathways Shared Equity program, investments managed by QIC Limited, other investments in managed funds, shares and derivatives.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-21

Notes to the Financial Statements

1. Significant accounting policies continued

(ah) Financial instruments continued

Available-for-sale financial assets

Available-for-sale financial assets are those non-derivative financial assets that are designated as available-for-sale or that are not classified as other categories of financial assets. Such assets are measured at fair value with unrealised gains/losses recognised directly in equity, except for impairment losses and foreign exchange losses on monetary available-for-sale financial assets which are recognised as other economic flows in the operating result.

Total State Sector available-for-sale financial assets include bank bonds, corporate bonds, Government bonds and share investments.

Financial liabilities at fair value through profit or loss

Financial liabilities are classified as fair value through profit or loss if they are classified as held for trading or designated so upon initial recognition. Financial liabilities at fair value through profit or loss which include deposits, interest bearing liabilities and derivatives, are valued at fair value at balance date. Unrealised gains and losses are brought to account as other economic flows included in the operating result.

Interest bearing liabilities held by the State include Treasury notes, Australian and overseas bonds, commercial paper and medium term notes principally raised by QTC.

In relation to deposits, income derived from their investment accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date. Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Financial liabilities held at amortised cost

Financial liabilities held at amortised cost are initially measured at fair value plus any directly attributable transaction costs. Subsequently, such financial liabilities are measured at amortised cost using the effective interest method.

Financial liabilities measured at amortised cost include payables, finance leases, GGS loans from QTC and State debt to the Commonwealth (loans made by the Commonwealth under Loan Council agreements). The GGS loans with QTC are eliminated on consolidation of the Total State Sector.

Derivative financial instruments

Derivative financial instruments are initially recognised at fair value on the date on which a derivative contract is entered into and are subsequently remeasured to their fair value at each balance date.

Derivative instruments are used to hedge the State’s exposures to interest rate, foreign currency, commodity prices and credit risks as part of asset and liability management activities. In addition, they may also be used to deliver long term floating rate or long term fixed rate exposure. Derivatives may be designated as either hedges of the fair value of recognised assets or liabilities or firm commitments (fair value hedges) or as hedges of the cash flows of recognised assets and liabilities and highly probable forecast transactions (cash flow hedges). Gains or losses on fair value hedges are recognised as other economic flows included in the operating result. Gains or losses on the effective portion of cash flow hedges are recognised directly in the hedge reserve in equity, while the ineffective portion is recognised immediately as other economic flows included in the operating result.

Amounts taken to the hedge reserve in equity are transferred to the operating result when the hedged transaction affects the operating result, such as when a forecast sale or purchase occurs or when the hedge becomes ineffective. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gains or losses previously deferred in equity are transferred to the carrying amount of the asset or liability.

When a hedging instrument expires or is sold or terminated, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised as other economic flows in the operating result. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the operating result.

All derivatives are carried as assets when fair value is positive and liabilities when fair value is negative. Derivative instruments used by the State include: options, futures contracts, electricity derivative contracts, forward starting loans, forward rate agreements, foreign exchange contracts, cross currency swaps and interest rate swaps.

Recognition and derecognition of financial assets and liabilities

Financial assets and financial liabilities are recognised on the Balance Sheet when the State becomes party to the contractual provisions of the financial instrument. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by the State. A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires. Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on the settlement date.

6-22	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(ah) Financial instruments continued

Fair value estimation

Fair value is defined as the price to sell an asset or transfer a liability between market participants at the measurement date under current market conditions (i.e. exit price).

Where there is an active market for financial instruments, entities within the Total State Sector use the quoted market price at balance date. The quoted market price for financial assets is the current bid price, while for financial liabilities it is the current asking price. The mid-market rates are also used as the basis for establishing fair values of quoted financial instruments with offsetting risk positions.

The fair value of financial instruments that are not traded in an active market (for example over-the-counter electricity derivatives) is determined by using pricing models or other recognised valuation techniques. The State uses judgement to select a variety of methods (such as the discounted cash flow technique) and make assumptions that are mainly based on market conditions existing at the end of each reporting period.

(ai) Foreign currency

Foreign currency transactions are translated into Australian dollars at the rate of exchange prevailing at the date of the transaction. Amounts payable and receivable in foreign currencies at balance date are translated to Australian dollars at rates of exchange current at 30 June 2015.

Translation differences relating to amounts payable and receivable in foreign currencies are brought to account as exchange gains or losses in other economic flows in the operating result, except when deferred in equity as qualifying cash flow hedges and net investment hedges or are attributable to part of the net investment in a foreign operation.

Translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognised in other economic flows in the operating result as part of the fair value gain or loss. Translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are included in the fair value reserve in equity.

Translation differences relating to borrowings are accounted for as exchange gains or losses in other economic flows in the operating result.

(aj) Related party transactions

A number of related party transactions which are at arm’s length and under normal commercial terms, have been disclosed in the financial statements of some of the agencies that are included in these consolidated financial statements. These transactions mainly relate to Government-owned corporations. Reference should be made to individual agency reports for further particulars of these transactions.

(ak) Public Private Partnerships (PPPs)

There is currently no Australian Accounting Standard specifically addressing accounting for private sector financed infrastructure assets from a grantor’s perspective. The following policies have been adopted pending the development of an accounting standard for the grantor.

Agreements equally proportionately unperformed arising from PPPs are not recognised as assets or liabilities. Instead, the payments under these agreements are expensed systematically over the term of the agreements. Any leasing arrangements are disclosed in accordance with AASB 117 Leases. Further, the commitments for future payments under these agreements are disclosed as commitments in the notes to the consolidated financial statements.

(al) Monies held in trust

Security, tender and other deposits administered by the State in a fiduciary or trust capacity are not recognised in the financial statements but are disclosed for information purposes in Note 46. Whilst these transactions and balances are in the care of the State, they are subject to the normal internal control and external audit requirements.

(am) Critical accounting estimates and judgements

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that may have a financial impact on the State and that are believed to be reasonable under the circumstances.

The State makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amount of assets and liabilities within the next financial year and have not been included in the relevant accounting policy, are discussed below.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-23

Notes to the Financial Statements

1. Significant accounting policies continued

(am) Critical accounting estimates and judgements continued

Estimated impairment of assets

The State tests annually whether any asset or group of assets is impaired, in accordance with the accounting policy Note 1(aa). In some instances the recoverable amount used is value in use. Value in use calculations require assumptions to be made in key areas such as:

•	risk adjusted time value of money;

•	forecast market prices; and

•	forecast operational and capital expenditure.

Impairment - electricity generators

The carrying values of non-financial assets are tested for impairment at the end of each reporting period. An impairment loss is recognised when an asset’s carrying amount exceeds its recoverable amount. The carrying values of assets that have previously been impaired are assessed annually to determine if there has been a reversal in impairment. Where this exists, the impairment is reversed only to the extent that the re-assessed value does not exceed the original carrying value net of the depreciation and amortisation.

Valuation techniques

An asset’s recoverable amount is calculated based on either the fair value of the asset less costs to sell or value-in-use. Fair value less costs to sell is determined as the amount that would be obtained from the sale of the asset in an arm’s length transaction between knowledgeable and willing parties. The value-in-use calculation is determined on the future cash flows based on the continuing use of the asset, discounted to a present value.

Reversal of previous impairment

Based on the assessment of carrying value of the Stanwell Power Station at 30 June 2011, an impairment loss of $232 million was recorded in that financial year. A number of changes in external factors led to this impairment loss including the introduction of Carbon Pricing legislation and factors impacting market supply and demand.

The 30 June 2015 carrying value review of the Stanwell Power Station has led to the reversal, to the extent available, of the $232 million impairment. After adjusting for depreciation across the years that the assets were impaired, Stanwell Corporation Limited has recorded an impairment reversal at 30 June 2015 of $184 million (2014: $Nil). The reversal of this impairment loss was based on changes to external factors and the related impacts on future cash flow assumptions.

Discounted cash flow assumptions

The cash flow projections are prepared using forecast economic, market and industry trends, market based assumptions (such as demand, pricing and operational costs), and capital expenditure programs that willing market participants might reasonably adopt.

The present value of projected cash flows is determined using a discount rate. The discount rate represents the weighted average cost of capital (WACC) of comparable companies operating in similar industries. Determination of the WACC involves separate analysis of the required return on equity and debt in consideration of risks associated with the projected cash flows.

References include:

•	2014 National Electricity Forecasting Report (Australian Energy Market Operator – Published June 2014)

•	2014 National Electricity Forecasting Report Update (Australian Energy Market Operator – Published December 2014)

Impairment - water assets

On 1 January 2013, the businesses of the former Queensland Bulk Water Transport Authority (LinkWater) and the SEQ Water Grid Manager were transferred into the Queensland Bulk Water Supply Authority (Seqwater) by regulation under the South East Queensland Water (Restructuring) Act 2007 (Restructuring Act).

Seqwater charges South East Queensland distributor-retailers, local governments and other customers for the supply of bulk water, with these water prices passed through to customers. From 1 July 2008, a price path was implemented to phase-in price rises associated with the construction of the South East Queensland water grid. The price path provides for annual price increases over a 10 year period ending 2017-18.

In April 2013, the Government announced a revised bulk water price path which reflected a range of measures to lower costs (and moderate price increases), which included:

•	removing the previous requirement to build additional infrastructure in the foreseeable future from the regional water security program for South East Queensland; and

•	reduced administrative costs resulting from the merger of the bulk water entities.

6-24	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

1. Significant accounting policies continued

(am) Critical accounting estimates and judgements continued

Impairment - water assets continued

The bulk water prices charged by Seqwater reflect a bulk water price path based on generally accepted regulated pricing principles. Revised prices were set for 2013-14 and 2014-15 with indicative prices for the following three years.

In May 2014, the Queensland Competition Authority (QCA), the State’s independent economic regulator, was tasked with recommending prices for the final three years of the 10 year price path, 2015-16 to 2017-18. The QCA’s review included, but was not limited to, assessing Seqwater’s future and proposed capital expenditure to ensure this expenditure is both prudent and efficient. Both Seqwater (in their submission to the QCA as part of the review) and the QCA identified efficiencies and cost savings. As a result, the recommended “common price” for 2017-18 is 12 per cent lower that the indicative common price introduced in 2013. The Government accepted the QCA’s recommendations and a decision notification was gazetted on 3 July 2015.

Due to the QCA review prices are fixed until 2017-18. The result is that Seqwater’s customers have certainty in regard to prices, and Seqwater has a higher degree of certainty in regard to its primary revenue stream. Bulk water price revenue is a function of price and usage (the bulk water price is a completely volumetric charge), and as such future revenues will depend on water demand as well as price.

Seqwater has performed an impairment assessment on its bulk water asset base reflecting the current bulk water price path and no impairment is necessary.

Should the State, at a future time, transit to a pricing framework that results in a change to key parameters, this may have a material impact on the ability of Seqwater to generate a sufficient return to prevent asset impairment. Such an impairment could impact on the carrying value of the bulk water entity’s assets.

Impairment of financial assets

The State assesses, at the end of each reporting period, whether there is objective evidence that a financial asset or a group of financial assets is impaired. A financial asset is considered to be impaired if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flow of that asset.

Evidence of impairment may include significant financial difficulties of the debtor, the probability that the debtor will enter bankruptcy or financial reorganisation and payment default or delinquency in interest or principal payments. All financial assets, except for those measured at fair value through profit or loss, are subject to annual review for impairment, in accordance with AASB 139. The amount of the impairment loss is recognised in other economic flows included in the operating result. Receivables are assessed regularly for bad and doubtful debts. Bad debts are written off as they are incurred.

For financial assets carried at amortised cost, the carrying amount of the asset is reduced through the use of a provision account and the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The adjustment is recognised in the operating result.

An impairment loss is reversed if the reversal can be related objectively to an event occurring after the impairment loss was recognised. For financial assets measured at amortised cost, the reversal is recognised in the operating result.

(an) Actual and budgetary information comparison

Explanations of major variances between AASB 1049 actual amounts and corresponding original budget amounts for the GGS are disclosed in Note 57.

(ao) Key GFS technical terms

ABS GFS Manual

The ABS GFS Manual refers to the ABS publication Australian System of Government Finance Statistics: Concepts, Sources and Methods 2005 as updated from time to time.

Cash surplus/(deficit)

The cash surplus/(deficit) is calculated as net cash flows from operating activities plus net cash flows from acquisition and disposal of non-financial assets less distributions paid. GFS cash surplus/(deficit) also deducts the value of assets acquired under finance leases and similar arrangements.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-25

Notes to the Financial Statements

1. Significant accounting policies continued

(ao) Key GFS technical terms continued

Convergence differences

Convergence differences are differences between the amounts recognised in the financial statements compared with the amounts determined for GFS purposes as a result of differences in definition, recognition, measurement and classification principles and rules.

Comprehensive result - total change in net worth before transactions with owners as owners

This is the net result of all items of income and expense recognised for the period. It is the aggregate of operating result and other movements in equity, other than transactions with owners as owners.

Financial asset

A financial asset is any asset that is:

•	cash;

•	an equity instrument of another entity;

•	a contractual right:

(i)	to receive cash or another financial asset from another entity; or

(ii)	to exchange financial assets or financial liabilities with another entity under conditions that are potentially favourable to the entity; or

•	a contract that will or may be settled in the entity’s own equity instruments and is:

(i)	a non-derivative for which the entity is or may be obliged to receive a variable number of the entity’s own equity instruments; or

(ii)	a derivative that will or may be settled other than by the exchange of a fixed amount of cash or another financial asset for a fixed number of the entity’s own equity instruments. For this purpose the entity’s own equity instruments do not include instruments that are themselves contracts for the future receipt or delivery of the entity’s own equity instruments.

Key fiscal aggregates

Key fiscal aggregates are referred to as analytical balances in the ABS GFS Manual. These are data identified in the ABS GFS Manual as useful for macro-economic analysis purposes, including assessing the impact of a government on the economy. They are opening net worth, net operating balance (which equals change in net worth due to transactions), fiscal balance, change in net worth due to other changes in the volume of assets, total change in net worth, closing net worth and cash surplus/(deficit).

Net debt

Net debt equals (deposit liabilities held plus advances and borrowing liabilities) less (cash and deposits, plus investments and loans plus asset advances outstanding). It is based on the definition in the ABS GFS Manual.

Fiscal balance

Also known as Net lending/(borrowing), this measures the financing requirements of government, and is calculated as the net operating balance, less the net acquisition of non-financial assets. A positive result reflects a fiscal surplus (net lending position) and a negative result reflects a fiscal deficit (net borrowing position), based on the definition in the ABS GFS Manual.

Net operating balance

This is calculated as income from transactions minus expenses from transactions, based on the definition in the ABS GFS Manual.

Net worth

For the GGS, net worth is the result of assets less liabilities and shares/contributed capital. For the State, net worth is assets less liabilities since shares and contributed capital is zero. It is an economic measure of wealth and reflects the contribution of governments to the wealth of Australia.

Non-profit institution

A non-profit institution is a legal or social entity that is created for the purpose of producing or distributing goods and services but is not permitted to be a source of income, profit or other financial gain for the units that establish, control or finance it.

Non-financial asset

These are all assets that are not ‘financial assets’.

Operating result

Operating result is a measure of financial performance of the operations of the State for the period. It is the net result of items of revenue, gains and expenses (including losses) recognised for the period, excluding those that are classified as other movements in equity.

6-26	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

(ao) Key GFS technical terms continued

Other economic flows

Changes in the volume or value of an asset or liability that do not result from transactions (i.e. revaluations and other changes in the volume of assets) are other economic flows.

Transactions

Transactions are interactions between two institutional units by mutual agreement or actions within a unit that it is analytically useful to treat as transactions as defined in the ABS GFS Manual.

Whole of Government financial report

A whole of Government financial report is a financial report prepared by a government in accordance with Australian Accounting Standards, including AASB 127 Consolidated and Separate Financial Statements and thereby separately recognises assets, liabilities, income, expenses and cash flows of all entities under the control of the government on a line-by-line basis.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-27

Notes to the Financial Statements

2. Disaggregated information

Operating Statement

		General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
		2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
		$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Continuing Operations Revenue from Transactions

	Taxation revenue	12,575	11,840	—	—	—	—	(352)	(353)	12,222	11,487
	Grants revenue	23,594	21,740	763	678	—	—	(745)	(643)	23,612	21,775
	Sales of goods and services	5,250	5,039	10,230	10,083	1,766	1,944	(2,054)	(2,070)	15,193	14,997
	Interest income	2,470	2,460	68	83	4,937	4,876	(6,116)	(6,097)	1,358	1,322
	Dividend and income tax equivalents income	2,554	1,975	10	21	—	—	(2,549)	(1,968)	15	29
	Other revenue	3,322	3,650	342	391	58	87	(16)	(16)	3,706	4,112

	Continuing Operations Total Revenue from Transactions	49,765	46,705	11,413	11,256	6,762	6,907	(11,834)	(11,146)	56,106	53,721

Less	Continuing Operations Expenses from Transactions

	Employee expenses	18,593	17,816	1,534	1,582	250	236	(289)	(327)	20,088	19,308
	Superannuation expenses
	Superannuation interest cost	878	963	(5)	(2)	—	—	—	—	873	962
	Other superannuation expenses	2,319	2,277	199	204	13	13	—	—	2,531	2,494
	Other operating expenses	14,519	13,108	3,115	3,785	1,282	1,333	(1,846)	(1,819)	17,069	16,407
	Depreciation and amortisation	3,154	3,060	2,358	2,235	47	53	—	—	5,558	5,348
	Other interest expense	2,328	2,200	1,898	2,043	6,150	6,012	(6,398)	(6,372)	3,979	3,883
	Grants expenses	7,433	6,792	11	21	71	47	(745)	(654)	6,769	6,206
	Other property expenses	—	—	678	368	49	44	(727)	(412)	—	—

	Continuing Operations Total Expenses from Transactions	49,224	46,217	9,788	10,236	7,862	7,738	(10,006)	(9,584)	56,868	54,607

Equals	Net Operating Balance	542	488	1,625	1,019	(1,101)	(832)	(1,828)	(1,562)	(762)	(886)

(a)	See Note 1(c) for explanation of sectors.

6-28	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

2. Disaggregated information continued

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Continuing Operations Other Economic Flows Included in Operating Result
Gain/(loss) on sale of assets	37	(6)	8	(6)	41	(748)	—	—	86	(760)
Revaluation increments/(decrements) and impairment (losses)/reversals	(21)	(60)	78	355	56	(17)	—	—	113	278
Asset write-downs	(479)	(375)	(31)	(55)	(8)	(11)	—	—	(518)	(441)
Actuarial adjustments to liabilities	640	351	—	—	—	—	—	—	640	351
Deferred income tax equivalents	208	20	(125)	172	(83)	(192)	—	—	—	—
Dividends and tax equivalents treated as capital returns	3,133	320	—	(60)	—	—	(3,133)	(260)	—	—
Other	17	15	191	(265)	1,599	5,587	(759)	(1,860)	1,048	3,476

Continuing Operations Total Other Economic Flows Included in Operating Result	3,535	265	121	142	1,605	4,618	(3,892)	(2,120)	1,368	2,905

Continuing Operations Operating Result	4,076	753	1,746	1,161	504	3,786	(5,721)	(3,682)	606	2,019

Other Economic Flows Other Movements in Equity
Adjustments to opening balances	—	(3,169)	—	(457)	—	—	—	472	—	(3,154)
Revaluations	(2,386)	(4,089)	(122)	2,304	1	—	2,833	(4,441)	325	(6,226)
Other	—	35	—	(30)	—	—	—	—	—	5
Total Other Economic Flows Other Movements in Equity	(2,386)	(7,223)	(122)	1,817	1	—	2,833	(3,969)	325	(9,376)

Comprehensive Result	1,690	(6,470)	1,624	2,978	505	3,787	(2,888)	(7,652)	931	(7,357)

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-29

Notes to the Financial Statements

2. Disaggregated information continued

			General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
			2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
			$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
	Transactions With Owners In Their Capacity as Owners
	Ordinary dividends provided or paid		—	—	(1,731)	(1,372)	(97)	(190)	1,828	1,562	—	—
	Dividends treated as capital returns paid or provided		—	—	(3,133)	(260)	—	—	3,133	260	—	—
	Equity injections/(withdrawals)		—	—	5	(36)	—	—	(5)	36	—	—
	Total Transactions With Owners In Their Capacity as Owners		—	—	(4,859)	(1,668)	(97)	(190)	4,957	1,858	—	—

	Total Change In Net Worth		1,690	(6,470)	(3,235)	1,310	407	3,597	2,068	(5,794)	931	(7,357)

	KEY FISCAL AGGREGATES

	Net Operating Balance		542	488	1,625	1,019	(1,101)	(832)	(1,828)	(1,562)	(762)	(886)

Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		4,779	6,323	3,173	2,991	13	32	1	(2)	7,967	9,345
	Less	Sales of non-financial assets	417	389	124	105	—	7	(1)	—	541	501
	Less	Depreciation	3,154	3,060	2,358	2,235	47	53	—	—	5,558	5,348
	Plus	Change in inventories	(57)	(42)	(12)	77	—	—	—	—	(69)	35
	Plus	Other movement in non-financial assets	(29)	255	102	103	—	—	—	—	72	358
	Equals	Total Net Acquisition/(Disposal) of Non-Financial Assets	1,122	3,087	781	831	(34)	(28)	2	(2)	1,871	3,890

	Equals	Fiscal Balance	(581)	(2,599)	844	188	(1,067)	(804)	(1,830)	(1,560)	(2,634)	(4,776)

(a)	See Note 1(c) for explanation of sectors.

6-30	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

2. Disaggregated information continued

Balance Sheet

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Assets
Financial Assets

Cash and deposits	1,172	903	2,001	1,568	2,169	2,744	(2,667)	(1,689)	2,674	3,526
Receivables and loans Receivables	7,557	4,120	1,377	1,390	248	248	(5,607)	(1,982)	3,575	3,776
Advances paid	643	686	41	49	—	—	(9)	(9)	675	727
Loans paid	96	358	111	112	89,429	85,620	(79,815)	(76,468)	9,821	9,622
Securities other than shares	36,050	34,768	201	215	57,583	49,781	(33,056)	(32,003)	60,778	52,761
Shares and other equity investments
Investments in public sector entities	23,441	26,269	—	—	—	—	(23,441)	(26,269)	—	—
Investments in other entities	8	8	284	278	—	—	—	—	291	285
Investments accounted for using equity method	151	152	—	—	—	—	—	—	151	152
Total Financial Assets	69,117	67,264	4,013	3,613	149,430	138,393	(144,595)	(138,420)	77,965	70,850

Non-Financial Assets

Inventories	543	593	671	614	—	—	—	—	1,214	1,207
Assets held for sale	136	257	7	51	—	—	—	—	143	308
Investment properties	326	187	319	323	—	—	—	—	645	509
Property, plant and equipment	171,462	169,677	58,799	58,100	240	287	(1)	(1)	230,500	228,064
Intangibles	706	769	598	602	13	15	—	—	1,317	1,386
Deferred tax assets	6,147	6,045	642	719	33	89	(6,823)	(6,854)	—	—
Other non-financial assets	343	649	357	353	6	6	(65)	(52)	640	957
Total Non-Financial Assets	179,663	178,178	61,393	60,762	292	397	(6,888)	(6,906)	234,460	232,431

Total Assets	248,779	245,442	65,407	64,375	149,721	138,790	(151,483)	(145,326)	312,425	303,281

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-31

Notes to the Financial Statements

2. Disaggregated information continued

	General Government (a)		Public Non-financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Liabilities

Payables	3,188	3,314	6,160	2,526	172	376	(5,559)	(1,935)	3,961	4,282
Employee benefit obligations
Superannuation liability	25,869	25,512	(304)	(155)	—	—	—	—	25,566	25,357
Other employee benefits	4,725	4,983	658	701	101	95	—	—	5,484	5,779
Deposits held	3	1	27	26	7,722	5,456	(2,667)	(1,689)	5,085	3,793
Borrowings and advances
Advances received	625	554	9	9	—	—	(9)	(9)	625	554
Borrowings	43,105	41,368	31,953	31,053	251	223	(73,256)	(70,668)	2,053	1,975
Securities and derivatives	—	1	175	215	134,666	126,152	(33,056)	(32,003)	101,784	94,365
Deferred tax liabilities	675	809	6,101	6,029	46	16	(6,823)	(6,855)	—	—
Provisions	1,628	1,653	840	1,120	2,500	2,654	(52)	(51)	4,916	5,377
Other liabilities	779	755	563	391	46	7	(61)	(47)	1,327	1,106

Total Liabilities	80,597	78,950	46,182	41,915	145,504	134,980	(121,482)	(113,257)	150,801	142,588

Net Assets	168,182	166,492	19,225	22,460	4,217	3,810	(30,001)	(32,069)	161,623	160,693

Net Worth

Contributed equity	—	—	8,598	8,593	37	37	(8,635)	(8,630)	—	—
Accumulated surplus/(deficit)	83,900	79,417	48	1,530	2,928	2,782	(6,661)	(5,901)	80,216	77,828
Reserves	84,282	87,075	10,579	12,337	1,252	991	(14,705)	(17,538)	81,408	82,865

Total Net Worth	168,182	166,492	19,225	22,460	4,217	3,810	(30,001)	(32,069)	161,623	160,693

KEY FISCAL AGGREGATES

Net Financial Worth	(11,481)	(11,686)	(42,169)	(38,302)	3,926	3,413	(23,112)	(25,163)	(72,836)	(71,738)
Net Financial Liabilities	34,922	37,955	N/A	N/A	N/A	N/A	N/A	N/A	72,836	71,738
Net Debt	5,772	5,208	29,810	29,358	(6,542)	(6,314)	6,559	5,799	35,599	34,052

(a)	See Note 1(c) for explanation of sectors.

6-32	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

2. Disaggregated information continued

Cash Flow Statement
	General Government (a)		Public Non-financial		Public Financial		Consolidation Adjustments		Consolidated
			Corporations (a)		Corporations (a)
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Cash Flows from Operating Activities Cash received
Taxes received	12,540	11,885	—	—	—	—	(351)	(358)	12,189	11,527
Grants and subsidies received	23,507	21,807	743	781	—	—	(736)	(744)	23,514	21,844
Sales of goods and services	5,737	5,411	11,408	11,294	1,872	2,111	(2,024)	(2,217)	16,993	16,599
Interest receipts	2,476	2,478	68	83	4,786	4,829	(6,019)	(6,115)	1,311	1,274
Dividends and income tax equivalents	2,091	1,390	10	21	—	—	(2,090)	(1,388)	11	23
Other receipts	4,388	4,793	248	329	137	93	(16)	(5)	4,757	5,210
	50,738	47,764	12,477	12,507	6,795	7,034	(11,235)	(10,827)	58,775	56,477
Cash paid
Payments for employees	(21,531)	(21,100)	(1,707)	(1,837)	(257)	(245)	289	327	(23,206)	(22,854)
Payments for goods and services	(15,918)	(14,658)	(3,934)	(4,596)	(194)	(165)	1,792	1,842	(18,254)	(17,576)
Grants and subsidies	(6,450)	(6,802)	(9)	(9)	(71)	(47)	736	813	(5,794)	(6,044)
Interest paid	(2,327)	(2,202)	(1,791)	(1,918)	(6,194)	(6,033)	6,299	6,268	(4,013)	(3,885)
Other payments	(282)	(281)	(1,054)	(881)	(1,512)	(1,500)	556	355	(2,292)	(2,307)
	(46,507)	(45,043)	(8,496)	(9,240)	(8,228)	(7,990)	9,672	9,606	(53,559)	(52,667)

Net Cash Flows from Operating Activities	4,230	2,721	3,981	3,267	(1,433)	(956)	(1,563)	(1,221)	5,216	3,811

Cash Flows from Investing Activities Non-Financial Assets
Purchases of non-financial assets	(4,779)	(6,323)	(3,173)	(2,991)	(13)	(32)	(1)	2	(7,967)	(9,345)
Sales of non-financial assets	417	389	124	105	—	7	—	—	541	501
	(4,362)	(5,934)	(3,049)	(2,886)	(13)	(25)	(1)	2	(7,426)	(8,844)

Financial Assets (Policy Purposes)	22	529	—	644	—	—	(22)	(520)	—	652

Financial Assets (Liquidity Purposes)	(1,283)	(797)	51	8	(5,267)	7,135	1,051	530	(5,448)	6,876

Net Cash Flows from Investing Activities	(5,623)	(6,202)	(2,998)	(2,235)	(5,280)	7,109	1,028	12	(12,874)	(1,316)

(a)	See Note 1(c) for explanation of sectors.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-33

Notes to the Financial Statements

2. Disaggregated information continued

	General Government (a)		Public Non- financial Corporations (a)		Public Financial Corporations (a)		Consolidation Adjustments		Consolidated
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Receipts from Financing Activities
Advances received (net)	33	95	(1)	(1)	—	—	—	—	32	94
Proceeds of borrowing (net)	1,626	3,450	962	94	(2,815)	(4,218)	(1)	150	(228)	(524)
Dividends paid (net)	—	—	(1,375)	(1,038)	(190)	(31)	1,565	1,068	—	—
Deposits received (net)	3	1	1	2	2,248	(650)	(958)	(18)	1,292	(666)
Other financing (net)	—	—	(138)	(516)	6,896	(321)	(1,047)	(16)	5,710	(852)
Net Cash Flows from Financing Activities	1,661	3,546	(551)	(1,458)	6,138	(5,220)	(442)	1,185	6,806	(1,947)

Net increase/(decreased) in Cash Held	269	65	432	(426)	(575)	933	(977)	(24)	(852)	548
Cash at the beginning of the financial year	903	838	1,568	1,994	2,744	1,811	(1,689)	(1,665)	3,526	2,979
Cash and Cash Equivalents Held at the End of the Financial Year	1,172	903	2,001	1,568	2,169	2,744	(2,665)	(1,689)	2,674	3,526

KEY FISCAL AGGREGATES
Net Cash from Operating Activities	4,230	2,721	3,981	3,267	(1,433)	(956)	(1,563)	(1,221)	5,216	3,811
Net Cash Flow from Investments in Non-Financial Assets	(4,362)	(5,934)	(3,049)	(2,886)	(13)	(25)	(1)	2	(7,426)	(8,844)
Dividends Paid	—	—	(1,375)	(1,038)	(190)	(31)	1,565	1,068	—	—
CASH SURPLUS/(DEFICIT)	(131)	(3,213)	(443)	(657)	(1,636)	(1,013)	—	(151)	(2,210)	(5,034)

(a)	See Note 1(c) for explanation of sectors.

6-34	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
3. Taxation revenue

Stamp Duties
Transfer	3,082	2,403	3,082	2,403
Motor vehicles	483	486	483	486
Insurance	822	767	822	767
Other duties	60	28	60	28

	4,448	3,684	4,448	3,684

Payroll tax	3,782	3,910	3,680	3,807
Vehicle registration fees	1,571	1,543	1,570	1,541
Gaming taxes and levies	1,077	1,044	1,077	1,044
Land tax	977	986	959	968
Fire levy	435	391	435	391
Guarantee fees	232	230	—	—
Other taxes	52	53	52	53

	12,575	11,840	12,222	11,487

4. Grants revenue

Commonwealth
General purpose payments
GST revenue grants	11,816	10,896	11,816	10,896
Other general purpose payments	2	2	19	13
Specific purpose payments	5,442	4,945	5,445	4,946
National partnership payments	3,056	3,381	3,056	3,381
Grants for on-passing to non-Queensland Government entities	2,824	2,191	2,824	2,191

	23,140	21,415	23,160	21,427

Other
Other grants	265	186	224	148
Industry/community contributions	189	139	229	199

	454	325	452	347

	23,594	21,740	23,612	21,775

5. Sales of goods and services

User charges
Sale of goods and services	3,470	3,363	13,257	13,157
Rental income	513	482	668	646

	3,983	3,845	13,925	13,803

Fees
Transport and other licences and permits	653	628	653	628
Other regulatory fees	615	567	615	567

	1,268	1,194	1,268	1,194

	5,250	5,039	15,193	14,997

6. Interest income

Interest	2,470	2,460	1,358	1,322

Interest revenue from financial assets other than those at fair value through profit and loss totalled:	2,382	2,289	132	131

7. Dividend and income tax equivalents income

Dividends	1,833	1,568	15	27
Income tax equivalents	722	407	—	1

	2,554	1,975	15	29

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-35

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
8. Other revenue

Royalties	2,058	2,378	2,058	2,378
Land rents	166	158	166	158
Assets assumed/liabilities transferred	226	191	226	191
Donations, gifts and services received at below fair value	116	131	117	131
Contributed assets	88	76	181	135
Fines	408	398	408	398
Other	260	318	550	719

	3,322	3,650	3,706	4,112

9. Employee expenses

Salaries and wages	16,231	15,386	17,669	16,855
Annual leave	1,488	1,424	1,611	1,557
Long service leave	486	599	526	640
Other employee related expenses	388	407	282	255

	18,593	17,816	20,088	19,308

10. Other superannuation expenses
(refer Note 51 for additional disclosures)

Accumulation contribution	1,385	1,256	1,555	1,424
Defined benefit service cost	934	1,022	977	1,070

	2,319	2,277	2,531	2,494

11. Other operating expenses

Supplies and services	13,760	12,329	15,225	14,447
Workcover Qld and other claims	94	118	1,225	1,302
Other expenses	664	660	620	658

	14,519	13,108	17,069	16,407

Audit fees charged by the Queensland Audit Office to entities included in these financial statements amounted to:	15	12	21	17

12. Depreciation and amortisation

Depreciation and amortisation expenses for the financial year were charged in respect of:
Buildings	1,263	1,168	1,376	1,277
Infrastructure	1,140	1,160	2,911	2,822
Plant and equipment	524	521	836	840
Major plant and equipment	29	26	149	112
Heritage and cultural assets	5	5	5	5
Leased plant and equipment	44	23	59	55
Software development	148	157	254	273
Capitalised depreciation expense	—	—	(33)	(37)

	3,154	3,060	5,558	5,348

13. Other interest expense

Interest	2,228	2,137	3,872	3,806
Finance charges relating to finance leases	74	40	76	41
Other	26	24	31	37

	2,328	2,200	3,979	3,883

Interest expense on financial liabilities other than those at fair value through profit and loss amounts to:	2,328	2,200	141	102

6-36	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
14. Grants expenses

Grants - recurrent	4,511	4,062	4,493	4,037
Grants - capital	2,029	1,904	2,018	1,876
Grants to first home owners	92	77	92	77
Personal benefit payments *	166	216	166	216
Community service obligations	634	533	—	—

	7,433	6,792	6,769	6,206

* In 2014-15, certain personal benefit payments paid to service providers have been reclassified to supplies and services.

15. Gains/(losses) on sale of assets

Gains/(losses) on sale of financial assets
Gains/(losses) on sale of available-for-sale financial assets	1	1	2	1
Gains/(losses) on sale of derivatives	—	10	(25)	(38)
Gains/(losses) on sale of other investments	—	—	65	(707)

Gains/(losses) on sale of non-financial assets
Gain/(loss) on sale of non-financial assets	36	(15)	44	(15)
Gains/(losses) on sale of intangibles	—	(1)	—	(1)

	37	(6)	86	(760)

16. Revaluation increments/(decrements) and impairment (losses)/reversals

Revaluation increments/(decrements) of financial assets
Revaluation increments/(decrements) - derivatives	(6)	(16)	(51)	(293)
Revaluation increments/(decrements) - other investments	11	8	135	329

	6	(9)	84	37

Revaluation increments/(decrements) of non-financial assets
Revaluation increments/(decrements) - investment property	121	6	129	36
Revaluation increments/(decrements) - other non-current assets	(34)	(14)	(23)	31

	86	(8)	106	67

Revaluation increments/(decrements) - environmental certificates/obligations	—	—	19	—
Revaluation increments/(decrements) - self generating and regenerating assets	2	3	2	3

Impairment (losses)/reversals
Impairment (losses)/reversals - receivables and loans	(111)	(27)	(121)	(30)
Impairment (losses)/reversals - available-for-sale financial assets	—	(5)	—	(5)
Impairment (losses)/reversals - equity accounted investments	—	—	—	(1)
Impairment (losses)/reversals - assets held for sale	(4)	(6)	(4)	(6)
Impairment (losses)/reversals - non-financial assets	—	(4)	29	233
Impairment (losses)/reversals - intangible assets	(1)	(4)	(1)	(4)
Impairment (losses)/reversals - other assets	—	—	—	(15)

	(116)	(46)	(98)	172

	(21)	(60)	113	278

17. Asset write-downs

Bad debts written off not previously impaired	(80)	(94)	(99)	(115)
Inventory write-down (net)	(9)	(2)	(28)	(4)
Other assets written off/scrapped	(391)	(279)	(391)	(322)

	(479)	(375)	(518)	(441)

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-37

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
18. Actuarial adjustments to liabilities

Long service leave - gains/(losses)	512	224	512	224
Insurances and other - gains/(losses)	128	127	128	127
	640	351	640	351
19. Dividends and tax equivalents treated as capital returns

Dividends *	3,133	260	—	—
Income tax equivalents	—	60	—	—
	3,133	320	—	—
* 2015 dividends relate to Debt Action Plan per the 2015-16 Budget.

20. Other economic flows in operating result

Net market value interest revenue/(expense)	9	17	846	3,740
Time value adjustments	8	(5)	(35)	(33)
Share of net profit/(loss) of associates and joint ventures accounted for using the equity method	(2)	(2)	(2)	(3)
Onerous contracts expense	—	—	245	(222)
Other economic flows nec	2	5	(5)	(6)
	17	15	1,048	3,476
21. Other economic flows - other movements in equity - revaluations

Revaluations of financial assets - increments/(decrements)
Available-for-sale financial assets	(1)	—	(1)	—
Investments	(2,832)	4,444	1	2
Cash flow hedges	(17)	69	(48)	190
	(2,850)	4,513	(48)	192
Revaluations of non-financial assets - increments/(decrements)
Property, plant and equipment	770	(8,832)	555	(6,759)
Intangible assets	2	—	2	—
	772	(8,832)	557	(6,759)

Actuarial gain/(loss) on defined benefit superannuation plans	(307)	229	(183)	341
	(2,386)	(4,089)	325	(6,226)
22. Other economic flows - other movements in equity - other

Equity transfers and adjustments including those from ceased entities	—	35	—	5
23. Cash and deposits

Cash	53	152	356	584
Deposits on call	159	197	2,318	2,943
QTC cash funds	960	555	—	—
	1,172	903	2,674	3,526
Reconciliation to Cash Flow Statement

Balances as above	1,172	903	2,674	3,526
Balances per Cash Flow Statement	1,172	903	2,674	3,526

All material cash balances held by agencies are managed and invested by QTC daily to maximise returns in accordance with agreed risk profiles on a whole of Government basis.

6-38	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
24. Receivables and loans

Receivables
Current
Trade debtors	885	1,055	2,171	2,312
Interest receivable	57	66	23	23
GST input tax credits receivable	250	341	271	375
Dividends and guarantee fees receivable	5,005	1,607	—	—
Royalties and land rents revenue receivable	40	30	40	30
Taxes receivable	266	232	270	236
Income tax equivalents receivable	444	250	—	—
Other receivables	1,113	909	1,189	1,028

	8,061	4,491	3,964	4,004
Less: Allowance for doubtful debts/impairment losses	676	588	704	610

	7,385	3,903	3,260	3,394

Non-current
Trade debtors	128	148	170	198
Other	82	112	183	228

	210	260	353	426
Less: Allowance for doubtful debts/impairment losses	38	44	38	44

	172	216	315	382

	7,557	4,120	3,575	3,776

Loans and advances

Advances paid
Current
Advances	106	112	113	120
Less: Allowance for doubtful debts/impairment losses	17	16	17	16

	89	96	96	103

Non-current
Advances	556	593	581	626
Less: Allowance for doubtful debts/impairment losses	3	2	3	2

	554	590	579	623

	643	686	675	727

Loans paid
Current
Finance leases	12	21	13	23

Non-current
Onlendings	—	—	9,615	9,152
Finance leases	84	337	194	448

	84	337	9,809	9,600

	96	358	9,821	9,622

Finance lease receivables due:
Not later than 1 year	12	20	18	26
Later than 1 year but not later than 5 years	39	75	65	101
Later than 5 years	52	269	254	477

	102	363	336	604
Less: Future finance revenue	6	6	130	135

	96	357	207	469

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-39

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
24. Receivables and loans continued

Minimum operating lease payments receivable:
Operating leases not recognised in the financial statements:

Not later than 1 year	17	20	56	107
Later than 1 year but not later than 5 years	60	76	184	323
Later than 5 years	157	225	368	470

	234	322	608	900

In accordance with AASB7 Financial Instruments: Disclosures , details of ‘Past due but not impaired’ and ‘Individually impaired’ receivables and loans are included in the tables below. This information has been sourced from GGS and Total State entities with material receivables and loans balances.

General Government Sector
		Past due not impaired			Individually Impaired
	1 Month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M	$M
As at 30 June 2015

Trade receivables	78	42	30	435	600
Other receivables and loans	35	8	3	50	27

	112	50	34	484	627

As at 30 June 2014

Trade receivables	85	23	31	411	474
Other receivables and loans	31	10	6	54	74

	117	33	37	464	548

Total State Sector
		Past due not impaired			Individually Impaired
	1 Month or Less	1 to 2 Months	2 to 3 Months	Over 3 Months
	$M	$M	$M	$M	$M
As at 30 June 2015

Trade receivables	78	42	30	435	600
Other receivables and loans	35	8	3	50	27

	112	50	34	484	627

As at 30 June 2014

Trade receivables	94	25	31	413	488
Other receivables and loans	31	10	6	54	74

	125	35	37	466	562

6-40	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
25. Securities other than shares

Current
Term deposits	133	149	133	149
Rental Purchase Plan	4	4	4	4
Securities/bonds	195	150	7,420	5,607
Fixed rate notes	5,432	2,536	—	—
Investments managed by QIC Limited*	1,173	1,100	7,765	4,853
Derivatives
Derivatives - cash flow hedges	—	—	18	62
Other derivatives	2	—	79	98
Other	—	—	4,884	1,493

	6,939	3,939	20,304	12,266

Non-current
Term deposits	288	288	288	268
Rental Purchase Plan	188	186	188	186
Securities/bonds	—	—	5,562	4,539
Fixed rate notes	27,624	29,447	—	—
Investments managed by QIC Limited*	927	825	33,234	34,576
Derivatives
Derivatives - cash flow hedges	—	—	14	9
Other derivatives	1	8	326	292
Other	82	74	861	625

	29,111	30,829	40,474	40,495

	36,050	34,768	60,778	52,761

The carrying amounts of the above financial assets are classified as designated at fair value on initial recognition.

* Total State investments managed by QIC Limited were allocated over the following categories:
Cash			8,150	11,964
Fixed interest			9,842	1,867
Global equities			7,401	7,769
Property and infrastructure			5,570	10,636
Other			10,036	7,193

			40,999	39,429

26. Shares and other equity investments

Investments in public sector entities

General Government Sector investment in public sector entities	23,441	26,269

Investments in public sector entities controlled by the General Government Sector are measured at the government’s proportional share of the carrying amount of net assets on a GAAP basis.

Investments in public sector entities on this basis differ from valuations under GFS. GFS does not, for example, recognise allowance for impairment of receivables, onerous contracts or deferred tax equivalents but does recognise negative net worth of individual public sector entities.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-41

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
26. Shares and other equity investments continued

Reconciliation of GAAP GGS investments in other public sector entities to GFS

Investments in other public sector entities under GAAP	23,441	26,269
Less negative net worth of PNFCs and PFEs	—	—
Add allowance for impairment of receivables	28	23
Add net deferred tax equivalent liabilities reported by PNFC and PFC	5,472	5,237
Add provisions for onerous contracts recorded by PNFC and PFC	189	400
Add net restoration costs	333	332

Investments in other public sector entities under GFS	29,463	32,261

Investments in other entities (not controlled or associated)
Current
Shares at fair value through profit and loss	—	—	282	274

Non-current
Shares at fair value through profit and loss	7	7	7	7
Available-for-sale shares	1	1	3	5

	8	8	9	12

	8	8	291	285

Investments accounted for using equity method

The following are investments held by the State in unlisted associated and joint venture entities:

Name of entity	Principal activity		Ownership interest		Equity accounted amount
			2015	2014	2015	2014
			%	%	$M	$M
Dumaresq-Barwon Border Rivers Commission	Water management	a	50	50	70	70

Translational Research Institute Trust	Medical research and education	b	25	25	81	82
Investments under $1 million					—	—

General Government Sector					151	152

Investments under $1 million					—	—

Total State Sector					151	152

a	Dumaresq-Barwon Border Rivers Commission is a joint authority constituted by an agreement between the Queensland and New South Wales governments. Each government holds a 50% interest.
b	Translational Research Institute (TRI) Trust is a Discretionary Unit Trust founded by four members of which Queensland Health is one. Each founding member holds 25 units in the TRI Trust and equal voting rights. The TRI Trust seeks to design, construct and maintain the TRI Facility and ensure it is operated and managed to promote medical study, research and education.

6-42	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

27. Interest in joint arrangements

General Government Sector

Joint arrangements that contribute less than $4 million in net assets and/or net revenues to the Balance Sheet or Operating Statement are as follows:

Department of Infrastructure, Local Government and Planning

The Department of Infrastructure, Local Government and Planning holds a 50% interest in a joint venture with the Mackay Regional Council to develop residential land within the Andergrove Urban Development Area.

The Council of the Queensland Institute of Medical Research (QIMR)

During 2014-15, QIMR increased its holding from 24.5% to 100% of the issued capital of Q-Pharm Pty Limited, a Clinical Trial company that was previously a joint venture. As the amount of investment in and transactions of this entity are not considered material to QIMR, they are not consolidated within the Council’s financial statements.

QIMR also increased its holding in Vaccine Solutions Pty Limited from a 50% share to 100% during 2014-15. This company was previously a joint venture and provides clinical trial sponsorship, intellectual property management and commercialisation services to the Co-operative Research Council for Vaccine Technology. As the amount of investment in and transactions of this entity are not considered material to QIMR, they are not consolidated within the Council’s financial statements.

Total State Sector

Joint arrangements for the Total State Sector include the GGS joint ventures above, in addition to the following:

CS Energy Limited

The following are the joint operations in which CS Energy Limited has an interest:

Name	Principal Activities	2015	2014
		Interest	Interest
Callide Power Management Pty Ltd	Joint Operation Manager	50%	50%
Callide Power Trading Pty Ltd	Electricity Marketing Agent	50%	50%
Callide Oxyfuel Project	Electricity generation	75%	75%

Stanwell Corporation Limited

Stanwell has an 84% interest in the Woodlands Hardwood Plantation Joint Venture and a 19% interest in the Tarong Hoop Pine Joint Venture. The interests are in unincorporated joint operations with Hancock Queensland Plantations Pty Ltd, the principal activity of which is the establishment of a viable commercial plantation of trees.

Stanwell holds a 50% participating interest in the Kogan North Joint Venture, a gas development joint operation with Australian CBM Pty Ltd.

28. Public private partnerships

The following public private partnerships apply to both the GGS and Total State Sector statements. This note should be read in conjunction with Note 45.

Education, Training and Employment

(a) Southbank Education and Training Precinct

In April 2005, the State Government entered into a contractual arrangement with Axiom Education Queensland Pty Ltd (Axiom) to design, construct, operate, maintain and finance the Southbank Education and Training Precinct for a period of 34 years on departmental land. This is a social infrastructure arrangement whereby the department pays for the third party use of the asset through regular service payments to Axiom over the life of the contract. The arrangement involved the refurbishment or demolition of existing buildings and the development of new buildings.

Construction work was completed on 31 October 2008 and the State has entered into a Head Lease and Sublease with Axiom. The State will pay an abatable, undissected service payment to Axiom for the operation, maintenance and provision of the precinct. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the facility is constructed is owned and recognised as an asset of the department.

The fair value of the buildings was recognised as finance lease assets with the corresponding recognition for future payments as a finance lease liability.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-43

Notes to the Financial Statements

28. Public private partnerships continued

Education, Training and Employment continued

(b) South East Queensland schools - Aspire

In May 2009, the State Government entered into a contractual arrangement with Aspire Schools (Qld) Pty Limited (Aspire) to design, construct, maintain and partially finance seven schools to the State for a period of 30 years on departmental land. Construction work commenced in April 2009 and was finalised in January 2014. This is a social infrastructure arrangement whereby the department pays for the third party use of the asset through regular service payments to Aspire over the life of the contract.

The State will lease back these schools from Aspire and will pay an abatable, undissected service payment to Aspire for the operation, maintenance and provision of the schools. At the expiry of the lease in 2039, the buildings will revert to the State for nil consideration. The land on which the schools are constructed is owned and recognised as an asset of the department.

The fair value of the buildings was recognised as finance lease assets with the corresponding recognition for future payments as a finance lease liability.

(c) Queensland schools - Plenary

In December 2013, the State Government entered into a contractual arrangement with Plenary Schools Pty Ltd (Plenary) for the construction and management of 10 schools in South East Queensland. This is a social infrastructure arrangement whereby the department pays for the third party use of the asset through regular service payments to Plenary over the life of the contract. The project period is for 30 years and is expected to end in December 2043.

At 30 June 2015, construction of Stage 1 at two schools has been completed. Under current arrangements the Department of Education and Training is scheduled to pay a series of capital contributions during the construction phase of the project totalling $190 million. These contribution payments result in lower service payments over the period of the concession.

Upon the completion of the construction, the fair value of the buildings will be recognised as finance lease assets with the corresponding recognition for future payments as a finance lease liability. The land on which the schools are/will be constructed is owned and recognised as an asset of the department.

Queensland Health and Hospital and Health Services (HHSs)

Queensland Health and the HHSs have entered into a number of contractual arrangements with private sector entities for the construction and operation of public infrastructure facilities for a period of time on departmental land. After an agreed period of time, ownership of these facilities will pass to Queensland Health or the relevant HHS.

Arrangements under construction or operating for all or part of the 2014-15 financial year are:

•	Bramston Terrace car park (commenced November 1998) Children’s Health Queensland HHS;

•	Butterfield Street car park (commenced January 1998) Metro North HHS;

•	Noosa Hospital and Specialist Centre (commenced September 1999) Sunshine Coast HHS;

•	Sunshine Coast University Hospital (scheduled to commence operation November 2016) Sunshine Coast HHS;

•	Sunshine Coast University Private Hospital (commenced December 2013) Sunshine Coast HHS;

•	The Gold Coast University Hospital western car park (commenced July 2010) Gold Coast HHS;

•	The Prince Charles Hospital car park (commenced November 2000) Metro North HHS;

•	The Prince Charles Hospital Early Education Centre (commenced April 2007) Metro North HHS;

•	The Princess Alexandra Hospital Multi Storey car park (commenced February 2008) Metro South HHS;

•	Medilink (commenced January 2012) Townsville HHS; and

•	Goodstart Early Learning (commenced February 2012) Townsville HHS.

To date, no rights or obligations relating to these facilities have been recognised by Queensland Health or HHSs, other than those associated with land rental and the provision of various services under the agreements.

On 17 July 2012, Queensland Health entered into contractual arrangements with Exemplar Health to design, construct, commission, maintain and partially finance the Sunshine Coast University Hospital for a period of 25 years. Construction has commenced and is scheduled for completion in November 2016. The land is legally owned by Queensland Health but controlled and recognised as an asset by the Sunshine Coast HHS.

The Sunshine Coast HHS has entered into a contractual arrangement with Ramsay Healthcare in relation to the Sunshine Coast University Private Hospital whereby this private facility will provide health services to public patients for 5 years. Ramsay Healthcare will then operate the hospital as a private provider for a further 45 years after which time the asset will be transferred to the Sunshine Coast HHS.

6-44	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

28. Public private partnerships continued

Queensland Health and Hospital and Health Services (HHSs) continued

Queensland Health has also entered into a number of contractual arrangements (termed collocation agreements) with private sector entities for the construction and operation of private health facilities for a period of time on departmental land. After an agreed period of 25 years, (with the exception of 30 years for the Translational Research Institute) ownership of these facilities will pass to Queensland Health. The department does not control the facilities associated with these arrangements and accordingly, they are not recognised as assets.

Collocation arrangements are in operation at the following locations as at 30 June 2015:

•	Caboolture Private Hospital (commenced September 1997) Metro North HHS;

•	Gold Coast Private Hospital (commencing March 2016) Gold Coast HHS;

•	Holy Spirit Northside Private Hospital (commenced July 2001) Metro North HHS; and

•	Redlands Private Hospital (commenced August 1999) Metro South HHS.

•	Translational Research Institute Pty Ltd

Transport and Main Roads

(a) Brisbane Airport Rail Link

The Brisbane Airport Rail Link (BARL) is a public passenger rail system built and owned by Airtrain Citylink Limited (Airtrain) to link the Brisbane Domestic and International Airports to the existing Queensland Rail network.

In 1998, the State Government entered into an agreement with Airtrain whereby Airtrain was required to acquire the land for the BARL and design, construct, maintain and operate the BARL for a concession period of 35 years. At the end of this period, the agreement provides for Airtrain to transfer the BARL assets at no cost to the State.

The State Government leases airport land from the Brisbane Airport Corporation and sub-leases the land to Airtrain.

(b) Gold Coast Rapid Transit Project Operator Franchise

In May 2011, the State Government entered into a contractual arrangement with GoldLinQ Consortium to finance, design, build, operate and maintain the Gold Coast light rail system with a 15 year operations period. The operation of the system commenced in July 2014. At the end of the operations period, ownership will transfer to the State.

GoldLinQ Consortium partially financed construction of the system, with the State providing a capital contribution. During operations, GoldLinQ Consortium will be paid monthly performance based payments for operations, maintenance and repayment of the asset. The State will receive fare box and advertising revenue generated by the system.

(c) AirportLink

A project deed was made on 2 June 2008 to establish an arrangement for the design, construction and operation of the AirportLink toll road for a concession period of 45 years. Parties are BrisConnections Operations Pty Ltd, BrisConnections Nominee Company Pty Ltd and the State. BrisConnections collects the toll revenue on the project. At the end of the period AirportLink toll road assets will be transferred at no cost to the State.

(d) Toll road arrangements

A Road Franchise Agreement (RFA) was established between the State and Queensland Motorways Limited (QML) on 1 April 2011 for the operation and management of the toll road network, which includes the Port of Brisbane Motorway and the Gateway and Logan Motorways. In 2014 Transurban Limited acquired QML and accordingly now operates the Gateway Motorway and Logan Motorway toll roads under the RFA with the state. Transurban Limited collects toll revenue and therefore assumes the demand and patronage risk for the concession period of 40 years. On completion of the arrangements in 2051 the toll road infrastructure assets will be recognised by the State.

(e) New Generation Rollingstock

In January 2014 the State Government entered into a 32 year contractual arrangement with NGR Project Company Pty Ltd (Bombardier NGR Consortium) for the design, construction and maintenance of 75 new six car train sets and a new purpose built maintenance centre.

The arrangement will involve the department paying the consortium a series of payments over the concession period of 30 years. All trains are expected to be in service by December 2018 and at the expiry of the concession period, the department will retain ownership of the trains and the maintenance facility.

Upon commissioning of the maintenance centre and delivery of the first trains in 2016, the department will commence recognition of finance lease assets at fair value and a lease liability. Maintenance payments will be expensed during the relevant year.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-45

Notes to the Financial Statements

28. Public private partnerships continued

Development at 1 William Street Brisbane

1 William Street is a commercial office tower development. Cbus Property was the successful tenderer with a bid of $653 million and on 21 December 2012 the State entered into a sublease pre-commitment via a series of transaction documents involving:

•	a project deed (overarching document);

•	a development lease (from the State to the developer during construction phase, which runs for approximately 4 years);

•	a ground lease (covering land tenure from the State to the developer for 99 years post-construction phase); and

•	a sublease (from the developer to the State for the building tenure, being 15 years).

The State’s commitment for the operating lease payments is contingent on the completion of the building and accordingly these amounts are included in Note 47 Contingent assets and liabilities.

Further information may be obtained from the individual financial reports of the relevant agencies.

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
Estimated cash flows for Public Private Partnerships
Inflows
Not later than 1 year	38	17	38	17
Later than 1 year but not later than 5 years	156	95	156	95
Later than 5 years but not later than 10 years	235	153	235	153
Later than 10 years	387	226	387	226
	816	491	816	491

Outflows
Not later than 1 year	(669)	(694)	(669)	(694)
Later than 1 year but not later than 5 years	(2,258)	(2,457)	(2,258)	(2,457)
Later than 5 years but not later than 10 years	(2,017)	(1,873)	(2,017)	(1,873)
Later than 10 years	(7,311)	(7,210)	(7,311)	(7,210)
	(12,254)	(12,234)	(12,254)	(12,234)
Estimated Net Cash Flow	(11,438)	(11,743)	(11,438)	(11,743)

29. Inventories

Current
Raw materials	11	15	279	290
Work in progress	52	36	71	40
Finished goods	123	117	221	223
Land held for resale	319	390	319	390
Inventories held for distribution	24	17	24	17
Assets formerly held for lease	6	9	6	9
Environmental certificates held for sale/surrender	—	—	125	55
Other	8	7	169	182
	543	593	1,214	1,207

30. Assets held for sale

Land	120	226	122	247
Buildings	11	17	11	21
Investment properties	—	12	5	29
Plant and equipment	5	1	5	10
Heritage and cultural assets	—	1	—	1
	136	257	143	308

6-46	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

	General Government Sector		Total State Sector

	2015	2014	2015	2014
	$M	$M	$M	$M
31. Investment properties

At independent valuation	326	187	645	513
Accumulated depreciation and impairment losses	—	—	—	(3)

Land, buildings and work in progress at independent valuation	326	187	645	509

Movements in investment properties were not material.

32. Restricted assets

A number of assets included in the consolidated financial statements are classified as restricted assets because their use is wholly or partially restricted by externally imposed requirements. These assets include:

Grants and donations to further medical research in specified areas	91	96	91	96
Cash, property, plant and equipment to be used for specific purposes	1,010	924	1,023	943

	1,101	1,020	1,114	1,039

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-47

Notes to the Financial Statements

33. Property, plant and equipment

General Government Sector

			Gross			Accumulated			Written down value
						depreciation/impairment
			2015	2014		2015	2014		2015	2014
			$M	$M		$M	$M		$M	$M
Land			79,566	75,659		(18)	(18)		79,548	75,641
Buildings			48,933	45,736		(15,816)	(14,414)		33,117	31,323
Infrastructure			69,755	69,635		(21,232)	(21,747)		48,524	47,888
Major plant and equipment			624	580		(319)	(280)		306	301
Heritage and cultural assets			894	834		(175)	(166)		719	668
Plant and equipment			5,493	5,346		(3,052)	(2,923)		2,440	2,423
Leased plant and equipment			2,126	1,379		(164)	(33)		1,962	1,347
Capital work in progress			4,846	10,086		—	—		4,846	10,086

			212,238	209,257		(40,776)	(39,580)		171,462	169,677

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	75,641	85,075	31,323	29,736	47,888	44,319	301	325	668	712
Acquisitions	188	197	356	250	2	1	2	5	5	5
Disposals	(118)	(89)	(10)	(48)	(238)	(170)	—	(11)	—	—
Revaluation increments/(decrements)	3,802	(9,570)	624	(167)	(3,686)	(86)	19	6	39	(40)
Impairment (losses)/reversals	—	(10)	(2)	(8)	—	—	—	—	—	—
Depreciation and amortisation	—	—	(1,263)	(1,168)	(1,140)	(1,160)	(29)	(26)	(5)	(5)
Net asset transfers	36	37	2,090	2,728	5,698	4,984	12	1	12	(3)

Carrying amount at end of year	79,548	75,641	33,117	31,323	48,524	47,888	306	301	719	668

6-48	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

33. Property, plant and equipment continued

General Government Sector continued

	Plant and equipment		Leased plant and equipment		Capital work in progress		Total
	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	2,423	2,370	1,347	970	10,086	13,330	169,677	176,839
Acquisitions	346	338	470	94	3,424	5,197	4,793	6,087
Disposals	(33)	(44)	(2)	(1)	(71)	(7)	(471)	(369)
Revaluation increments/(decrements)	(2)	1	(53)	140	—	—	741	(9,716)
Impairment (losses)/reversals	—	—	—	—	—	—	(2)	(18)
Depreciation and amortisation	(524)	(521)	(44)	(23)	—	—	(3,006)	(2,903)
Net asset transfers	230	278	244	167	(8,593)	(8,434)	(272)	(243)

Carrying amount at end of year	2,440	2,423	1,962	1,347	4,846	10,086	171,462	169,677

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-49

Notes to the Financial Statements

33. Property, plant and equipment continued

Total State Sector

	Gross		Accumulated depreciation/impairment		Written down value
	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M
Land	82,163	78,125	(30)	(62)	82,132	78,063
Buildings	52,128	48,822	(17,192)	(15,653)	34,936	33,168
Infrastructure	144,636	142,536	(46,242)	(45,845)	98,394	96,691
Major plant and equipment	2,509	2,761	(1,138)	(994)	1,371	1,767
Heritage and cultural assets	895	835	(175)	(166)	719	669
Plant and equipment	9,482	9,095	(4,969)	(4,620)	4,513	4,475
Leased plant and equipment	2,811	2,055	(512)	(366)	2,298	1,689
Capital work in progress	6,136	11,542	—	—	6,136	11,542

	300,759	295,770	(70,259)	(67,706)	230,500	228,064

Reconciliations of the carrying amount for each class of property, plant and equipment are set out below:

	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	78,063	87,540	33,168	31,469	96,691	88,273	1,767	1,855	669	712
Acquisitions	192	213	377	265	167	247	2	5	5	5
Disposals	(147)	(123)	(15)	(51)	(262)	(204)	(1)	(14)	—	—
Revaluation increments/(decrements)	3,919	(9,453)	661	(158)	(3,521)	2,861	(467)	(47)	39	(40)
Impairment (losses)/reversals	9	(10)	(2)	(8)	83	251	—	—	—	—
Depreciation and amortisation	—	—	(1,376)	(1,277)	(2,911)	(2,822)	(149)	(112)	(5)	(5)
Net asset transfers	97	(104)	2,123	2,927	8,147	8,086	219	80	12	(3)

Carrying amount at end of year	82,132	78,063	34,936	33,168	98,394	96,691	1,371	1,767	719	669

6-50	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

33. Property, plant and equipment continued

Total State Sector continued

	Plant and equipment		Leased plant and equipment		Capital work in progress		Total
	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	4,475	4,390	1,689	1,585	11,542	15,601	228,064	231,426
Acquisitions	444	365	479	138	6,252	7,819	7,919	9,056
Disposals	(48)	(80)	(2)	(1)	(81)	(21)	(556)	(494)
Revaluation increments/(decrements)	(2)	(18)	(53)	140	—	—	575	(6,714)
Impairment (losses)/reversals	(15)	(4)	—	—	—	—	75	228
Depreciation and amortisation	(836)	(840)	(59)	(55)	—	—	(5,336)	(5,111)
Net asset transfers	495	663	244	(118)	(11,577)	(11,857)	(240)	(327)

Carrying amount at end of year	4,513	4,475	2,298	1,689	6,136	11,542	230,500	228,064

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-51

Notes to the Financial Statements

33. Property, plant and equipment continued

Level 3 fair value reconciliation
General Government Sector
	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	55,539	65,530	24,284	21,967	47,919	44,352	276	282	672	719
Acquisitions	1	5	326	197	2	1	—	—	5	5
Disposals	(43)	(29)	(15)	(24)	(5)	(9)	—	—	—	—
Revaluation increments/(decrements)	3,423	(10,124)	636	43	(3,688)	(93)	19	5	39	(43)
Impairment (losses)/reversals	8	(9)	(1)	—	—	—	—	—	—	—
Depreciation and amortisation	(4)	(4)	(1,112)	(995)	(1,137)	(1,154)	(25)	(22)	(5)	(5)
Net asset transfers	282	170	5,121	3,096	5,464	4,823	12	10	11	(3)

Carrying amount at end of year	59,205	55,539	29,238	24,284	48,555	47,919	283	276	722	672

							Leased plant and equipment		Total
							2015	2014	2015	2014
							$M	$M	$M	$M
Carrying amount at beginning of year							470	448	129,159	133,298
Acquisitions							58	26	393	234
Disposals							—	—	(63)	(62)
Revaluation increments/(decrements)							—	—	428	(10,212)
Impairment (losses)/reversals							—	—	6	(9)
Depreciation and amortisation							(5)	(5)	(2,289)	(2,185)
Net asset transfers							—	—	10,890	8,095

Carrying amount at end of year							523	470	138,525	129,159

6-52	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

33. Property, plant and equipment continued

Level 3 fair value reconciliation

Total State Sector
	Land		Buildings		Infrastructure		Major plant and equipment		Heritage and cultural assets
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	57,255	67,128	26,156	24,213	96,411	87,871	1,742	1,812	672	719
Acquisitions	27	29	350	219	24	64	—	—	5	5
Disposals	(57)	(36)	(20)	(29)	(25)	(116)	(1)	(5)	—	—
Revaluation increments/(decrements)	3,472	(10,032)	675	(375)	(3,543)	3,455	(468)	(48)	39	(43)
Impairment (losses)/reversals	8	(18)	(1)	—	121	276	—	—	—	—
Depreciation and amortisation	(7)	(4)	(1,222)	(1,106)	(2,876)	(2,785)	(145)	(108)	(5)	(5)
Net asset transfers	290	186	5,138	3,233	8,068	7,646	219	90	11	(3)

Carrying amount at end of year	60,986	57,255	31,075	26,156	98,180	96,411	1,348	1,742	722	672

							Leased plant and equipment		Total
							2015	2014	2015	2014
							$M	$M	$M	$M
Carrying amount at beginning of year							812	797	183,048	182,541
Acquisitions							67	70	473	386
Disposals							—	—	(104)	(184)
Revaluation increments/(decrements)							—	(17)	175	(7,059)
Impairment (losses)/reversals							—	—	127	259
Depreciation and amortisation							(20)	(39)	(4,275)	(4,047)
Net asset transfers							—	—	13,726	11,152

Carrying amount at end of year							859	812	193,170	183,048

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-53

Notes to the Financial Statements

33. Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value

General Government Sector
Description	Fair value at 30 June 2015 $M	Significant unobservable inputs	Impact of alternative amounts for significant level 3 inputs
Land	59,205

Level 3 land assets are mainly comprised of those held by the Department of Natural Resources and Mines and Department of National Parks, Sport and Racing. These assets are classified as land under roads, reserves and unallocated state land, national parks and leasehold land.

Land under roads not subject to freehold or leasehold title or reserve tenure vests in the State. This land is valued using the englobo approach as agreed by State Valuers-General. Further details on this valuation approach are outlined in Note 1(w). The most significant unobservable input in the valuation of land under roads is the valuers’ judgement in relation to the value that the market would assign to the restrictions placed on the land.

			An increase in the value assigned to the restriction would decrease the value of the land under roads.

The valuation of reserves and unallocated state land is based, where possible, on recent sales in the general location of the land, adjusted for specific attributes of and restrictions on the land being valued. As such, the most significant unobservable input into the valuation of reserves and unallocated state land is the valuers’ professional judgement applied in determining the fair value.

			An increase in the value assigned to the restriction would decrease the value of the reserves and unallocated state land.

National park land is valued with reference to sales of land with a similar topography and location. This market data is adjusted by the valuer to reflect the nature of restrictions upon national park land. Accordingly, the most significant input to the valuation of national park land is the valuers’ judgement in relation to the adjustments potential market participants would make to the price paid for this land in light of the restrictions.

			An increase in the restrictions would result in a decrease in the valuation of national park land.

Leasehold land is valued using the present value of the future income from leases over the land. In calculating the value of leasehold land, the discount rate applied to the leases is a significant unobservable input.

			A decrease in the discount rate applied would result in an increase in the value of leasehold land.
Buildings	29,238

Buildings classified as Level 3 are those, which due to their specialised nature and/or construction, do not have an active market. These assets are generally valued using a depreciated replacement cost approach.

Within level 3 buildings, major sub-groups exist which are valued using similar methods. The most significant of these groups are schools and early childhood buildings, correctional centres, court houses and juvenile justice facilities, health services buildings (including hospitals) and social housing.

6-54	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

33. Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government Sector continued
Description	Fair value at 30 June 2015 $M	Significant unobservable inputs	Impact of alternative amounts for significant level 3 inputs
Buildings continued

Schools and early childhood buildings are valued on a depreciated replacement cost basis, utilising published current construction costs for the standard components of the buildings. Adjustment and allowances are made for specialised fit out requirements and more contemporary construction/design approaches. Significant judgement is also required in determining the remaining service life of these buildings.

			An increase in the estimated construction costs would increase the valuation of schools and early childhood buildings, as would an increase in the estimated remaining service life.
		Correctional centres, court houses and juvenile justice facilities are valued using a depreciated replacement cost approach. Significant inputs into this approach are construction costs, locality allowances for regional and remote facilities, remaining useful life and current condition assessments.

An increase in the construction cost or locality allowance would result in an increase in valuation of these buildings.

A decrease in the assessment of a building’s current condition or remaining useful life would result in a decrease in the valuation of these buildings.

Health services buildings (including hospitals) are valued using depreciated replacement cost. In determining the replacement cost of each building, the estimated replacement cost of the asset, or the likely cost of construction including fees, on costs if tendered on the valuation date are assessed based on historical records and adjusted for contemporary design/construction practices. The resulting values are adjusted using published locality indices to allow for regional and remote location. The valuers apply professional judgement in assessing the asset’s current condition and remaining service life.

An increase in the estimated replacement cost would result in an increase in the fair value of health services buildings.

A decrease in the current condition assessment or remaining useful life would result in a decrease in the valuation of health service buildings.

Social housing is valued using market based inputs. However, because multi-unit properties do not have separate titles, significant adjustments are made by valuers. These properties have transferred from Level 2 to Level 3 this year ($3.6 billion transfer in). Significant unobservable inputs to the valuers’ adjustments are the discount rate applied to represent the cost of obtaining strata title.

			An increase in the discount rate applied would result in a decrease in the valuation of social housing assets.
Infrastructure	48,555

Level 3 infrastructure within the General Government sector is primarily roads held by the Department of Transport and Main Roads and roads and tracks within National Park and State Forest land. Due to their specialised nature and the lack of an active market for infrastructure, these assets are valued using a depreciated replacement cost methodology.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-55

Notes to the Financial Statements

33. Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

General Government Sector continued
Description	Fair value at 30 June 2015 $M	Significant unobservable inputs	Impact of alternative amounts for significant level 3 inputs
Infrastructure continued

Road infrastructure is valued based on a combination of raw material and other costs of construction compiled by an external expert and internal assumptions based on engineering professional judgement. These inputs take into consideration climatic and environmental conditions for each location and are adjusted for contemporary technology and construction techniques. Accordingly, the most significant unobservable input to the valuation of roads is the calculated replacement cost which is heavily reliant upon engineers’ and valuers’ professional judgement.

An increase in the calculated replacement cost would result in an increase in the valuation of roads.

A decrease in the remaining useful life would result in a decrease in the fair value of road infrastructure.

Roads and tracks within National Park and State Forest land are valued on a depreciated replacement cost basis. The most significant unobservable input to the valuation of these assets is the current condition assessment.

			A decrease in the current condition assessment would result in a decrease in the fair value of roads and tracks within National Park and State Forest land.
Heritage and cultural assets	722

Heritage and cultural assets are mainly comprised of unique or iconic items which are considered to be of historical or cultural significance. These assets are primarily held by the Queensland Art Gallery and the Queensland Museum. While some of these items are able to be traded, such transactions are highly individualised and accordingly it is not considered that there is an active market for these types of assets.

Collections held by the Queensland Art Gallery and Queensland Museum are largely valued on an individual basis with reference to recent transactions in similar works or the cost of replicating or recollecting items. Due to the unique nature of these items, despite some reliance on recent transactions in similar items, the most significant input to the valuation of collections held by the Queensland Art Gallery and Queensland Museum is the professional judgement of the valuer.

			A change in all the unobservable inputs may result in a material increase or decrease in the fair value of collections held by the Queensland Art Gallery and Queensland Museum, however, due to the unique nature of these assets it is not possible to estimate the impact of such a change.

 Total State Sector

Description	Fair value at 30 June 2015 $M	Significant unobservable inputs	Impact of alternative amounts for significant level 3 inputs
Infrastructure	98,180

In addition to the infrastructure assets identified above in the General Government Sector, level

3 infrastructure for the Total State Sector includes rail, ports, electricity and water infrastructure assets.

		The majority of water infrastructure assets (mainly Seqwater) are valued using an income based approach. Unobservable inputs in this type of valuation include assumptions about future market conditions and selection of an appropriate discount rate. The discount rate is a significant unobservable input to the valuation of water infrastructure.	An increase in the discount rate used would result in a decrease in the valuation of water infrastructure assets.

6-56	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

33. Property, plant and equipment continued

Level 3 significant valuation inputs and relationship to fair value continued

Total State Sector continued

Description	Fair value at 30 June 2015 $M	Significant unobservable inputs	Impact of alternative amounts for significant level 3 inputs
Infrastructure continued

Port infrastructure has been largely valued using an income based approach. Inherent in this valuation process are assumptions in relation to future operating cash flows, projected capital replacement and selection of an appropriate discount rate (equal to the Weighted Average Cost of Capital) for the organisation holding the assets. The discount rate has a significant impact upon the final valuation and, being based upon professional judgement, is an unobservable input.

			An increase in the discount rate used would result in a decrease in the valuation of port infrastructure.

The valuation of electricity distribution and transmission infrastructure is undertaken using an income based approach. Being regulated assets, this group of infrastructure is subject to an allowed rate of return until 2015, after which significant professional judgement is required in forecasting future cash flows. The significant unobservable inputs affecting the valuation of electricity infrastructure include assumptions about future revenue caps, future capital expenditure requirements and selection of an appropriate discount rate.

An increase in the future allowed rate of return would result in a higher valuation of electricity infrastructure.

An increase in future capital expenditure requirements would result in a decrease in the valuation of electricity infrastructure.

The valuation of NEM connected power stations is based on an income approach using a pre-tax nominal cash flow and discount rate model and various demand, supply and RET scenarios. The significant unobservable inputs affecting the valuation include assumptions about electricity spot prices, contract load and premium and discount rate.

			An increase in the discount rate used would result in a decrease in the valuation of electricity infrastructure.

The majority of rail infrastructure is valued using a depreciated replacement cost methodology except for regional freight assets which are valued on a discounted cash flow basis. The significant unobservable inputs to the depreciated replacement cost valuation are costs to replace existing assets and the assessments of current asset condition and remaining useful life.

An increase in the estimated replacement cost would result in an increase in the fair value of rail infrastructure.

A decrease in the current condition assessment or remaining useful life would result in a decrease in the valuation of rail infrastructure.

Major Plant and Equipment	1,348	Major plant and equipment in the Total State Sector is primarily Queensland Rail rollingstock.

An increase in the estimated replacement cost would result in an increase in the fair value of rollingstock.

A decrease in the current condition assessment or remaining useful life would result in a decrease in the valuation of rollingstock.

		Rollingstock is valued using a depreciated replacement cost approach. The significant unobservable inputs to the valuation of rolling stock are estimated costs to replace existing assets and the assumptions made about current asset condition and remaining useful life.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-57

Notes to the Financial Statements

34. Intangibles

General Government Sector
	Cost		Accumulated amortisation		Written down value
	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M
Software development	1,715	1,675	(1,133)	(1,024)	582	652
Purchased software	401	394	(312)	(295)	89	99
Other	42	24	(8)	(6)	34	18

	2,158	2,094	(1,452)	(1,324)	706	769

	Software		Other		Total
	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	751	795	18	13	769	808
Acquisitions	5	11	13	1	18	12
Acquisitions through internal development	100	101	—	—	100	101
Disposals	(29)	(87)	—	(2)	(29)	(88)
Impairment (losses)/reversals	—	(4)	—	—	—	(4)
Amortisation	(148)	(157)	(2)	(2)	(150)	(159)
Net asset transfers	(7)	91	3	8	(4)	99

Carrying amount at end of year	671	751	34	18	706	769

6-58	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

34. Intangibles continued

Total State Sector
	Cost		Valuation		Accumulated amortisation		Written down value
	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M
Software development	2,451	2,174	—	—	(1,559)	(1,320)	891	854
Purchased software	699	805	15	15	(586)	(613)	128	207
Licences and rights	12	12	55	55	(54)	(5)	13	62
Other	318	263	7	32	(39)	(31)	285	264

	3,480	3,255	76	101	(2,239)	(1,970)	1,317	1,386

	Software		Licences and rights		Other		Total
	2015	2014	2015	2014	2015	2014	2015	2014
	$M	$M	$M	$M	$M	$M	$M	$M
Carrying amount at beginning of year	1,061	1,121	62	63	264	258	1,386	1,441
Acquisitions	13	16	—	—	21	12	34	29
Acquisitions through internal development	162	155	—	—	—	—	162	155
Disposals	(29)	(90)	—	(1)	—	(13)	(29)	(104)
Impairment (losses)/reversals	—	(4)	(48)	—	—	—	(48)	(4)
Amortisation	(254)	(273)	(1)	(1)	(8)	(11)	(263)	(285)
Net asset transfers	67	136	—	1	6	18	73	154

Carrying amount at end of year	1,019	1,061	13	62	285	264	1,317	1,386

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-59

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
35. Other non-financial assets

Current
Prepayments	284	586	411	725
Other	14	22	137	164

	298	608	549	889

Non-current
Biological assets	6	5	6	6
Prepayments	32	28	54	50
Other	7	7	31	13

	45	41	91	68

	343	649	640	957

36. Payables

Current
Trade creditors	1,733	1,962	2,363	2,761
Grants and other contributions	540	399	431	299
Interest	4	3	(32)	2
GST payable	76	123	184	207
Other payables	824	821	987	995

	3,177	3,308	3,933	4,264

Non-current
Trade creditors	1	1	16	9
Other payables	10	5	12	9

	11	6	28	17

	3,188	3,314	3,961	4,282

37. Employee benefit obligations

Superannuation liability
Current
Superannuation (refer Note 51)	1,924	1,915	1,924	1,915
Judges’ pensions (refer Note 51)	19	18	19	18

	1,943	1,933	1,943	1,934

Non-current
Superannuation (refer Note 51)	23,281	22,933	22,977	22,777
Judges’ pensions (refer Note 51)	645	647	645	647

	23,927	23,580	23,622	23,424

	25,869	25,512	25,566	25,357

Other employee benefits
Current
Salary and wages payable	416	367	492	449
Annual leave	1,518	1,456	1,670	1,614
Long service leave	438	430	756	754
Other employee entitlements	37	27	145	149

	2,409	2,280	3,064	2,967

Non-current
Long service leave	2,300	2,682	2,394	2,781
Other employee entitlements	16	20	26	31

	2,316	2,703	2,420	2,812

	4,725	4,983	5,484	5,779

6-60	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015 $M	2014 $M	2015 $M	2014 $M
38. Deposits held

Current
Deposits at fair value through profit and loss	3	1	5,059	3,767
Interest bearing security deposits	—	—	27	26

	3	1	5,085	3,793

39. Borrowings and advances

Advances received
Current
State debt to the Commonwealth	132	24	132	24

Non-current
State debt to the Commonwealth	492	531	492	531

	625	554	625	554

Borrowings
Current
Finance lease liability (refer Note 45)	22	9	33	17
QTC borrowings	5,538	148	—	—
Loans - other	703	646	763	905

	6,263	803	795	923

Non-Current
Finance lease liability (refer Note 45)	1,036	601	1,067	634
QTC borrowings	35,806	39,716	—	—
Loans - other	—	247	191	419

	36,842	40,565	1,258	1,052

	43,105	41,368	2,053	1,975

Lease liabilities are effectively secured, as the rights to the leased assets revert to the lessor in the event of a default. Interest on finance leases is recognised as an expense as it accrues.

40. Securities and derivatives

Current
Government securities issued	—	1	19,577	15,524
Derivatives
Derivatives - cash flow hedges	—	—	18	1
Other derivatives	—	—	134	242

	—	1	19,729	15,767

Non-current
Government securities issued	—	—	81,604	78,280
Derivatives
Derivatives - cash flow hedges	—	—	5	—
Other derivatives	—	—	446	318

	—	—	82,055	78,598

	—	1	101,784	94,365

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-61

Notes to the Financial Statements

41. Contractual maturity analysis of financial liabilities

General Government Sector

The table below sets out the contractual cash flows of the GGS financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2015
	1 Year or Less	1 to 5 Years	Over 5 Years	Total	Carrying Value
	$M	$M	$M	$M	$M
Payables	5,147	28	—	5,175	5,175
Commonwealth borrowings	156	289	402	847	625
Other liabilities at amortised cost	223	243	1,439	1,905	1,761
QTC borrowings	2,197	8,725	40,098	51,020	41,343
Government securities and other loans at fair value	3	—	—	3	3

	7,727	9,285	41,939	58,950	48,908

As at 30 June 2014
	1 Year or Less	1 to 5 Years	Over 5 Years	Total	Carrying Value
	$M	$M	$M	$M	$M
Payables	5,155	29	—	5,184	5,184
Commonwealth borrowings	44	301	449	794	555
Other liabilities at amortised cost	134	269	1,243	1,646	1,504
QTC borrowings	2,279	8,873	38,688	49,840	39,864
Government securities and other loans at fair value	1	—	—	1	1

	7,612	9,472	40,380	57,464	47,107

Total State Sector

The table below sets out the contractual cash flows of the Total State Sector’s financial liabilities. It is calculated based on undiscounted cash flows relating to the repayment of principal and interest amounts outstanding at balance date.

As at 30 June 2015	1 year or less	1 to 5 years	Over 5 years	Total	Carrying value
	$M	$M	$M	$M	$M
Payables	6,235	57	—	6,292	6,292
Commonwealth borrowings	156	289	402	847	625
Other liabilities at amortised cost	262	274	1,439	1,976	1,829
Government securities and other loans at fair value	24,902	53,680	41,081	119,664	106,491
Derivatives	195	248	389	833	603

	31,751	54,548	43,312	129,612	115,839

As at 30 June 2014	1 year or less	1 to 5 years	Over 5 years	Total	Carrying value
	$M	$M	$M	$M	$M
Payables	6,463	54	—	6,516	6,516
Commonwealth borrowings	44	301	449	794	555
Other liabilities at amortised cost	378	304	1,243	1,925	1,779
Government securities and other loans at fair value	15,232	52,201	45,828	113,262	97,794
Derivatives	315	235	385	936	560

	22,431	53,095	47,905	123,432	107,204

6-62	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

41. Contractual maturity analysis of financial liabilities continued

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M

The difference between the carrying amounts of financial liabilities held at fair value through profit or loss (other than derivatives) and the amounts contractually required to be paid at maturity to the holder of the obligation is set out below.

Fair value	—	—	106,491	97,794
less: Repayment at maturity	—	—	96,776	89,461

Difference	—	—	9,715	8,333

42. Provisions

Current
Outstanding claims [1]
Workers’ compensation	—	—	1,067	1,092
Other	118	130	162	176
Onerous contracts	—	—	32	59
Queensland Government Insurance Fund [2]	158	177	158	177
Other	214	201	271	291

	489	508	1,689	1,796

Non-current
Outstanding claims [1]
Workers’ compensation	—	—	1,408	1,520
Other	306	323	321	340
Onerous contracts	—	—	158	342
Queensland Government Insurance Fund [2]	745	720	745	720
Other	88	102	595	659

	1,138	1,145	3,227	3,581

	1,628	1,653	4,916	5,377

1. The liability for outstanding claims is measured as the present value of expected future payments, the majority of which are actuarially assessed. The liability includes outstanding claim recoveries and reinsurance receivables of:	5	5	155	163

2.     The Queensland Government Insurance Fund (QGIF) is a centrally managed self-insurance scheme mainly covering property, medical and other liability claims for whole of Government. An actuarial assessment of the scheme was undertaken as at 30 June 2015.

General Government Sector movements in provisions
	Outstanding Claims	QGIF	Other Provisions	Total
	2015 $M	2015 $M	2015 $M	2015 $M
Carrying amount at beginning of year	454	897	303	1,653
Additional provisions recognised	69	204	66	339
Reductions in provisions and payments	(79)	(126)	(64)	(269)
Change from remeasurement and discounting adjustments	(21)	(73)	(3)	(97)

Carrying amount at end of year	423	903	301	1,628

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-63

Notes to the Financial Statements

42. Provisions continued

Total State Sector movements in provisions	Outstanding Claims	QGIF	Other Provisions	Total
	2015	2015	2015	2015
	$M	$M	$M	$M
Carrying amount at beginning of year	3,129	897	1,351	5,376
Additional provisions recognised	1,335	204	82	1,621
Reductions in provisions and payments	(1,485)	(126)	(214)	(1,824)
Change from remeasurement and discounting adjustments	(21)	(73)	(164)	(258)

Carrying amount at end of year	2,958	903	1,055	4,916

	General Government Sector		Total State Sector
	2015 $M	2014 $M	2015 $M	2014 $M
43. Other liabilities

Current
Unearned revenue	452	452	561	569
Environmental surrender obligations (RECs, GECs, NGACs)	—	—	66	45
Other	157	143	124	120
	609	595	752	735
Non-current
Unearned revenue	169	156	568	359
Other	1	5	8	12
	171	160	575	371
	779	755	1,327	1,106
44. Cash flows

Reconciliation of operating result to net cash flows from operating activities

Operating result	4,076	753	606	2,019

Non-cash movements:
Depreciation and amortisation	3,155	3,061	5,567	5,360
Net (gain)/loss on disposal/revaluation of non-current assets	831	152	546	549
Impairment and write-off of bad debts	160	27	167	31
Equity accounting (profit)/loss	2	2	2	3
Unrealised net (gain)/loss on borrowings/investments	(25)	(13)	(862)	(3,754)
Other	(827)	(561)	(616)	(292)

(Increase)/decrease in receivables	(3,602)	(671)	4	(74)
(Increase)/decrease in inventories	3	54	(103)	(131)
(Increase)/decrease in prepayment and other assets	(76)	38	(32)	(3)
Increase/(decrease) in payables	372	(134)	226	(40)
Increase/(decrease) in provisions	110	(20)	(404)	70
Increase/(decrease) in other liabilities	53	32	115	73
Total non-cash movements	154	1,968	4,610	1,792
Cash flows from operating activities	4,230	2,721	5,216	3,811

6-64	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
45. Expenditure commitments

As at 30 June 2015, State Government entities had entered into the following capital and lease commitments. Commitments are inclusive of anticipated GST.

These commitments are in addition to those disclosed in Note 28, except for finance lease commitments related to Education PPPs and the Gold Coast Light Rail PPP which are also included in Note 28.

Other than obligations under finance leases, where substantially all the risks and benefits incidental to ownership of the leased assets are transferred to the lessee, the following commitments have not been recognised as liabilities in the Balance Sheet.

Capital expenditure commitments

Capital expenditure commitments contracted for at reporting date but not recognised in the Balance Sheet are:	2,486	3,643	3,307	4,460

Operating lease commitments

Not later than 1 year	500	487	627	615
Later than 1 year but not later than 5 years	1,276	1,299	1,700	1,754
Later than 5 years	983	1,008	1,777	1,866
	2,759	2,794	4,104	4,236

Operating leases are entered into as a means of acquiring access to office accommodation and storage facilities. Lease payments are generally fixed, but with inflation escalation clauses on which contingent rentals are determined.

Some renewal or extension options exist in relation to operating leases. No operating leases contain restrictions on financing or other leasing activities.

Finance lease commitments

Not later than 1 year	100	61	113	71
Later than 1 year but not later than 5 years	453	242	485	277
Later than 5 years	1,867	1,278	1,867	1,278
Total minimum lease payments	2,420	1,581	2,464	1,626
Future finance charges	(1,361)	(971)	(1,365)	(975)
Total lease liabilities	1,059	610	1,100	651
Current lease liabilities (refer Note 39)	22	9	33	17
Non-current lease liabilities (refer Note 39)	1,036	601	1,067	634
	1,059	610	1,100	651

Finance leases are entered into as a means of funding the acquisition of certain plant and equipment. Lease payments are generally fixed. No leases have escalation clauses other than in the event of payment default. A small number of leases have renewal or purchase options. Where such options exist, they are all exercisable at market prices.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-65

Notes to the Financial Statements

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
46. Cash and other assets held in trust

Various monies were held in trust by State Government agencies at year end and have not been included as assets/liabilities in the Balance Sheet.

A summary follows of entities holding assets in trust:

QIC Limited	—	—	32,567	30,881
The Public Trustee of Queensland	1,672	1,686	1,672	1,686
Department of Justice and Attorney-General	69	48	69	48
Department of Natural Resources and Mines	32	31	32	31
Department of Science, Information Technology and Innovation	—	21	—	21
Queensland Performing Arts Trust	20	31	20	31
Queensland Police Service	18	15	18	15
Other	38	36	38	36

	1,849	1,867	34,416	32,748

47. Contingent assets and liabilities

Contingent assets and liabilities represent items that are not recognised in the Balance Sheet because at balance date:

•	there is a possible asset or an obligation arising from past events whose existence will be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Government; or

•	there is a present obligation arising from past events but it is not recognised because it is either not probable that an outflow of resources embodying economic benefits will be required to settle the obligation or the amount of the obligation cannot be measured reliably.

Below are details of the more significant contingent assets and liabilities from a General Government and Total State perspective.

Pursuant to section 15 of the Queensland Treasury Corporation Act 1988, any losses of QTC are the responsibility of the Consolidated Fund. On this basis, the contingent assets and liabilities of the Corporation, which forms part of the Public Financial Corporations Sector, are also incorporated in GGS statements.

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
Contingent liabilities - quantifiable

Nature of contingency

Guarantees and indemnities	45,138	43,307	10,235	9,774
Other	1,120	1,178	1,123	1,181

	46,257	44,485	11,358	10,956

Guarantees and indemnities

General Government Sector

For the GGS, these mainly comprise guarantees of borrowings by local governments and Public Non-financial Corporations from the QTC of $8.898 billion and $34.709 billion (2014, $8.490 billion and $33.460 billion) respectively and of insurance policies issued by Suncorp Life and Superannuation Limited of $420 million (2014, $439 million). QTC also provided guarantees of $100 million (2014, $102 million) relating to the trading activities in the National Electricity Market of subsidiaries of Ergon Energy Corporation Limited, a Queensland Government-owned corporation.

Total State Sector
From a Total State perspective, borrowings by Public Non-financial Corporations from the QTC as disclosed above are eliminated on consolidation.

6-66	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

47. Contingent assets and liabilities continued

Contingent liabilities - quantifiable continued

Other

General Government Sector

As at 30 June 2015, there are 20 cases (2014, 35 cases) filed with the courts relating to revenue collected by the Office of State Revenue. An estimate of the liability should the outcomes of the above mentioned cases prove unfavourable for the State is $40 million (2014, $32 million).

Under the agreement entered into for the development of the 1 William Street site, the State has agreed to enter into a sub-lease of the building when construction has been completed. The State’s commitment for the operating lease payments on the building sub-lease is $1.076 billion. The commitment is contingent on the developer, CBus Property 1 William Street Pty Ltd, meeting certain requirements under the contract and has therefore not been included in Note 45 as an operating lease commitment.

Contingent liabilities - not quantifiable

General Government Sector

Legal proceedings and disputes

A number of legal actions have been brought against the State Government and its agencies. Notification has also been received of a number of other cases that are not yet subject to court action but which may result in subsequent litigation.

Due to the wide variety and nature of the claims and the uncertainty of any potential liability, no value has been attributed to these actions/claims.

Native Title

A number of native title claims that affect the Queensland Government have been filed with the National Native Title Tribunal under the Native Title Act 1993 (Commonwealth). The Native Title Act provides for payment of compensation to native titleholders for a variety of acts that may affect native title.

It is possible that the Government may face future litigation and liability in respect of claims for native title. However, given the subjectivity of the issue, it is not appropriate to attempt to determine the likely success of such claims or to quantify any potential liability.

Securities, warranties and guarantees

The State has provided a number of securities, warranties and guarantees in the normal course of business. The amount of any future claims against these securities, warranties and guarantees cannot be reliably estimated.

Cross Border Lease transactions

QTC has assumed responsibility for a significant portion of the transaction risk relating to certain cross border lease transactions and in certain situations could be liable to make additional payments under the transactions. However, external advice and history to date indicate that there is remote likelihood of these events occurring.

In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Unless exceptional and extreme circumstances arise, it is unlikely that QTC will be required to make a significant payment under these guarantees and indemnities.

Financial assurance liability gap for mining projects

Financial assurances are required for mining projects to cover the rehabilitation liability should a mining leaseholder fail to undertake rehabilitation. The liability to undertake rehabilitation work remains the responsibility of the mining leaseholder. The State’s responsibility in regards to rehabilitation is limited to managing any potential public safety and health risks only. At reporting date, it is not possible to determine the extent or timing of any potential financial effect of this responsibility.

Long-term sales permits

The Department of Agriculture and Fisheries has issued long-term permits to various sawmilling businesses regarding the supply of log timber from State-owned native forests. These sales permits provide for the payment of compensation by the State to the holder to the extent that the specified quantity of log timber is not harvested from the particular State-owned forests.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-67

Notes to the Financial Statements

47. Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

General Government Sector continued

Collingwood Park guarantee

Due to a mine subsidence event that occurred at Collingwood Park in 2008, the State, under the Mineral Resources Act 1989, provides a guarantee to owners of affected land to stabilise land, repair subsidence related damage (if cost effective to do so), or purchase land beyond economic repair.

Major capital projects

In the course of constructing major capital works including the Lady Cilento Children’s Hospital, the Gold Coast University Hospital (GCUH) and the Sunshine Coast University Hospital (SCUH), Queensland Health entered into agreements which may give rise to possible obligations which are contingent on the occurrence or non-occurrence of uncertain future events. Queensland Health has agreed to certain compensation events with the carpark operators of GCUH and SCUH, which may give rise to possible obligations.

Total State Sector

In addition to the above GGS non-quantifiable contingent liabilities, the following relate specifically to the Public Non-financial and Financial Corporation Sectors.

WorkCover Queensland

The Workers’ Compensation and Rehabilitation Act 2003 provides that the State Government guarantees every WorkCover policy or other insurance contract with WorkCover Queensland, a statutory body. Given the nature of this contingency, it is not possible to estimate the liability, if any, due under this heading.

Contaminated land

The State Government controls certain areas of land that are affected by pollutants. The agencies involved will be obliged to restore these assets to a safe and useable condition in the event that their use changes, for example, when the land is sold. Given its nature, it is not possible to provide an estimate of the potential liability of this exposure.

QIC Limited

QIC Limited, in its capacity as trustee, is potentially liable for the unsettled liabilities of a number of trusts that it administers. However, under the respective trust deeds, the Corporation is entitled to be indemnified out of the assets of the trusts for any losses or outgoings that may be sustained in its role as trustee, provided the trustee has acted within the terms of the trust deeds.

The directors have assessed the recoverable amounts of the assets of the trusts and concluded that currently they have excess assets over liabilities.

Funds managed by QIC Limited in a trustee capacity totalled $32.908 billion at 30 June 2015 (2014, $31.278 billion).

State asset sales

As part of the State’s asset sales process in 2011-12 (the initial public offering of shares in QR National Limited (now Aurizon Limited), the Forestry Plantations business, the Port of Brisbane business, the Abbot Point Coal Terminal (X50) business and Queensland Motorways Limited), the State put in place a number of contractual arrangements which result in contingent liabilities as follows:

•	Superannuation indemnity for QR National and Forestry Plantations Queensland for the cost of employer contributions above a particular threshold for their employees who remained as members of QSuper’s defined benefit category.

•	State indemnities for directors and officers of relevant Government-owned corporations and State public servants were put into place in relation to liabilities which might arise out of the restructuring and sale of the various sale entities.

•	Indemnities as to tax and other liabilities (including previous cross border lease liabilities) accrued during the State’s ownership.

•	Compensation potentially payable in the event that the leases issued over land and infrastructure by State agencies are terminated.

•	Compensation potentially payable for improvements in the event of the termination of relevant leases.

•	Various warranties in relation to the businesses sold.

At present, management are unaware of any breaches of agreements and there are no claims being made. As such, it is not possible to estimate any potential financial effect should such a claim arise in the future.

6-68	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

47. Contingent assets and liabilities continued

Contingent liabilities - not quantifiable continued

Total State Sector continued

Impact of disasters

As a result of previous disasters impacting the State, there is a possibility of further claims being made on the Queensland Reconstruction Authority. As per the 2015-16 Budget papers, the expected expenditure on prior disasters still to come is $1.013 billion, the majority of which is expected to be recovered from the Commonwealth.

The Queensland Floods Commission of Inquiry delivered its Final Report on 16 March 2012. The State is implementing relevant recommendations from the Interim and Final Reports. Certain parties have publicly stated that they are investigating the possibility of making claims against the State in respect of the January 2011 flood.

Due to a flood event in 2015 caused by Cyclone Maria, a writ was lodged seeking compensation from SunWater Limited through a class action for losses caused by the operation of the automatic gates at the Callide Dam during the flood. To date, the writ has not been served.

As a result of the flood events in 2010/11 and 2013, damage was sustained at various dams. The dams have been assessed as safe under normal loading, however damage may be sustained in the event of a large flood. Studies have been undertaken to determine work required to protect the dams in future. At this stage, the associated costs are not known with certainty.

	General Government
	Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
Contingent assets - quantifiable
Nature of contingency
Guarantees and indemnities	7,468	7,299	8,452	8,443
Other	17	17	17	17
	7,486	7,317	8,469	8,460

Guarantees

General Government Sector

The Department of Natural Resources and Mines holds financial assurances of $5.849 billion (2014, $5.761 billion) for mining projects, to cover rehabilitation should a leaseholder fail to undertake rehabilitation.

The Department of Environment and Heritage Protection and Natural Resources and Mines hold bank guarantees totalling $1.25 billion and $30 million (2014, $1.07 billion and $28 million) respectively as financial security to ensure compliance with various acts, environmental management activities, vegetation management development applications and other agreements.

The Department of Transport and Main Roads holds securities on behalf of contractors in the form of performance guarantees amounting to $164 million (2014, $231 million).

The Department of Health holds $106 million (2014, $111 million) in guarantees and undertakings from third parties in the normal course of business.

The Department of State Development holds bank guarantees in relation to the Queensland Investment Incentive Scheme (QIIS) grants and other financial support provided to public sector proponents totalling $27 million (2014, $42 million).

The developer of 1 William Street, CBus Property 1 William Street Pty Ltd, has provided a bank guarantee of $35 million (2014, $35 million) for security performance of the developer’s obligations under the project deed.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-69

Notes to the Financial Statements

47. Contingent assets and liabilities continued

Contingent assets - quantifiable continued

Guarantees continued

Total State Sector

In addition to the above General Government quantifiable guarantees and indemnities, the following relate specifically to the Public Non-financial and Financial Corporation sectors.

WorkCover Queensland holds bank guarantees on behalf of self-insurers totalling $542 million (2014, $600 million).

Queensland Rail holds bank, insurance company and other guarantees of $292 million (2014, $412 million).

Ergon Energy Corporation Limited holds bank guarantees from customers totalling $106 million (2014, $95 million) relating to the construction of capital assets for energy customers.

Energex Limited holds bank guarantees totalling $43 million (2014, $37 million) from customers and suppliers relating to subdivision works and the construction of capital assets for those customers and procurement guarantees from suppliers.

Other

General Government Sector

Construction Industry Skills Centre Pty Ltd

A non-recoverable loan of $11 million (2014, $11 million) paid to Construction Industry Skills Centre Pty Ltd is repayable to the State Government in circumstances contingent on the winding up of the company and related trust.

Contingent assets - not quantifiable

General Government Sector

Department of Natural Resources and Mines and SunWater Limited land

The Department of Natural Resources and Mines and SunWater Limited (SunWater) share a 8.827 hectare site at Rocklea. Various agreements entered into since 2001 between the Department of Natural Resources and Mines and SunWater carry an obligation on SunWater to provide a freehold portion of land to the department at no cost; sale proceeds from the surplus land will go to SunWater. The sale of surplus land is subject to various approvals from Brisbane City Council, leading to uncertainty about the timing of the sale and therefore the time at which the Department of Natural Resources and Mines will receive freehold title. For these reasons, it is not possible to provide a reliable estimate of the value of the land at balance date.

Total State Sector

Insurance claims

There are a number of insurance and other claims against external parties yet to be finalised in relation to various matters.

North Queensland Bulk Ports Corporation Limited

North Queensland Bulk Ports Corporation Limited holds a number of guarantees for security over defects in construction and for future liabilities of port operators.

Performance fees

Performance fees are potentially receivable by QIC Limited in relation to the Private Equity Funds where certain performance criteria are achieved over a 12 month period. If the performance criteria are not met over the entire 12 month period, no performance fee is payable. There is a significant degree of uncertainty over whether the performance targets will be achieved and as a result the amount of the performance fees cannot be reliably measured.

Other claims

CS Energy is in dispute with Anglo American in relation to the supply of coal by Anglo to the Callide B and Callide C power stations. Anglo has counter claimed for damages in relation to its interim coal supply measures. This matter is yet to be finalised.

Stanwell Corporation Limited is seeking to recover amounts in relation to a coal supply agreement between the corporation and Wesfarmers Curragh Pty Ltd (Wesfarmers). Wesfarmers has counter claimed. The dispute is yet to be resolved.

6-70	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

48. Post balance date events

Queen’s Wharf Precinct

On 16 November 2015, the Queensland Government and the Destination Brisbane Consortium finalised contractual arrangements for the Consortium to redevelop the Queen’s Wharf Precinct. These contractual arrangements will be subject to a number of conditions which will need to be satisfied before the Consortium is granted access to the redevelopment area. The project is expected to be completed in early 2022.

Commission of Inquiry - Barrett Adolescent Centre

A commission of inquiry into various matters surrounding the closure of Barrett Adolescent Centre commenced in September 2015. The facility closed in January 2014 following the transition of patients from the care of Barrett Adolescent Centre to alternative options. The West Moreton Hospital and Health Service will participate in the inquiry. The costs of participating in the inquiry are unable to be determined at this time.

Toowoomba Second Range Crossing

On 21 August 2015, the contract to finance, build, operate and maintain the Toowoomba Second Range Crossing (TSRC) was awarded to the Nexus Infrastructure consortium in a 25 year availability-based public-private partnership. Construction is due to start in late 2015 and the project is expected to be open to traffic in late 2018. The tolling arrangements will be finalised closer to the TSRC opening.

49.	Defeased cross border leases

The Stanwell power station is subject to cross border leases that were entered into in 1995 and 1996. In accordance with AASB 117 Leases, the leases are treated as finance leases and are being amortised over the estimated life of the assets on a straight line basis consistent with other power stations.

There is no lease liability as future lease payments were prepaid at the commencement of the lease.

50.	Financial risk management disclosure

The State’s principal financial assets and liabilities comprise:

Cash assets;

Receivables and loans;

Term deposits;

Investments in equities and managed investment schemes;

Debt securities;

Payables;

Deposits; Borrowings and advances;

Finance lease liabilities; and

Derivatives.

The main purpose in holding these financial instruments is to prudently manage the State’s financial risks within government policy parameters.

The carrying amounts of the GGS and Total State Sector financial assets and financial liabilities by category are:

	General Government
	Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
Financial assets
Cash and deposits	1,172	903	2,674	3,526
Receivables and loans at amortised cost	8,295	5,164	4,456	4,973
Held-to-maturity	33,478	32,420	422	417
Fair value through profit and loss (at initial recognition)	2,381	2,193	69,644	61,226
Fair value through profit and loss (held for trading/not hedge accounted)	2	8	405	390
Available-for-sale investments	23,637	26,423	213	165
	68,966	67,112	77,814	70,698
Financial liabilities
Amortised cost	48,905	47,107	8,746	8,849
Fair value through profit and loss (at initial recognition)	3	1	106,513	97,795
Fair value through profit and loss (held for trading/not hedge accounted)	—	—	581	559
	48,908	47,107	115,839	107,204
Net gains/(losses) on available-for-sale investments recognised in equity	1	—	1	—

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-71

Notes to the Financial Statements

50. Financial risk management disclosure continued

The State’s activities expose it to a variety of financial risks, such as credit risk, liquidity risk and market risk (including interest rate risk, price risk and foreign exchange risk). The State’s overall risk management objectives, policies and strategies focus on minimising financial risk exposures and seek to mitigate potential adverse effects. The diverse nature of the financing and investing activities undertaken by agencies across the Queensland Government supports a decentralised approach to risk management. Individual agencies are responsible for managing risks to which they are exposed.

Risk management strategies in relation to the State’s financial assets and liabilities are summarised below. Additional risk management information can be found in individual agencies’ general purpose financial reports.

Credit risk

Credit risk exposure represents the potential loss that would be recognised if counterparties failed to meet contractual obligations in relation to receivables, loans and other financial assets. Credit risk is regularly assessed, measured and managed in strict accordance with credit risk policies.

The credit risk in relation to receivables is managed in the following manner:

•	trading terms require payment within a specified period after the goods and services are supplied;

•	outstanding accounts are assessed for impairment at each reporting date based on objective evidence of impairment;

•	bad debts are written off as they are incurred;

•	the credit ratings of all counterparties are monitored and limits adjusted where necessary;

•	where possible, transactions are undertaken with a large number of counterparties to avoid concentrations of credit risk;

•	collateral arrangements are utilised to limit derivative credit exposure; and

•	derivative transactions are undertaken via recognised derivative trading exchanges where practical.

Receivables and loans past due but not impaired and past due and individually impaired are disclosed in Note 24.

Credit risk in relation to loans and other financial assets is managed through regular analysis of borrowers, potential borrowers and financial market counterparties with respect to their ability to meet interest and capital repayment obligations. Where appropriate, collateral is obtained in the form of rights to securities, deeds of undertaking, letters of credit or guarantees.

Credit risk for the GGS and Total State Sector on recognised financial assets, including derivatives, is the carrying amount of these assets in the Balance Sheet, net of any impairment losses. The State’s major concentrations of credit risk are with the finance sector, the National Electricity Market and rural, housing and health sectors.

The credit exposure for derivative contracts, other than electricity derivatives, is calculated utilising the ‘value-at-risk’ methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility.

The State is exposed to significant concentrations of risk in the finance industry. This is difficult to avoid given the size of the State’s investment portfolio and the requirement to invest with counterparties rated A- or better and to invest in highly liquid securities. A ratings-based approach is used to determine maximum credit exposure, as well as the counterparty’s credit metrics, country of domicile, size of its funding programs, asset composition and quality of the underlying security.

The State’s largest holder of investments and non-electricity derivatives is QTC. QTC’s credit risk exposures and its counterparty exposures are as follows:

	AAA	AA+	AA	AA-	A+	A	Other	Total
By credit rating 2015	$M	$M	$M	$M	$M	$M	$M	$M
Cash & equivalent	—	—	—	2,117	—	—	—	2,117
Financial assets	2,729	579	61	13,719	571	102	456	18,217
Derivatives	—	—	—	469	—	43	—	512
Other	—	—	—	9	853	—	—	862

	2,729	579	61	16,314	1,424	145	456	21,708

	12%	3%	—	75%	7%	1%	2%	100%

6-72	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

50. Financial risk management disclosure continued

Credit risk continued

	AAA	AA+	AA	AA-	A+	A	Other	Total
By credit rating 2014	$M	$M	$M	$M	$M	$M	$M	$M
Cash & equivalent	—	—	—	2,575	—	100	—	2,675
Financial assets	2,681	594	24	7,551	496	174	314	11,834
Derivatives	—	—	—	276	—	8	9	293
Other	—	—	—	20	697	—	—	717

	2,681	594	24	10,422	1,193	282	323	15,519

	17%	4%	—	67%	8%	2%	2%	100%

The National Electricity Market, operated by the Australian Energy Market Operator, has strict prudential guidelines that minimise potential for credit related losses. This is supported by individual agencies’ Board approved policies. Security deposits, letters of credit or bank guarantees are obtained from customers to mitigate possible losses. Credit risk exposures that relate to electricity derivative financial instruments are managed under International Swaps and Derivatives Association (ISDA) agreements. The ISDA also has a strict credit policy, based on counterparties’ credit ratings and requiring appropriate security.

Loans and advances are made to primary producers and small businesses at either commercial or concessional interest rates. The credit risk of the rural sector is mitigated through collateral in the form of real property mortgages.

Liquidity risk

Liquidity risk arises from the possibility that individual agencies may be unable to settle a transaction on the due date. A range of funding strategies is used to ensure funds are available, such as maintaining a sufficient level of cash holdings to fund unexpected cash flows. QTC holds a minimum 5 working days’ cash requirements in 11AM cash to fund unexpected cash flows. QTC measures the minimum liquidity requirements to comfortably meet the following four scenarios simultaneously:

•	Going Concern - progressively pre-fund term maturities 6 months from maturity

•	Market Disruption - 90 days survival horizon (severe market circumstances)

•	Name Crisis - 30 days survival horizon (extreme market circumstances)

•	Standard & Poor’s Liquidity Ratio - maintain a ratio greater than 80%

Liquidity risk of electricity market trading is controlled by the Australian Energy Market Operator, whereby all market participants are required to deliver irrevocable bank guarantees as security for timely settlement. The contractual maturities of financial liabilities are included at Note 41.

Market risk

Derivative financial instruments

The State, through its controlled entities, enters into derivative financial instruments in the normal course of business in order to hedge exposure to movements in interest rates, commodity prices and foreign currency exchange rates. Strict criteria must be met in order for derivatives to be hedge accounted. GGS entities do not engage in speculative trading.

Instruments used by the State include:

Cash flow hedges

Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

Commodity swaps are used to hedge against price fluctuations of commodities, such as diesel fuel and gas.

Forward exchange contracts and cross currency swaps are entered into to protect against foreign exchange movements. These transactions relate to contracted purchases of components used in capital investments, capital equipment and operating expenditure denominated in foreign currencies. Settlement of these contracts is to be within 12 - 18 months.

The portion of the gain or loss on the hedging instrument that is determined to be an effective hedge is recognised directly in equity. When the cash flows occur, amounts that had been recognised in the hedge reserve in equity are transferred to the operating result. Where the forecast transaction that is hedged results in recognising a non-financial asset or liability, the gain or loss previously deferred in equity is transferred to the carrying amount of the asset or liability.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-73

Notes to the Financial Statements

50. Financial risk management disclosure continued

Market risk continued

Cash flow hedges continued

Total State Sector net gains/losses deferred to or removed from equity were as follows:

For the year ended 30 June 2015:

•	net losses deferred to equity totalled $132 million;

•	net losses of $85 million were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements.

For the year ended 30 June 2014:

•	net gains deferred to equity totalled $184 million;

•	net losses of $7 million were removed from equity and reclassified to the operating result as a result of cash flow hedge settlements.

No amounts were deferred to or removed from equity by GGS entities in 2015 or 2014.

Derivatives which do not qualify for hedge accounting

Certain derivatives do not qualify for hedge accounting as they are held for trading or not designated as hedges. These instruments typically include some electricity derivatives such as swaps, caps and options and environmental derivatives contracts, such as forward contracts and options. Interest rate swaps, forward rate agreements, options and credit default swaps are also used to hedge exposure to interest rate movements, foreign currency and credit risks but are not hedge accounted.

Interest rate risk

Interest income

The GGS and Total State Sector are exposed to interest rate risk through investments managed by QIC Limited, cash deposits with the Commonwealth Bank of Australia and borrowings from the Commonwealth Government. The GGS is also exposed to interest rate risk through its deposits with and borrowings from QTC. The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. Since July 2012, LTAAB has been reducing risk in the Asset Portfolio. The result was a reduction in expected return and volatility. In light of this strategy, the expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set was revised from 7.5% to 7.1%, effective 1 July 2013 and reduces to 7% from 1 July 2015. These assets are held to fund superannuation and other long-term obligations of the State.

The GGS does not undertake hedging in relation to interest rate risk on cash deposits or borrowings. This is managed as per the liquidity risk management strategy.

Interest expense

A number of other State-owned entities enter into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk. In some instances, interest rate swaps are utilised to swap medium to long term fixed rate borrowings into floating rate. At times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

Price risk

The State is exposed to price risk through investments managed by QIC Limited and an investment in Aurizon Holdings Limited.

The GGS is not materially exposed to other price risks.

Other State entities are exposed to commodity price risk resulting from changes in electricity, coal, gas, diesel and other commodity prices. Longer term fixed price supply agreements are utilised to manage risk in relation to coal and gas. A variety of swaps, futures, options and forward exchange contracts are used to hedge against price fluctuations of other commodities, such as diesel fuel. Electricity derivatives (mostly price swaps and futures) are used to protect against movements in the price of electricity. The contracts are recognised at trade date and settled net, with cash flows expected within three years.

6-74	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

50. Financial risk management disclosure continued

Interest rate risk continued

Foreign exchange risk

The State is exposed to movements in foreign currencies as a result of future commercial transactions and recognised assets and liabilities denominated in currencies other than the Australian dollar. The State enters into forward exchange contracts, currency options and swaps to effectively manage the exposure resulting from purchases of various plant, equipment and component parts in foreign currencies. Foreign exchange risk is managed by individual agencies which hedge significant proportions of anticipated transactions in line with their respective risk management strategies.

The State also borrows offshore to provide access to additional sources of funding and diversify risk and undertakes investments in foreign currency assets. To effectively manage the exposure to fluctuations in exchange rates, forward exchange contracts and cross currency swaps are used.

The State’s exposure to foreign currency risk is not considered material due to the effectiveness of risk management strategies.

Sensitivity analysis

A summary sensitivity analysis of the material risks to which the State is exposed is provided below.

Interest rate and unit price risk

General Government Sector

The GGS is exposed to movements in interest rates and managed fund unit prices through its cash deposits, investments and borrowings.

The effect of a +/-1% movement in interest rates on the GGS cash balances would result in a $12 million decrease/increase (2014, $9 million increase/decrease) in the GGS operating result and equity.

The GGS has fixed rate notes with QTC and other investments with QIC Limited that are exposed to interest rate changes and changes in the unit price of the funds managed. The rate on the fixed rate notes is reviewed annually and was 7.1% from 1 July 2013 to 30 June 2015. The rate has been changed to 7% with effect from 1 July 2015. Assuming all other variables remained constant, if the return on the note and investments moved by +/-1%, the GGS operating result and equity would have been approximately $348 million higher or lower (2014, $336 million).

QTC borrowings by the GGS are in the form of fixed rate loans, generic debt pool borrowings (which are akin to fixed rate loans) or floating rate loans. Although the majority of the GGS agency borrowings are either fixed rate loans or generic debt pool loans, the Consolidated Fund bears the risk of movements between the fixed rate and market rate. Consequently, if interest rates on QTC borrowings were to increase/decrease by 1%, the GGS operating result and equity would be approximately $413 million lower or higher (2014, $399 million).

Total State Sector

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of the State and raises funding in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. In addition, QTC holds and invests surplus funds on behalf of its clients and for liquidity management purposes. These activities expose the State to interest rate risk including basis risk which is managed within a value-at-risk (VaR) framework and complemented by other measures such as defined stress tests and PVBP (the change in present value for a 1 basis point movement).

	Total State Sector
	2015	2014
	$M	$M
Interest rate risk VaR at 30 June	7.7	5.5
Average for the year	7.9	7.3
Financial year - minimum	3.6	4.0
Financial year - maximum	12.2	15.7

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund and the Cross Border Lease Portfolio. At 30 June 2015, the State had an exposure of approximately $0.8 million (2014, $0.8 million) per basis point to changes in credit spreads of assets held in the QTC Cash Fund.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-75

Notes to the Financial Statements

50. Financial risk management disclosure continued

Sensitivity analysis continued

Interest rate and unit price risk continued

The effect of a 1% movement in interest rates on the State’s cash balances would result in a $27 million increase/decrease (2014, $35 million) in the State’s operating result and equity.

The State has other investments exposed to interest rate changes and changes in the unit price of the funds managed by QIC Limited. Assuming all other variables remained constant, if the return on these investments moved by +/-1%, the State’s operating result and equity would be approximately $389 million higher or lower (2014, $377 million). For the range of changes to the operating result and equity that are considered reasonably possible at year end refer to individual agency statements, particularly QTC.

Share price risk

At 30 June 2015, the State held less than 3% of the shares in Aurizon Holdings Limited (formerly QR National Limited), which is listed on the Australian Stock Exchange. Consequently, it is exposed to changes in the share price. If the share price increases/decreases by 10% (2014, 10%), the State’s operating result and equity would be approximately $28 million higher or lower (2014, $27 million).

Commodity price risk

As a result of its ownership of electricity generating Government-owned corporations, the State is exposed to Electricity Price Risk. This risk is mainly associated with fluctuations in the wholesale price of electricity in the National Electricity Market. The entities affected manage this risk by hedging a portion of their production using electricity derivative instruments such as electricity swaps and futures contracts.

Each entity is responsible for its own risk management and may make varying assumptions in assessing its sensitivity to such movements. The agencies with a material impact for Total State Sector are CS Energy, Ergon Energy and Stanwell Corporation Limited.

On the assumption that all other variables remain constant, the impact of electricity forward price movements on the State’s operating result and equity are as follows:

	2015				2014
	Operating Result		Equity		Operating Result		Equity
	$M	$M	$M	$M	$M	$M	$M	$M
	+10%	-10%	+10%	-10%	+10%	-10%	+10%	-10%
CS Energy	(20)	19	(46)	46	(8)	8	(62)	62
Ergon Energy	14	(17)	86	(85)	68	(69)	68	(69)
	+15%	-15%	+15%	-15%	+15%	-15%	+15%	-15%
Stanwell	15	(19)	(67)	70	(11)	6	(62)	65

Foreign exchange risk

The State has no material foreign exchange risk.

Master netting arrangements

The GGS does not have financial instruments that are subject to enforceable master netting arrangements or similar agreements.

The Total State Sector enters into derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements and similar agreements. Under the terms of these agreements, the right to set off is enforceable only on the occurrence of future events such as default or other credit events. Until such an event occurs, derivative and non-derivative financial instruments under these agreements are presented on a gross basis in the balance sheet. No such events had occurred as at 30 June 2015.

6-76	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

50. Financial risk management disclosure continued

Master netting arrangements continued

The following table presents financial instruments that are subject to enforceable master netting or similar agreements but not yet offset in the balance sheet. The column ‘net amount’ shows the impact on Total State if all set off rights were exercised.

		Amounts
		subject to
		master
		netting
	Gross	and	Net
	amount	collateral	amount
	$M	$M	$M
2015
Financial assets:
- Derivative assets	434	(213)	221
- Non derivative financial assets	61	(184)	(122)

Financial assets	495	(396)	99

Financial liabilities:
- Derivative liabilities	603	(236)	366
- Non derivative financial liabilities	8	(268)	(260)

Financial liabilities	610	(504)	106

Net exposure	(115)	108	(8)

2014
Financial assets:
- Derivative assets	410	(185)	225
- Non derivative financial assets	39	(141)	(103)

Financial assets	449	(327)	122

Financial liabilities:
- Derivative liabilities	551	(181)	370
- Non derivative financial liabilities	10	(244)	(234)

Financial liabilities	561	(424)	137

Net exposure	(113)	98	(15)

Net fair value of financial instruments

The carrying amounts of GGS and Total State Sector’s financial assets and liabilities, including cash, deposits, receivables and payables, equate approximately to their net fair value, except as outlined below.

General Government Sector
	Carrying		Carrying
	amount	Fair value	amount	Fair value
	2015	2015	2014	2014
	$M	$M	$M	$M
Financial Liabilities
QTC borrowings	41,343	44,988	39,864	43,008

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The three levels of fair value hierarchy reflect the significance of the inputs used to determine the valuation of these instruments.

•	Level 1: represents fair value measurements that reflect unadjusted quoted market prices in active markets for identical assets and liabilities;

•	Level 2: represents fair value measurements that are substantially derived from inputs (other than quoted prices included within Level 1) that are observable, either directly or indirectly; and

•	Level 3: represents fair value measurements that are substantially derived from inputs that are not based on observable market data.

Level 1

The fair value of financial assets and liabilities with standard terms and conditions and traded in an active market is based on unadjusted quoted market prices. Financial instruments in this category include certain equity and debt investments where quoted prices are available from an active market, such as publicly traded derivatives, short-term and tradeable bank deposits, actively traded Commonwealth and semi-government bonds and investments in certain unit trusts.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-77

Notes to the Financial Statements

50. Financial risk management disclosure continued

Net fair value of financial instruments continued

Level 2

The fair value of financial assets and liabilities is determined by using quoted market prices in active markets for similar instruments or quoted prices for identical or similar instruments in markets that are considered less than active or other valuation techniques where all significant inputs are directly (prices) or indirectly (derived from prices) observable from market data, other than quoted prices included in Level 1. Financial instruments in this category include fixed interest deposits, fixed term notes, commercial paper, non-actively traded corporate, government and semi-government bonds, certain money market securities, unit trusts and other derivatives such as over-the-counter derivatives, forward exchange contracts, commodity swaps, interest rate and cross currency swaps and some electricity derivatives.

Level 3

Where financial instruments are measured using valuation techniques based on unobservable inputs or observable inputs to which significant adjustments have been applied, such instruments are included in level 3 of the fair value hierarchy. These may include power purchase agreements and other electricity derivative contracts.

Valuation policies and procedures of the GGS and Total State Sector are developed and reviewed by management of respective agencies. Major valuation techniques adopted by the GGS and Total State Sector include market comparison techniques, option valuation models, forecasting, estimated discounted cash flow techniques, and extrapolation, scalar and translation techniques. There have been no material changes in the above valuation techniques used during the year.

Significant valuation inputs used to value financial instruments categorised within level 2 and level 3 of the fair value hierarchy are:

•	Broker quotes or market prices for similar instruments;

•	Expected cash flows;

•	Interest rates;

•	Exchange rates;

•	Market indices;

•	Credit spreads;

•	Forward curve prices;

•	Extrapolation rates;

•	Scalar and translation factors; and

•	Market volatility.

The following table presents the GGS and Total State Sector financial assets and liabilities recognised and measured at fair value.

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M
General Government Sector

2015
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	192	—	192
Derivatives	—	2	—	2
Loans	—	—	—	—
Other investments	104	2,078	—	2,182
Available-for-sale financial assets
Corporate bonds	195	—	—	195
Total assets	299	2,273	—	2,572

2014
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	190	—	190
Derivatives	—	8	—	8
Loans	—	—	—	—
Other investments	109	1,887	—	1,996
Available-for-sale financial assets
Corporate bonds	150	—	—	150
Total assets	259	2,085	—	2,345

6-78	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

50. Financial risk management disclosure continued

Net fair value of financial instruments continued

	Level 1	Level 2	Level 3	Total
	$M	$M	$M	$M
Total State Sector
2015
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	192	—	192
Derivatives	18	415	4	437
Securities and bonds	12,786	1	—	12,787
Shares	282	—	—	282
Loans	—	9,615	—	9,615
Other investments	657	46,012	—	46,669
Available-for-sale financial assets
Corporate bonds	195	—	—	195
Shares	2	—	—	2
Other	—	15	—	15

Total assets	13,939	56,250	4	70,193

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	45	549	8	603
Deposits	—	5,056	—	5,056
Government securities issued	92,702	8,479	—	101,181
Borrowings	—	251	—	251

Total liabilities	92,747	14,335	8	107,090

2014
Assets
Financial assets at fair value through profit or loss
Rental Purchase Plan	—	190	—	190
Derivatives	21	423	17	461
Securities and bonds	9,967	28	—	9,996
Shares	274	—	—	274
Loans	—	9,152	—	9,152
Other investments	573	40,955	—	41,528
Available-for-sale financial assets
Corporate bonds	150	—	—	150
Shares	4	—	—	4
Other	—	7	—	7

Total assets	10,990	50,756	17	61,763

Liabilities
Financial liabilities at fair value through profit or loss
Derivatives	42	500	19	560
Deposits	—	3,767	—	3,767
Government securities issued	81,987	11,817	—	93,804
Borrowings	—	223	—	223

Total liabilities	82,028	16,307	19	98,354

Classification of instruments into fair value hierarchy levels is reviewed annually and the GGS and Total State Sector recognise any transfers between levels of the fair value hierarchy during the reporting period in which the transfer has occurred.

There were no significant transfers between level 1 and level 2 during the years ended 30 June 2015 and 2014. Certain derivative instruments of the Total State Sector were transferred out of level 3 to level 2 due to an increase in market liquidity and the instruments becoming readily available.

Net changes in level 3 instruments are not material.

The sensitivity of the State’s level 3 derivatives is not material.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-79

Notes to the Financial Statements

51. Retirement benefit obligations

Retirement benefit liabilities include the following final salary defined benefit schemes:

•	State Public Sector Superannuation Scheme (QSuper);

•	Pensions provided in accordance with the Judges’ (Pensions and Long Leave) Act 1967 (Judges’ Scheme); and

•	Energy Super Fund (ESF)

QSuper and Judges’ Schemes

The State Public Sector Superannuation Fund (QSuper) defined benefit scheme provides accrued benefits based on a member’s salary, contribution rate and length of membership. State Government budget dependent agencies, together with a number of statutory bodies, excluding principally the Queensland electricity supply industry, make employer contributions as required.

QSuper is a regulated defined benefit scheme under the prudential supervision of the Australian Prudential Regulation Authority (APRA) and is subject to the legislation under the Superannuation Industry (Supervision) Act and Regulations. The provisions of the Superannuation (State Public Sector) Act 1990 and the Superannuation (State Public Sector) Deed 1990 govern the operation of QSuper. The QSuper Board of Trustees is responsible for the management of QSuper.

The QSuper scheme is assessed annually by the State Actuary and a full actuarial review is undertaken every three years. The latest full actuarial review of the QSuper scheme was as at 30 June 2013.

The QSuper defined benefit account is closed to new members.

These schemes expose the State to the following :

•	Inflation risk - the defined benefit obligations are linked to employees’ salaries and therefore the net liability position can be adversely affected by an increase in the defined benefit obligation resulting from unexpected wage inflation. Similarly, the proportion of the defined benefit obligation linked to the consumer price index (pensions) is also subject to the risk of unexpected price inflation.

•	Interest rate risk - a decrease in the discount rate will increase the defined benefit obligations

•	Investment risk resulting from the mismatch between the current investment strategy and the liabilities

•	Demographic risk resulting from unexpected employee movements.

QSuper also incorporates defined contribution categories, for which the State has no further legal or constructive obligation other than to pay contributions. These liabilities and assets have been accounted for in accordance with the standards relevant to defined contribution schemes. In particular, no assets or liabilities relating to the funded Defined Contribution scheme have been included in the Balance Sheet. The expense relating to these schemes is the amount of employer contributions, $1.872 billion (2014, $1.707 billion).

The Judges’ Scheme provides defined benefit pensions entitlements to serving judges and is governed by the provisions of the Judges (Pensions and Long Leave) Act 1957. The Judges’ Scheme is a wholly unfunded scheme.

Energy Super Fund

Queensland electricity entities contribute to an industry multiple employer superannuation fund, the Energy Super Fund (ESF). The ESF was formed on the 1 April 2011 with the merger of the Electricity Supply Industry Superannuation Fund (QLD) (ESI Super) and Superannuation Plan for Electrical Contractors (SPEC Super). Members are entitled to benefits from the fund on retirement, resignation, retrenchment, disability or death.

ESF is regulated by APRA under the Superannuation Industry (Supervision) Act 1993.

The defined benefit account of this fund is a funded plan which provides defined lump sum benefits based on years of service and average final salary. Employer contributions to the defined benefit section of the plan are based on recommendations by the plan’s actuary. The actuary has adopted the aggregate funding method to ensure that the benefit entitlements of members and other beneficiaries are fully funded by the time they become payable. This funding method seeks to have benefits funded by a total contribution which is expected to be a constant percentage of members’ salaries and wages over their working lifetimes. Actuarial assessments are made at no more than three yearly intervals, with the most recent actuarial assessment undertaken as at 30 June 2013 by Sunsuper Financial Services Pty Ltd.

The ESF does not impose a legal liability on employer agencies to cover any deficits that may exist in the fund. If the fund were to be wound up there would be no legal obligation on employer agencies to make good any shortfall. The Trust Deed of the Fund states that if the Fund is terminated, after payment of all costs and member benefits in respect for the period up to the date of termination, any remaining assets are to be distributed by the Trustees of the Fund, acting on the advice of the actuary, to participating employers.

Employer agencies may benefit from any surplus in the Fund in the form of a contribution reduction or contribution holiday. Any reduction in contributions would normally be implemented only after advice from the Fund’s actuary.

The defined benefit account of this fund is closed to new members.

6-80	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

51. Retirement benefit obligations continued

	General Government
	Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
Present value of the defined benefit obligation
QSuper DB	30,276	29,596	30,276	29,596
Judges	665	665	665	665
ESF	—	—	940	1,081
Total present value of the defined benefit obligation	30,941	30,261	31,881	31,342
Fair value of plan assets
QSuper DB	5,072	4,749	5,072	4,749
Judges	—	—	—	—
ESF	—	—	1,243	1,236
Total fair value of the plan assets	5,072	4,749	6,315	5,985
Defined benefit obligation Liability/(Asset) recognised in Balance Sheet
QSuper DB	25,204	24,847	25,204	24,847
Judges	665	665	665	665
ESF	—	—	(303)	(155)
Liability/(Asset) recognised in Balance Sheet	25,869	25,512	25,566	25,357
Reconciliation of the present value of the defined benefit obligation
Opening balance	30,261	30,123	31,342	31,331
Current service cost	934	1,022	977	1,070
Contributions by plan participants	240	253	251	264
Interest cost	1,044	1,120	1,080	1,158
Benefits paid (including contributions tax)	(2,076)	(2,608)	(2,200)	(2,791)
Actuarial (gain)/loss	538	351	431	310
Closing balance	30,941	30,261	31,881	31,342
Reconciliation of the fair value of plan assets
Opening balance	4,749	4,216	5,985	5,444
Return on plan assets at discount rate	166	157	207	196
Return on plan assets above discount rate (actuarial gain)	179	543	248	653
Employer contributions - State share of beneficiary payments	1,796	2,173	1,796	2,173
Employer contributions	—	—	10	32
Contributions by plan participants	240	253	251	264
Benefits paid (including contributions tax)	(2,058)	(2,593)	(2,182)	(2,777)
Closing balance	5,072	4,749	6,315	5,985
Present value of the obligation by funding policy
Present value of the obligation - wholly unfunded	665	665	665	665
Present value of the obligation - wholly/partly funded	25,204	24,847	24,901	24,692
	25,869	25,512	25,566	25,357
Amounts recognised in Operating Statement
Current service cost (including employer contributions)	934	1,022	977	1,070
Superannuation interest cost	878	963	873	962
Total amounts recognised in Operating Statement	1,812	1,985	1,850	2,032

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-81

Notes to the Financial Statements

51. Retirement benefit obligations continued

	General Government
	Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
Remeasurements of net defined benefit obligation
Actuarial gain/(loss) due to changes in demographic assumptions	—	(203)	—	(203)
Actuarial gain/(loss) due to changes in financial assumptions	(1,058)	(447)	(958)	(421)
Actuarial gain/(loss) due to changes in experience adjustments	520	298	527	311
Return on plan assets above discount rate	179	543	248	654
Amounts recognised in Statement of Changes in Net Assets (Equity)	(359)	191	(183)	341

Plan Asset Allocations

The State Public Sector Superannuation scheme holds investments with the following asset allocations:

	2015	2015	2014	2014
	Quoted	Unquoted	Quoted	Unquoted
	$M	$M	$M	$M
Global equities	3,190	—	2,974	—
Global infrastructure	—	—	—	318
Global private equity	—	175	—	160
Global real estate	—	1,059	—	973
Cash and fixed interest	—	648	—	325

Total	3,190	1,882	2,974	1,776

QSuper plan assets are those held within the QSuper Trust Fund only. QSuper holds investments in unit trusts that hold financial instruments issued by the State. These instruments are difficult to value accurately and are immaterial in proportion to the value of the unit trusts. In addition, these trusts own properties which are used by Government agencies. Again the exact values attributable to these tenancies are difficult to determine accurately, nor do they represent a material proportion of the fair value of plan assets.

No plan assets are held in respect of the Judges’ Scheme.

	2015	2014
	$M	$M
The major categories of Energy Super Fund plan assets are as follows:
Global equities	649	618
Cash and fixed interest	234	248
Real estate	125	124
Other	235	246

	1,243	1,236

	2015	2014	2015	2014
	$M	$M	$M	$M
	QSuper DB	QSuper DB	ESF	ESF
Actual return on plan assets	345	700	109	150

	QSuper DB	ESF
Estimate of State share of benefits (employer contributions) to be paid in 2015-16	1,887	9

6-82	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

51. Retirement benefit obligations continued

Principal actuarial assumptions at 30 June 2015	QSuper DB	Judges	ESF
Discount rate	3.10%	3.10%	4.4-4.3%
Future inflationary salary increases	3.20%	3.20%	3.0-4.0%
Expected CPI increases	2.20%	N/A	N/A

Principal actuarial assumptions at 30 June 2014	QSuper DB	Judges	ESF
Discount rate	3.60%	3.60%	3.0-3.8%
Future inflationary salary increases	3.30%	3.80%	3.5-4.0%
Expected CPI increases	2.30%	N/A	N/A

At 30 June 2015, the weighted average duration of the QSuper defined benefit obligation is 8.60 years (8.64 years, 2014) and between 9 and 10 years for the ESF defined benefit obligation.

Sensitivity Analysis for each significant actuarial assumption

	$M	$M
	QSuper DB	Judges
Change in defined benefit obligation brought about by a 1% increase in:
Discount rate	(2,363)	(92)
Future inflationary salary increases	2,464	127
Expected CPI increases	216	N/A

The sensitivity analysis shown above represents the effects of notional changes in each of the key parameters underlying the obligations, while holding all other assumptions constant. The sensitivity analysis may not be representative of the actual change in the defined benefit obligation as it is unlikely that the change in assumptions would occur in isolation of one another as some of the assumptions are correlated. They are not intended to represent any particular probability of occurrence.

In presenting the above sensitivity analysis, the present value of the defined benefit obligation has been calculated using the projected unit credit method at the end of the reporting period, which is the same as that applied in calculating the defined benefit obligation liability recognised in the Balance Sheet.

QSuper funding arrangements and funding policy that affect future contributions

QSuper defined benefit category members are required to contribute a percentage of salary. Standard member contributions range between 5-6% of salary.

Unlike typical regulated defined benefit schemes, only the employee contributions are held within the QSuper Fund. Employer contributions received from employing authorities are held separate from the QSuper Fund in the Long Term Asset portfolio held by Queensland Treasury Corporation. The State makes a last minute contribution to the QSuper Fund when a member exits the defined benefit scheme. Employer contributions to the Fund are decided by the QSuper Board based on the recommendation of the Actuary (96% of benefit payments) as per the relevant actuarial investigation for funding purposes.

Under the Debt Action Plan announced in the 2015-16 Budget the Government has suspended for five years the investment of defined benefit employer contributions. Refer to Note 56 for further information on the Debt Action Plan.

The Long Term Asset portfolio held by the Government, within the Total State Sector, to fund the employee entitlement liabilities includes interest rate and inflation linked portfolios intended to partially hedge the corresponding liability risks.

Employee numbers

The number of full time equivalent employees in the GGS at 30 June 2015 relating to the GGS entities listed in Note 52 totalled 206,613 (2014, 199,304).

The number of Total State full time equivalent employees at 30 June 2015 relating to the consolidated entities listed in Note 52 totalled 225,584 (2014, 218,481).

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-83

Notes to the Financial Statements

52. Controlled entities

Public sector entities are generally considered material for the purposes of this report if they meet either of the following criteria:

•	net operating result in excess of $4 million; or

•	net assets in excess of $50 million.

However, in addition to material entities, the State consolidates some entities which are not material in terms of the operating position or net asset position criteria if they are either a department or if they are funded for the delivery of services.

When financial results are available in respect of non-material entities, they are reviewed with the aim of including any newly material entities in the following year’s consolidated financial statements.

Newly created entities that are expected to meet the materiality criteria on the basis of their initial budget estimates are included in the consolidated financial statements from the time of their establishment.

The following controlled entities of the Government have been included in the consolidated financial statements for the year ended 30 June 2015. The list has been classified by activity sectors as outlined in Note 1(c).

Entities denoted with an asterisk are consolidated with the accounts of the preceding entity.

The GGS has 100% ownership and voting power in other Queensland public sector entities, classified as either Public Non-financial Corporations or Public Financial Corporations below.

General Government

Departments of Government

Aboriginal and Torres Strait Islander Partnerships (renamed on 16 February 2015, previously Aboriginal and Torres Strait Islander and Multicultural Affairs)

Agriculture and Fisheries (renamed on 16 February 2015, previously Agriculture, Fisheries and Forestry)

Communities, Child Safety and Disability Services (Multicultural Affairs transferred on 16 February 2015 from Aboriginal and Torres Strait Islander and Multicultural Affairs

Education and Training (renamed on 16 February 2015, previously Education, Training and Employment)

Energy and Water Supply

Environment and Heritage Protection

Housing and Public Works

*	Building and Asset Services - commercialised business unit
*	QFleet - commercialised business unit

Infrastructure, Local Government and Planning (renamed on 16 February 2015, previously Local Government, Community Recovery and Resilience)

*	Economic Development Queensland- commercialised business unit (transferred on 1 February from State Development)

Justice and Attorney-General

National Parks, Sport and Racing (renamed on 16 February 2015, previously National Parks, Recreation, Sport and Racing)

Natural Resources and Mines

Premier and Cabinet

*	Corporate Administration Agency-shared service provider (transferred on 16 February 2015 from Science, Information Technology and Innovation)
*	Arts Queensland (transferred on 16 February 2015 from Science, Information Technology and Innovation)

Public Safety Business Agency

*	Central and Northern Queensland Regional Parole Board
*	Queensland Parole Board
*	Southern Queensland Regional Parole Board

Queensland Fire and Emergency Services

Queensland Health

Queensland Police Service

Queensland Treasury (renamed on 16 February 2015, previously Queensland Treasury and Trade)

Science, Information Technology and Innovation (renamed on 16 February 2015, previously Science, Information Technology Innovation and the Arts)

*	CITEC - commercialised business unit
*	Queensland Shared Services - shared service provider

State Development (renamed on 16 February 2015, previously State Development, Infrastructure and Planning)

Tourism, Major Events, Small Business and the Commonwealth Games

Transport and Main Roads

*	RoadTek - commercialised business unit

6-84	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

52. Controlled entities continued

General Government continued

Other General Government entities

Anti-Discrimination Commission

Board of the Queensland Museum

*	Queensland Museum Foundation Trust

City North Infrastructure Pty Ltd

Crime and Corruption Commission

Electoral Commission of Queensland

Gold Coast 2018 Commonwealth Games Corporation

Gold Coast Waterways Authority

Hospital and Health Services

Cairns and Hinterland

Central Queensland

Central West

Children’s Health Queensland

Darling Downs

Gold Coast

Mackay

Metro North

Metro South

North West

South West

Sunshine Coast

Torres and Cape

Townsville

West Moreton

Wide Bay

Legal Aid Queensland

Legislative Assembly

Library Board of Queensland

*	Queensland Library Foundation

Motor Accident Insurance Commission

Nominal Defendant

Office of the Governor

Office of the Health Ombudsman

Office of the Information Commissioner

Office of the Ombudsman

Prostitution Licensing Authority

Public Service Commission

QRAA

Queensland Agricultural Training Colleges (renamed from Australian Agricultural College Corporation)

Queensland Art Gallery Board of Trustees

*	Queensland Art Gallery Foundation

Queensland Audit Office

Queensland Building and Construction Commission

Queensland Curriculum and Assessment Authority (renamed from Queensland Studies Authority)

Queensland Family and Child Commission

Queensland Mental Health Commission

Queensland Performing Arts Trust

Queensland Reconstruction Authority

Residential Tenancies Authority

South Bank Corporation

The Council of the Queensland Institute of Medical Research

The Public Trustee of Queensland

Tourism and Events Queensland

*	Gold Coast Events Co Pty Ltd (deregistered from 25 September 2015)
*	Gold Coast Events Management Ltd

Trade and Investment Queensland

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-85

Notes to the Financial Statements

52. Controlled entities continued

Public Non-financial Corporations

CS Energy Ltd

* Aberdare Collieries Pty Ltd

* Callide Energy Pty Ltd

* CS Energy Group Holdings Pty Ltd

* CS Energy Group Operations Holdings Pty Ltd

* CS Energy Kogan Creek Pty Ltd

* CS Energy Oxyfuel Pty Ltd

* CS Kogan (Australia) Pty Ltd

* Kogan Creek Power Pty Ltd

* Kogan Creek Power Station Pty Ltd

* Manzillo Insurance (PCC) Ltd - Cell EnMach

Energex Ltd

* Energy Impact Pty Ltd

* Metering Dynamics Business Support Pty Ltd

* Varnsdorf Pty Ltd

* VH Operations Pty Ltd

Ergon Energy Corporation Limited

* Ergon Energy Queensland Pty Ltd

* Ergon Energy Telecommunications Pty Ltd

Far North Queensland Ports Corporation Limited

Gladstone Area Water Board

Gladstone Ports Corporation Limited

* Gladstone Marine Pilot Services Pty Ltd

* Gladstone WICET Operations Pty Ltd (dormant)

Mount Isa Water Board

North Queensland Bulk Ports Corporation Limited

* Mackay Ports Limited (dormant)

* Ports Corporation of Queensland Limited (dormant)

Port of Townsville Limited

Powerlink Queensland

* Harold Street Holdings Pty Ltd

* Powerlink Transmission Services Pty Ltd

Queensland Bulk Water Supply Authority (trading as Seqwater)

Queensland Rail

* On Track Insurance Pty Ltd

* Queensland Rail Limited

Queensland Treasury Holdings Pty Ltd (controlled entity of Queensland Treasury)

* Brisbane Port Holdings Pty Ltd

* DBCT Holdings Pty Ltd

* Network Infrastructure Company Pty Ltd

* Queensland Airport Holdings (Cairns) Pty Ltd

* Queensland Airport Holdings (Mackay) Pty Ltd

* Queensland Lottery Corporation Pty Ltd

Stadiums Queensland

Stanwell Corporation Limited

* Energy Portfolio 1 Pty Ltd (dormant)

* Glen Wilga Coal Pty Ltd (dormant)

* Goondi Energy Pty Ltd

* Mica Creek Pty Ltd

* SCL North West Pty Ltd

* Tarong Energy Corporation Pty Ltd (dormant)

* Tarong Fuel Pty Ltd

* Tarong North Pty Ltd

* TEC Coal Pty Ltd

* TN Power Pty Ltd

SunWater Limited

* Burnett Water Pty Ltd

* Eungella Water Pipeline Pty Ltd

* North West Queensland Water Pipeline Pty Ltd

6-86	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

52. Controlled entities continued

Public Financial Corporations

QIC Limited

* Canberra Centre Investments Pty Ltd

* Claremont Retail Company Pty Ltd

* Eastland Property Holdings Pty Ltd

* Innovis Investments Pty Ltd

* Martin Place Management Pty Ltd

* Pacific Echo Pty Limited

* QBF No. 1 Pty Ltd

* QBF No. 2 Pty Ltd

* QGIF General Partner Sarl (created on 12 December 2014)

* QIC Asia Real Estate Investments Pty Ltd

* QIC CM Pty Ltd

* QIC Coomera Pty Ltd

* QIC Developments Pty Ltd

* QIC European Investment Services Limited

* QIC Helensvale Pty Ltd

* QIC Hi Yield Pty Ltd

* QIC Infrastructure Management No. 2 Pty Ltd

* QIC Infrastructure Management No. 3 Pty Ltd

* QIC Infrastructure Management No. 4 Pty Ltd

* QIC Infrastructure Management Pty Ltd

* QIC Initial Unitholder Pty Ltd

* QIC International Real Estate Investments Pty Ltd

* QIC Investments No. 1 Pty Ltd

* QIC Investments No. 2 Pty Ltd

* QIC Investments No. 3 Pty Ltd

* QIC Logan Hyperdome (No. 2) Pty Ltd

* QIC Logan Hyperdome Pty Ltd

* QIC Merrifield Pty Ltd

* QIC Merry Hill Pty Ltd

* QIC Noosa Civic Pty Ltd

* QIC North America Investments Pty Ltd

* QIC North Asia Real Estate Investment Pty Ltd

* QIC Private Capital Pty Ltd

* QIC Properties Pty Ltd

* QIC Property Investments (Jersey) No. 1 Limited

* QIC Property Management Pty Ltd

* QIC Real Estate Pty Ltd

* QIC Retail (No 2) Pty Ltd

* QIC Retail Pty Ltd

* QIC Ringwood Pty Ltd

* QIC Robina Pty Ltd

* QIC Toowoomba Pty Ltd

* QIC (UK) Management Limited

* QIC UK No1 Holding Limited (created on 17 November 2014)

* QIC US Management, Inc.

* QIC Global Infrastructure (US), Inc. (renamed from QIC Global Real Estate (US), Inc)

* QIC GRE Management (US), Inc.

* QIC (US) Investment Services, Inc.

* QIC Westpoint Pty Ltd

* QPC Investments No. 1 Pty Ltd

* Queensland BioCapital Funds Pty Ltd

* TIF3 Pty Ltd

* Watergardens Pty Ltd

Queensland Treasury Corporation

WorkCover Queensland

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-87

Notes to the Financial Statements

53. Reconciliation to GFS *

Reconciliation to GFS Net Operating Balance

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2015
Net result from transactions
Net operating balance (as per Operating Statement)		542	1,625	(1,101)	(1,828)	(762)
Convergence differences
Other operating expenses - onerous contract	a	—	(1)	—	—	(1)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(1,731)	(97)	1,828	—
Total convergence differences		—	(1,732)	(97)	1,828	(1)
GFS Net Operating Balance		542	(107)	(1,198)	—	(763)

2014
Net result from transactions
Net operating balance (as per Operating Statement)		488	1,019	(832)	(1,562)	(886)
Convergence differences
Other operating expenses - onerous contract	a	—	(1)	—	—	(1)
Other property expenses - income transferred by Public Enterprises as dividends	b	—	(1,372)	(190)	1,562	—
Total convergence differences		—	(1,374)	(190)	1,562	(1)
GFS Net Operating Balance		488	(354)	(1,022)	—	(888)

Notes:

The convergence differences comprise:

a.	The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the Total State Sector.
b.	GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the Total State Sector as they arise from intersector transactions.

An elimination difference arises in respect of social benefits of $39 million (2014, $36 million) in the GGS and $86 million (2014, $77 million) in the Total State Sector. In accordance with the ABS GFS Manual, certain transactions within and between the GGS and the PNFC sector are not eliminated on consolidation of the GGS or Total State Sector, whereas under AASB 127, intragroup transactions are eliminated in full. These benefits are grossed up for GFS reporting in sales of goods and services and other operating expenses and there is no net effect on the Net operating balance.

6-88	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

53. Reconciliation to GFS * continued

Reconciliation to GFS Fiscal Balance

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2015
Fiscal Balance (as per Operating Statement)		(581)	844	(1,067)	(1,830)	(2,634)
Convergence differences
Relating to net operating balance		—	(1,732)	(97)	1,828	(1)
Purchases of non-financial assets	a	(152)	—	—	—	(152)
Sales of non-financial assets	a	161	—	—	—	161
Change in net inventories	a, b	(74)	—	—	—	(74)
GFS Fiscal Balance		(646)	(888)	(1,164)	(2)	(2,700)

2014
Fiscal Balance (as per Operating Statement)		(2,599)	188	(804)	(1,560)	(4,776)
Convergence differences
Relating to net operating balance		—	(1,374)	(190)	1,562	(1)
Purchases of non-financial assets	a	(105)	—	—	—	(105)
Sales of non-financial assets	a	127	—	—	—	127
Change in net inventories	a, b	(32)	—	—	—	(32)
GFS Fiscal Balance		(2,610)	(1,186)	(994)	2	(4,788)

Notes:

The convergence differences comprise:

a.	GFS treats purchases and sales of land inventories and assets held for rental and subsequently held for sale as purchases and sales of non-financial assets. These are reflected in changes in net inventories for AASB1049.
b.	For AASB 1049, change in net inventories includes total changes in the balance of land inventories and assets held for rental and subsequently held for sale.

Reconciliation to GFS Total Change in Net Worth

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2015
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		1,690	1,624	505	(2,888)	931
Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(1,731)	(97)	1,828	—
Relating to other economic flows
Impairment of receivables	b	84	5	1	—	89
Net gain on investments in other entities	c	29	—	—	(29)	—
Deferred income tax equivalents	d	(236)	149	86	—	—
Net restoration costs	e	10	—	—	—	10
Onerous contracts	f	—	(211)	(1)	—	(212)
Remeasurement of shares and other contributed capital	g	—	164	(494)	329	—
Total convergence differences		(113)	(1,624)	(505)	2,128	(112)
GFS Total Change in Net Worth		1,577	—	—	(760)	818

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-89

Notes to the Financial Statements

53. Reconciliation to GFS * continued

Reconciliation to GFS Total Change in Net Worth continued

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2014
Comprehensive result - total change in net worth before transactions with owners as owners (as per Operating Statement)		(6,470)	2,978	3,787	(7,651)	(7,357)
Convergence differences
Income transferred from Public Enterprises as dividends	a	—	(1,372)	(190)	1,562	—
Relating to other economic flows
Impairment of receivables	b	22	(40)	1	—	(17)
Net gain on investments in other entities	c	2,050	—	—	(2,050)	—
Deferred income tax equivalents	d	(738)	538	201	—	—
Net restoration costs	e	15	148	—	—	162
Onerous contracts	f	—	230	(1)	—	229
Other
Remeasurement of shares and other contributed capital	g	—	(2,483)	(3,798)	6,281	—
Total convergence differences		1,349	(2,978)	(3,787)	5,792	375
GFS Total Change in Net Worth		(5,121)	—	—	(1,859)	(6,982)

Notes:

The convergence differences comprise:

a.	GFS treats dividends to owners as an expense, whereas in the Operating Statement, they are treated as a distribution to owners and therefore a direct debit to equity. The differences do not flow through to the Total State Sector as they arise from intersector transactions.
b.	GFS does not recognise impairment of receivables, whereas the Operating Statement recognises impairment of receivables and classifies them as other economic flows. The total difference flows through to the Total State Sector.
c.	The measurement of equity investments in other public sector entities differs for GFS in that for example, allowance for impairment of receivables, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.
d.	GFS does not recognise deferred income tax equivalents at all, whereas the Operating Statement recognises the deferred income tax equivalents and classifies them as other economic flows. The differences do not flow through to the Total State Sector as they arise from intersector transactions.
e.	GFS does not recognise restoration costs, whereas restoration costs have been recognised in the Operating Statement. This difference flows through to the Total State Sector.
f.	The Operating Statement treats onerous contract expenses as other economic flows included in the operating result. GFS only recognises expenses from transactions when payments are made from the provision. This difference flows through to the Total State Sector.
g.	GFS measures net worth as assets less liabilities less shares/contributed equity (remeasured). Shares/contributed equity are not deducted under Australian Accounting Standards.

6-90	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

53. Reconciliation to GFS * continued

Reconciliation to GFS Net Worth

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2015
Net Worth (as per Balance Sheet)		168,182	19,225	4,217	(30,001)	161,623
Convergence differences
Financial assets
Accounts receivable	a	734	23	5	—	762
Investment in other entities	b	6,021	—	—	(6,021)	—
Non-financial assets
Restoration assets	c	6	(138)	—	—	(132)
Deferred tax assets	d	(6,147)	(642)	(33)	6,823	—
Liabilities
Deferred tax liabilities	e	675	6,101	46	(6,823)	—
Restoration provision	f	3	470	—	—	474
Provision for onerous contracts	g	1	188	1	—	190
Shares and other contributed equity	h	—	(25,227)	(4,236)	29,463	—
Total convergence differences		1,293	(19,225)	(4,217)	23,442	1,293
GFS Net Worth		169,476	—	—	(6,559)	162,917

2014
Net Worth (as per Balance Sheet)		166,492	22,460	3,810	(32,069)	160,693
Convergence differences
Financial assets
Accounts receivable	a	650	19	4	—	673
Investment in other entities	b	5,992	—	—	(5,992)	—
Non-financial assets
Restoration assets	c	(4)	(158)	—	—	(162)
Deferred tax assets	d	(6,045)	(719)	(89)	6,854	—
Liabilities
Deferred tax liabilities	e	809	6,029	16	(6,855)	—
Restoration provision	f	3	490	—	—	493
Provision for onerous contracts	g	1	399	1	—	401
Shares and other contributed equity	h	—	(28,520)	(3,743)	32,262	—
Total convergence differences		1,407	(22,460)	(3,810)	26,269	1,406
GFS Net Worth		167,899	—	—	(5,800)	162,098

Notes:

The convergence differences comprise:

a.	GFS does not recognise impairment of receivables, whereas an allowance for impairment of receivables is recognised in the Balance Sheet. This total convergence difference flows through to the Total State Sector.
b.	The measurement of equity investments in other public sector entities differs for GFS in that for example, allowance for impairment of receivables, net restoration provisions, onerous contract provisions and deferred income tax balances are not recognised in net worth under GFS. In addition, the negative net worth of the individual public sector entities is included in the GGS valuation of those entities.
c.	GFS does not recognise restoration assets, whereas restoration assets have been recognised in the Balance Sheet. This difference flows through to the Total State Sector.
d.	GFS does not recognise deferred tax assets, whereas deferred tax assets are classified as non-financial assets in the Balance Sheet. The difference does not flow through to the Total State Sector as it arises from intersector transactions.
e.	GFS does not recognise deferred tax liabilities, whereas deferred tax liabilities are classified as non-financial liabilities in the Balance Sheet. The difference does not flow through to the Total State Sector as it arises from intersector transactions.
f.	GFS does not recognise restoration provisions, whereas restoration provisions have been recognised in the Balance Sheet. This difference flows through to the Total State Sector.
g.	GFS does not recognise a provision for onerous contracts, whereas a provision for onerous contracts is recognised in the Balance Sheet. This difference flows through to the Total State Sector.
h.	GFS measures net worth as assets less liabilities less shares/contributed equity. Shares/contributed equity are not deducted under Australian Accounting Standards.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-91

Notes to the Financial Statements

53. Reconciliation to GFS * continued

Reconciliation to GFS Cash Surplus/(Deficit)

						Total State
	Notes	GGS	PNFC	PFC	Elims	Sector
		$M	$M	$M	$M	$M
2015
Cash surplus/(deficit)		(131)	(443)	(1,636)	—	(2,210)
Convergence differences
Acquisitions under finances leases and similar arrangements	a	(470)	(9)	—	—	(479)
GFS Cash Surplus/(Deficit)		(601)	(452)	(1,636)	—	(2,689)

2014
Cash surplus/(deficit)		(3,213)	(657)	(1,013)	(151)	(5,034)
Convergence differences
Acquisitions under finances leases and similar arrangements	a	(94)	(44)	—	—	(138)
GFS Cash Surplus/(Deficit)		(3,307)	(701)	(1,013)	(151)	(5,171)

Notes:

a.	The convergence differences arise because GFS recognises a notional cash outflow relating to new finance leases and similar arrangements in calculating cash surplus/(deficit), whereas the Cash Flow Statement does not recognise notional cash flows. This total difference flows through to the Total State Sector.
*	Determined in accordance with the ABS GFS Manual.

	General Government Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
54. Expenses from transactions by function

General public services	1,785	1,806	1,923	1,975
Public order and safety	4,338	3,965	4,290	3,919
Education	11,263	10,734	11,145	10,615
Health	13,488	12,671	13,408	12,569
Social security and welfare	2,978	2,690	2,920	2,638
Housing and community amenities	1,551	1,497	2,073	2,032
Recreation and culture	949	850	1,015	919
Fuel and energy	640	558	4,392	4,795
Agriculture, forestry, fishing and hunting	630	597	772	713
Mining, manufacturing and construction	243	261	243	261
Transport and communications	6,245	5,938	6,530	6,403
Other economic affairs	769	695	768	695
Other purposes	4,343	3,954	7,387	7,075
	49,224	46,217	56,868	54,607

6-92	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

	General Government
	Sector		Total State Sector
	2015	2014	2015	2014
	$M	$M	$M	$M
55. Sector assets by function
General public services	3,380	2,127	1,605	1,448
Public order and safety	7,618	7,503	7,410	7,295
Education	18,458	18,482	18,300	18,490
Health	13,068	12,791	13,031	12,755
Social security and welfare	584	555	572	532
Housing and community amenities	18,275	17,774	31,250	30,738
Recreation and culture	5,631	5,568	6,330	6,362
Fuel and energy	12,070	8,458	35,938	35,508
Agriculture, forestry, fishing and hunting	58,262	54,525	59,055	55,516
Mining, manufacturing and construction	1,186	1,296	1,175	1,284
Transport and communications	60,934	64,104	70,134	73,367
Other purposes and economic affairs[1]	49,314	52,258	67,623	59,987

	248,779	245,442	312,425	303,281

[1]	For GGS includes fixed rate notes and investments in other public sector entities.
For Total State Sector includes investments held in trust, securities and bonds.

56. Future developments

Debt action plan

A key component of the 2015-16 Budget was the Government’s Debt Action Plan to reduce General Government sector debt by:

•	revising the capital structure of the Government’s energy network businesses,

•	funding long service leave on an emergent basis, and

•	temporarily suspending investment of defined benefit employer contributions.

Implementation of these measures is expected to reduce General Government debt by $9.6 billion over the period 2015-16 to 2017-18.

The Government will continue to consider opportunities for further reductions in General Government debt while maintaining its commitments to retaining ownership of Government-owned corporations and fully funding superannuation.

Logan Renewal Initiative

The Logan Renewal Initiative involves the transfer of around 4,920 properties (valued at $1.173 billion) to the service concession provider for the management of social housing tenancies and dwellings in the Logan Local Government Area. The project, which commences in 2015-16 will also deliver private rental assistance products, and renew and construct social and affordable housing in the Logan Local Government Area. The Department of Housing and Public Works has assessed that it will continue to control and recognise these assets. The accounting treatment for this project has not yet been finalised.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-93

Notes to the Financial Statements

57. General Government Sector budget to actual comparison

Operating Statement
			Published
			Budget	Actual
		Variance	2015	2015	Change	Change
		Notes	$M	$M	$M	%
	Revenue from Transactions
	Taxation revenue		12,455	12,575	120	1.0%
	Grants revenue	1	24,043	23,594	(449)	-1.9%
	Sales of goods and services		5,187	5,250	63	1.2%
	Interest income		2,429	2,470	41	1.7%
	Dividend and income tax equivalents income	2	2,148	2,554	406	18.9%
	Other revenue	3	3,859	3,322	(537)	-13.9%
	Total Revenue from Transactions		50,120	49,765	(355)	-0.7%
Less	Expenses from Transactions
	Employee expenses		18,585	18,593	8	0.0%
	Superannuation expenses
	Superannuation interest cost	4	932	878	(53)	-5.7%
	Other superannuation expenses	4	2,364	2,319	(45)	-1.9%
	Other operating expenses	5	15,249	14,519	(730)	-4.8%
	Depreciation and amortisation		3,226	3,154	(72)	-2.2%
	Other interest expense		2,379	2,328	(51)	-2.1%
	Grants expenses	6	7,198	7,433	234	3.3%
	Total Expenses from Transactions		49,933	49,224	(709)	-1.4%
Equals	Net Operating Balance		188	542	354
	Other Economic Flows - Included in Operating Result
	Gain/(loss) on sale of assets and investments		20	37	16
	Revaluation increments and impairment loss reversals		(40)	(21)	19
	Asset write-down, revaluation decrements and impairment loss		(220)	(479)	(259)
	Actuarial adjustments to liabilities		119	640	521
	Deferred income tax equivalents		72	208	137
	Dividends and tax equivalents treated as capital returns		180	3,133	2,953
	Other		28	17	(11)
	Total Other Economic Flows - Included in Operating Result	7	158	3,535	3,377
	Operating Result		345	4,076	3,731
	Other Economic Flows - Other Movements in Equity
	Revaluations		3,100	(2,386)	(5,486)
	Other		(21)	—	21
	Total Other Economic Flows - Other Movements in Equity	8	3,079	(2,386)	(5,465)
	Comprehensive Result - Total Changes in Net Worth		3,424	1,690	(1,734)

	KEY FISCAL AGGREGATES
	Net Operating Balance		188	542	354
Less	Net Acquisition/(Disposal) of Non-Financial Assets
	Purchases of non-financial assets		5,972	4,779	(1,193)
	Less Sales of non-financial assets		292	417	125
	Less Depreciation		3,226	3,154	(72)
	Plus Change in inventories		(2)	(57)	(54)
	Plus Other movement in non-financial assets		6	(29)	(35)
	Equals Total Net Acquisition/(Disposal) of Non-Financial Assets		2,458	1,122	(1,336)
Equals	Fiscal Balance		(2,271)	(581)	1,690

6-94	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

57. General Government Sector budget to actual comparison continued

Balance Sheet
		Published
		Budget	Actual
	Variance	2015	2015	Change	Change
	Notes	$M	$M	$M	%
Assets
Financial Assets
Cash and deposits		1,056	1,172	116	11.0%
Receivables and loans
Receivables	9	4,022	7,557	3,535	87.9%
Advances paid	10	878	643	(235)	-26.8%
Loans paid	11	369	96	(274)	-74.1%
Securities other than shares		35,441	36,050	609	1.7%
Shares and other equity investment
Investments in public sector entities	12	25,029	23,441	(1,587)	-6.3%
Investments in other entities		8	8	—	0.0%
Investments accounted for using equity method		160	151	(9)	-5.8%
Total Financial Assets		66,962	69,117	2,155	3.2%
Non-Financial Assets
Inventories		621	543	(78)	-12.5%
Assets held for sale		156	136	(20)	-12.6%
Investment properties		338	326	(13)	-3.8%
Property, plant and equipment	13	188,122	171,462	(16,660)	-8.9%
Intangibles		799	706	(93)	-11.6%
Deferred tax asset	14	7,233	6,147	(1,085)	-15.0%
Other non-financial assets		289	343	54	18.8%
Total Non-Financial Assets		197,556	179,663	(17,894)	-9.1%
Total Assets		264,518	248,779	(15,739)	-6.0%
Liabilities
Payables		3,405	3,188	(217)	-6.4%
Employee benefit obligations
Superannuation liability	15	23,641	25,869	2,228	9.4%
Other employee benefits	16	5,611	4,725	(886)	-15.8%
Deposits held		—	3	3	0.0%
Borrowings and advances
Advances received		544	625	81	14.9%
Borrowings	17	48,140	43,105	(5,036)	-10.5%
Securities other than shares		1	—	(1)	-100.0%
Deferred tax liability	18	2,068	675	(1,393)	-67.3%
Provisions		1,516	1,628	112	7.4%
Other liabilities		501	779	278	55.5%
Total Liabilities		85,428	80,597	(4,830)	-5.7%
Net Assets		179,091	168,182	(10,909)	-6.1%
Net Worth
Accumulated surplus		81,343	83,900	2,557	3.1%
Reserves		97,747	84,282	(13,466)	-13.8%
Total Net Worth		179,091	168,182	(10,908)	-6.1%

KEY FISCAL AGGREGATES
Net Financial Worth		(18,466)	(11,481)	6,985
Net Financial Liabilities		43,494	34,922	(8,572)
Net Debt		10,941	5,772	(5,169)

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-95

Notes to the Financial Statements

57. General Government Sector budget to actual comparison continued

Cash flow Statement
		Published
		Budget	Actual
	Variance	2015	2015	Change	Change
	Notes	$M	$M	$M	%
Cash Flows from Operating Activities
Cash received
Taxes received		12,453	12,540	87	0.7%
Grants and subsidies received	19	24,117	23,507	(611)	-2.5%
Sales of goods and services	20	5,435	5,737	301	5.5%
Interest receipts		2,429	2,476	47	2.0%
Dividends and income tax equivalents	21	1,887	2,091	203	10.8%
Other receipts	22	4,929	4,388	(542)	-11.0%
		51,251	50,738	(513)	-1.0%
Cash paid
Payments for employees		(21,579)	(21,531)	48	-0.2%
Payments for goods and services	23	(16,585)	(15,918)	667	-4.0%
Grants and subsidies	24	(7,019)	(6,450)	569	-8.1%
Interest paid		(2,378)	(2,327)	51	-2.2%
Other payments		(351)	(282)	70	-19.8%
		(47,912)	(46,507)	1,405	-2.9%
Net Cash Flows from Operating Activities		3,338	4,230	892	26.7%
Cash Flows from Investing Activities
Non-Financial Assets
Purchases of non-financial assets	25	(5,972)	(4,779)	1,193	-20.0%
Sales of non-financial assets		292	417	125	42.9%
		(5,680)	(4,362)	1,319	-23.2%
Financial Assets (Policy Purposes)
Equity disposals		169	22	(147)	-86.8%
		169	22	(147)	-86.8%
Financial Assets (Liquidity Purposes)
Sales of investments		2,550	3,173	622	24.4%
Purchases of investments		(3,417)	(4,456)	(1,039)	30.4%
	26	(866)	(1,283)	(417)	48.1%
Net Cash Flows from Investing Activities		(6,377)	(5,623)	755	-11.8%
Cash Flows from Financing Activities
Cash received
Advances received		98	251	153	156.6%
Proceeds of borrowing		3,393	2,956	(437)	-13%
Deposits received		—	9	9	100%
		3,491	3,217	(274)	-7.9%
Cash paid
Advances paid		(150)	(219)	(68)	45.4%
Borrowing repaid		(286)	(1,331)	(1,044)	365.2%
Deposits withdrawn		—	(7)	(7)	100%
		(436)	(1,556)	(1,119)	256.5%
Net Cash Flows from Financing Activities	27	3,055	1,661	(1,394)	-45.6%
Net increase/(decreased) in Cash and Deposits Held		16	269	253	1573.5%
Cash and deposits at the beginning of the financial year		1,040	903	(137)	-13.2%
Cash and Deposits Held at the End of the Financial Year		1,056	1,172	116	11.0%

KEY FISCAL AGGREGATES
Net Cash from Operating Activities		3,338	4,230	892
Net Cash Flow from Investments in Non-Financial Assets		(5,680)	(4,362)	1,319
CASH SURPLUS/(DEFICIT)		(2,342)	(131)	2,211

6-96	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Notes to the Financial Statements

57. General Government Sector budget to actual comparison continued

Variance notes

Operating Statement

1       Grant revenue decreased $449 million over the 2014-15 Budget. This decrease is mainly due to lower Australian Government payments to Queensland, including lower Natural Disaster Relief and Recovery Arrangements (NDRRA) payments of $970 million offset in part by an advance payment of $225 million on 30 June 2015 for 2015-16 Financial Assistance Grants (FAG) to local governments and higher GST revenue of $76 million.

2       Dividend and income tax equivalent income was $2.554 billion in 2014-15, $406 million higher than the 2014-15 Budget estimate. This increase is mainly due to the upwards revision of the electricity network businesses dividend payout ratio from 80% to 100% of profit after tax and Energex reclassifing tax equivalent expenses from deferred tax at the time of Budget to current tax expense in the Actual.

3       Other revenue is $537 million lower than forecast in the 2014-15 Budget mainly reflecting a reduction in mining royalties collected due to lower commodity prices.

4       The decrease in superannuation expenses of $98 million is largely due to lower defined benefit superannuation costs, including interest costs of $53 million, arising from lower than expected discount rates. The discount rate used in calculating defined benefit interest costs was 3.9% at the time of the 2014-15 Budget compared to the actual discount rate of 3.6% (rates at the start of the period).

5       The decrease in other operating expenses of $730 million from the 2014-15 Budget is largely represented by:

•   lower expenditure by the Dept of Education and Training including timing adjustments in relation to Australian Government National Partnership program funding ($109 million), reclassification of expenses to reflect additional staff employed from school funds ($41 million), and transfer of operating funding to equity for future capital works ($48 million)

•   decline across the Health portfolio of $240 million mainly due to re-profiling of expenditure across future years offset in part by reclassification of expenditure from grant expenses

•   reduction in TAFE Queensland ($104 million), including capitalisation of expenditure and timing of information technology projects and reduced expenditure due to continued consolidation activities

•   $174 million lower Transport Service Contract (TSC) payments to Queensland Rail.

6       Grant expenses increased $234 million from the 2014-15 Budget estimate of $7.199 billion. This variance is largely due to $557 million in non-cash transfers to the Gold Coast City Council and public utility providers for work done on third party assets as part of the Gold Coast City Light Rail project, which was previously expected to be capitalised, as well as accrued grants to local governments following the advance payment by the Australian Government on 30 June 2015 for 2015-16 Financial Assistance Grants to local governments ($225 million). These increases were offset in part by reduced eligible natural disaster reconstruction works completed and claimed by local government authorities ($293 million), lower community service obligation payments to Ergon ($70 million) and reclassification of Queensland Health expenditure to other operating expenses.

7       Total other economic flows - included in operating result has increased $3.377 billion from the 2014-15 Budget. This variance is attributable to:

•   actuarial adjustments related to long service leave liabilities ($412 million) mainly resulting from the actuarial investigation of the Long Service Leave Central Scheme as at 30 June 2014 and insurance liabilities ($108 million).

•   $3.133 billion return of capital from the energy network businesses to facilitate the regearing of these entities as part of the Government’s Debt Action Plan. Refer to Note 56 for further details.

8       Other movements in equity are $5.465 billion lower than expected at 2014-15 Budget. This decline is largely attributable to downward valuation of the GGS investment in public sector entities ($3.335 billion), in main due to the capital restructure of the energy network businesses under the Governments’ Debt Action Plan and actuarial adjustments on defined benefit superannuation liabilities from changes in financial assumptions ($1.802 billion).

Balance Sheet

9       Receivables increased $3.535 billion compared to the original budget. This increase is largely due to the $3.446 billion increase in dividends receivable, mainly due from the energy network Government-owned corporations under the Debt Action Plan.

10     The $235 million reduction in advances paid is largely a result of opening balance differences at 1 July 2014 and the early repayment of science infrastructure and disaster relief loans.

11     Loans paid were $274 million lower than the original budget mainly due to a change in Queensland Health’s accounting for the finance lease associated with the Translational Research Institute Facility which resulted in its derecognition.

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-97

Notes to the Financial Statements

57. General Government Sector budget to actual comparison continued

Variance notes continued

Balance Sheet continued

12     Investments in public sector entities declined by $1.587 billion compared to the original budget. This mainly reflects the decrease in net worth of the PNFC sector, largely due to the reduction in equity of the energy network Government-owned corporations after accounting for the increased dividends under the Debt Action Plan (refer variance note 9 above), partially offset by an increase in the net equity of Seqwater as a result of the $1.2 billion upwards revaluation of infrastructure assets. Offsetting the PNFC decrease is an increase in PFC sector net worth from QTC opening balance differences at 1 July 2014 and strong returns by WorkCover Queensland in 2014-15

13     Property, plant and equipment has decreased $16.660 billion since the 2014-15 original budget. This reduction is largely a result of $15.267 billion opening balance adjustments due to the downward revaluation of land and road infrastructure assets in 2013-14 that were not included in the 2014-15 original budget and lower capital expenditure during 2014-15 (refer variance note 24 below).

14     The deferred tax asset is lower due to Seqwater grossing up its deferred tax balances for Budget and netting them off in the Actual ($850 million). In addition the deferred tax balance with WorkCover has been reduced through utilisation of tax losses and unrealised gains on investments.

15     Superannuation liabilities were $2.228 billion higher than Budget due to actuarial losses resulting from lower Commonwealth bond yields at 30 June 2015 compared to those used to discount the defined benefit obligations at the time of the 2014-15 Budget.

16     Other employee benefits are $886 million lower than Budget due mainly to a lower than estimated long service leave liability at 30 June 2014 ($196 million) and a larger than anticipated actuarial adjustment following the triennial assessment of the long service liability by the State Actuary ($436 million). In addition salaries payable were $161 million lower than budgeted for at 30 June 2015.

17     The $5.036 billion decrease in borrowings compared to the 2014-15 original budget is mainly due to the opening balance adjustment of $3.576 billion as a result of lower borrowings in 2013-14, lower net borrowings in 2014-15 of $1.626 billion and the derecognition of the finance lease liability associated with the Translational Research Institute Facility (see variance note 11 above).

18     The deferred tax liability is lower due to Seqwater grossing up its deferred tax balances (see variance note 14 above), partly offset by tax effect of the revaluation of its infrastructure. In addition, the deferred tax balances in relation to Energex and Ergon have reduced following the derecognition of regulated revenue receivables.

Cash Flow Statement

19     The variance in grants and subsidies received is consistent with the Operating Statement but is also impacted by a receivable at year end for health funding from the Commonwealth.

20     The variance in receipts from sales of goods and services arises from the Operating Statement as well as lower than budgeted receivables at year end.

21     Higher income tax equivalent ($115 million) and dividend ($88 million) receipts are mainly from the electricity distributors.

22     The variance to budget in other receipts is consistent with the Operating Statement.

23     The variance in payments for goods and services is largely consistent with the Operating Statement.

24     Payments for grants and subsidies are $569 million lower than budget. This differs from the increased grant expense in the Operating Statement because that increase largely arises from a non-cash grant of assets in relation to the Gold Coast Light Rail Project to the Gold Coast City Council. In addition, the Operating Statement variance includes an accrual for Local Government Financial Assistance Grants which had not been on-passed to local government at 30 June 2015.

25     The lower payments for property, plant and equipment of $1.193 billion compared to the 2014-15 original budget, largely reflect revised timing of capital spending and deferrals for a number of projects (including NDRRA) in the Department of Transport and Main Roads and Queensland Health.

26     Net cash outflows from liquidity purposes are $417 million higher than 2014-15 Budget. This was mainly due to lower than expected sale of investments to meet superannuation beneficiary payments.

27     Net cash inflows from financing activities decreased $1.394 billion from the 2014-15 Budget. This was largely due to higher than expected operating cash flows coupled with lower than expected net cash outflows for investment in non-financial assets, resulting in lower than expected borrowing.

6-98	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

Certificate of Queensland State Government Financial Statements

General Government Sector and Total State Sector Consolidated Financial Statements 2014-15

Management Certificate

The foregoing GGS and Total State Sector consolidated financial statements have been prepared pursuant to section 25(1)(a) and (b) of the Financial Accountability Act 2009 and other prescribed requirements.

In our opinion and in terms of section 25(3) of the Financial Accountability Act 2009, we certify that the GGS and Total State Sector consolidated financial statements have been properly drawn up, under the prescribed requirements, to present a true and fair view of:

(i)	the financial operations and cash flows of the Government of Queensland for the financial year; and

(ii)	the financial position of the Government of Queensland at 30 June 2015.

At date of certification of the statements, we are not aware of any material circumstances that would render any particulars included in the GGS and Total State Sector consolidated financial statements misleading or inaccurate.

David Newby, CA	Jim Murphy	Curtis Pitt MP
Director, Whole of Government Reporting	Under Treasurer	TREASURER AND
Queensland Treasury	Queensland Treasury	MINISTER FOR EMPLOYMENT AND
INDUSTRIAL RELATIONS
MINISTER FOR ABORIGINAL AND
TORRES STRAIT ISLANDER PARTNERSHIPS

Date    3 December 2015

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-99

INDEPENDENT AUDITOR’S REPORT

To the Treasurer of Queensland

Report on the Financial Report

I have audited the accompanying financial report of the Government of Queensland including General Government Sector and Total State Sector, which comprises the balance sheet as at 30 June 2015, and the operating statement, statement of changes in net assets (equity), and cash flow statement for the year ended on that date, a summary of significant accounting policies, other explanatory notes and the certificates given by the Treasurer, Under Treasurer and the Director, Whole of Government Reporting. The financial report includes the consolidated financial statements of the Government of Queensland and the entities it controlled at the year’s end or from time to time during the financial year.

Responsibility for the Financial Report

The Treasurer, through Queensland Treasury, is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Accountability Act 2009 and with Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting. AASB 1049 requires compliance with other applicable Australian Accounting Standards. This responsibility includes such internal control as the Treasurer determines is necessary to enable the preparation of the financial report that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. Those auditing standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance about whether the financial report is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers the entity’s internal control relevant to the entity’s preparation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Treasurer, as well as evaluating the overall presentation of the financial report and any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

My opinion does not provide assurance on the underlying assumptions used in formulating the Budget figures disclosed in the financial statements.

Independence

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Opinion

In accordance with s.42 of the Auditor-General Act 2009 -

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion -

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up under prescribed requirements so as to present a true and fair view, of the financial operations and cash flows of the Government of Queensland for the financial year 1 July 2014 to 30 June 2015 and of the financial position as at the end of that year.

6-100	Audited Consolidated Financial Statements 2014–15 – Government of Queensland

INDEPENDENT AUDITOR’S REPORT continued

Matters Relating to the Electronic Presentation of the Audited Financial Report

This auditor’s report relates to the financial report of the Government of Queensland including General Government Sector and Total State Sector for the year ended 30 June 2015. Where the financial report is included on Queensland Treasury’s website, the Accountable Officer is responsible for the integrity of the Department’s website and I have not been engaged to report on the integrity of the Department’s website and I have not been engaged to report on the integrity of the Department’s website. The auditor’s report refers only to the subject matter described above. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements or otherwise included with the financial report. If users of the financial report are concerned with the inherent risks arising from publication on a website, they are advised to refer to the hard copy of the audited financial report to confirm the information contained in this website version of the financial report.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

A M GREAVES FCA Auditor-General of Queensland

Audited Consolidated Financial Statements 2014–15 – Government of Queensland	6-101